AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996

                                                REGISTRATION NO. 333-14759

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1

                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT

                                  UNDER

                        THE SECURITIES ACT OF 1933

                               ----------------

                             RITE AID CORPORATION
                                30 HUNTER LANE
                         CAMP HILL, PENNSYLVANIA 17011
                                (717) 761-2633
           (EXACT NAME, ADDRESS AND TELEPHONE NUMBER OF REGISTRANT)

        DELAWARE                     5912                    23-1614034
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     OF INCORPORATION)

                              ----------------

                            FRANKLIN C. BROWN, ESQ.
                           EXECUTIVE VICE PRESIDENT
                            AND CHIEF LEGAL COUNSEL
                             RITE AID CORPORATION
                                30 HUNTER LANE
                         CAMP HILL, PENNSYLVANIA 17011
                                (717) 761-2633
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

ROBERT A. PROFUSEK, ESQ.    ELLIOT S. GERSON, ESQ.     EDMUND M. KAUFMAN, ESQ.
  JONES, DAY, REAVIS &       RITE AID CORPORATION        IRELL & MANELLA LLP
          POGUE                 30 HUNTER LANE          333 SOUTH HOPE STREET
  599 LEXINGTON AVENUE   CAMP HILL, PENNSYLVANIA 17011 LOS ANGELES, CALIFORNIA
NEW YORK, NEW YORK 10022                                        90071
     (212) 326-3939                                        (213) 620-1555

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

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


                             LOGO OF RITE AID

                            NOVEMBER 12, 1996

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of Rite Aid Corporation to be held at the Holiday Inn Harrisburg East, 4751 Lindle Road, Harrisburg, Pennsylvania, on Thursday, December 12, 1996, at 9:30 a.m., Eastern Time.

  At the Rite Aid Special Meeting, stockholders will be asked to adopt the Agreement and Plan of Merger between Rite Aid and Thrifty PayLess Holdings, Inc., as amended (the "Merger Agreement"), and the issuance of Rite Aid Common Stock to Thrifty PayLess stockholders pursuant thereto. The Merger Agreement provides for the merger of Thrifty PayLess with and into Rite Aid. In the Merger, Thrifty PayLess Common Stock will be converted into Rite Aid Common Stock based on an exchange ratio of 0.65 shares of Rite Aid Common Stock for each share of Thrifty PayLess Common Stock. In addition, pursuant to the Merger Agreement, Rite Aid's Certificate of Incorporation will be amended in order, among other things, to increase the number of shares of authorized Rite Aid Common Stock from 240 million to 300 million.

  The Merger, the Merger Agreement and the terms and conditions thereof are more fully described in the accompanying Joint Proxy Statement/Prospectus. We urge you to review this material carefully.

  Rite Aid's Board of Directors has unanimously determined that the Merger and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of Rite Aid, has approved the Merger Agreement and recommends that Rite Aid stockholders vote "for" adoption of the Merger Agreement.

  The acquisition of Thrifty PayLess is an integral part of Rite Aid's strategy to operate drug stores in large, fast-growing metropolitan areas. During fiscal 1998, we plan to close the Thrifty PayLess headquarters in Wilsonville, Oregon. This closing combined with increased purchasing efficiencies should enhance Rite Aid's earnings for the year. In addition, Rite Aid intends to rapidly install its proprietary technology into all Thrifty PayLess stores. Over the next three years, we anticipate that the results at the Thrifty PayLess stores will more closely mirror the Rite Aid stores. The combined company will operate over 3,500 stores and have revenues greater than $10 billion. Our emphasis on technology and marketing are designed to position us as an attractive provider to managed care organizations.

  It is important that your shares of Rite Aid Common Stock are represented at the Special Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card in the enclosed postage paid envelope as soon as possible. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. If you attend the Special Meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

  As previously announced, Rite Aid is redeeming the so-called poison pill rights previously declared in respect of Rite Aid Common Stock. Accordingly, a check in payment of the redemption price ($0.01 per share of Common Stock owned of record as of November 12, 1996) will be mailed under separate cover. Rite Aid has been advised by its legal counsel that such amounts will be treated as dividend income for federal income tax purposes.

                                          Sincerely,

                                          /s/ Martin L. Grass
                                          Martin L. Grass

                              RITE AID CORPORATION
                                 30 HUNTER LANE
                         CAMP HILL, PENNSYLVANIA 17011

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD DECEMBER 12, 1996

                               ----------------

To the Stockholders of Rite Aid Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Rite Aid Corporation ("Rite Aid") will be held on Thursday, December 12, 1996, at 9:30 a.m., Eastern Time, at the Holiday Inn Harrisburg East, 4751 Lindle Road, Harrisburg, Pennsylvania, for the following purposes:

    1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 13, 1996, as amended (the "Merger Agreement"), providing for the merger (the "Merger") of Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") with and into Rite Aid, the issuance of shares of Rite Aid Common Stock pursuant to the Merger Agreement and the amendment of Rite Aid's Certificate of Incorporation pursuant to the Merger Agreement in order to increase the total number of authorized shares of Rite Aid Common Stock from 240 million to 300 million, simplify the purpose clause, remove certain obsolete provisions and effect certain other minor technical amendments, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Information regarding the matters to be acted upon at the Special Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this notice. A copy of the Merger Agreement is attached as Annex A thereto. The Joint Proxy Statement/Prospectus and the Annexes thereto form a part of this Notice.

  Only the holders of record of Rite Aid Common Stock as of the November 12, 1996 record date for the Special Meeting are entitled to notice thereof and to vote thereat or at any adjournments or postponements thereof. A list of such stockholders will be open to examination by any stockholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting during ordinary business hours at KPMG Peat Marwick LLP's offices, 225 Market Street, Harrisburg, Pennsylvania. The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Rite Aid Common Stock outstanding on the record date for the Special Meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ I. Lawrence Gelman

                                                 I. Lawrence Gelman
                                            Vice President and Secretary

November 12, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING.

                         LOGO OF THRIFTY PAYLESS

                           NOVEMBER 12, 1996

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of Thrifty PayLess Holdings, Inc. to be held at The Sheraton Grande Hotel, Caucus Room, 333 South Figueroa Street, Los Angeles, California on December 12, 1996 at 9:00 a.m., Pacific Standard Time.

  The purpose of the Thrifty PayLess Special Meeting is to consider a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 13, 1996, as amended, between Thrifty PayLess and Rite Aid Corporation. The Merger Agreement provides for Thrifty PayLess' acquisition by Rite Aid through the merger of Thrifty PayLess into Rite Aid, with Rite Aid surviving the merger, and related transactions.

  Pursuant to the merger, each share of Class A Common Stock and Class B Common Stock of Thrifty PayLess (other than shares owned by Thrifty PayLess as treasury stock, shares held by Rite Aid or any wholly owned subsidiary of Rite Aid or Thrifty PayLess, and shares of Class A Common Stock as to which appraisal rights have been properly exercised and perfected) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive 0.65 shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of Rite Aid (the "Exchange Ratio"), which shares will be listed on the New York Stock Exchange. In addition, upon consummation of the merger, each outstanding option or warrant to purchase shares of Thrifty PayLess Common Stock will be accelerated and converted automatically into a right to receive an amount of cash equal to (i) 65% of the closing sales price per share of Rite Aid Common Stock on the New York Stock Exchange as reported on the New York Stock Exchange Composite Tape for the date on which the merger becomes effective, minus the exercise price per share under the applicable option or warrant, times (ii) the number of shares of Thrifty PayLess Common Stock purchasable upon exercise of such option or warrant. The obligation of Thrifty PayLess to consummate the merger is subject, at Thrifty PayLess' option, to a minimum price condition with respect to the Rite Aid Common Stock and certain other conditions, as described more fully in the enclosed Joint Proxy Statement/Prospectus.

  Your Board of Directors, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby (including the merger) as being in the best interests of Thrifty PayLess and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE MERGER). Our recommendation and our reasons for it, as well as the background of the transaction, certain risks associated therewith, required regulatory approvals and other conditions to closing and other important information regarding the transaction are set forth in the accompanying Joint Proxy Statement/Prospectus.

  Rite Aid has entered into a Stockholder Agreement with each of Thrifty PayLess' two largest stockholders, Green Equity Investors, L.P. and Kmart Corporation, pursuant to which such stockholders have each agreed, among other things, to vote all shares of Thrifty PayLess Common Stock owned by each of them in favor of adoption of the Merger Agreement and the transactions contemplated thereby. As of the date of this letter, such stockholders own an aggregate of 24,998,513 shares, or approximately 42%, of outstanding Thrifty PayLess Common Stock.

  Your vote is important, regardless of the number of shares you own. Adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Thrifty PayLess Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, whether or not you plan to attend the Thrifty PayLess Special Meeting, you are urged to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Thrifty PayLess Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend such meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of Thrifty PayLess at Thrifty PayLess' principal executive offices prior to the Thrifty PayLess Special Meeting or by attending the Thrifty PayLess Special Meeting and voting in person.

                                      Sincerely,

                                      /s/ Leonard I. Green
                                      Leonard I. Green
                                      Chairman of the Board

                        THRIFTY PAYLESS HOLDINGS, INC.
                             9275 S.W. PEYTON LANE
                           WILSONVILLE, OREGON 97070

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD DECEMBER 12, 1996

                               ----------------

To the Stockholders of Thrifty PayLess Holdings, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Thrifty PayLess Holdings, Inc., a Delaware corporation ("Thrifty PayLess"), will be held on Thursday, December 12, 1996 at 9:00 a.m., Pacific Standard Time, at The Sheraton Grande Hotel, Caucus Room, 333 South Figueroa Street, Los Angeles, California (the "Thrifty PayLess Special Meeting"), for the following purposes:

      1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 13, 1996, as amended (the "Merger Agreement"), between Thrifty PayLess and Rite Aid Corporation, a Delaware corporation ("Rite Aid"), which provides for, among other things, the following: (i) the acquisition of Thrifty PayLess by Rite Aid through the merger (the "Merger") of Thrifty PayLess with and into Rite Aid, with Rite Aid surviving the Merger, and related transactions;
     (ii) the conversion of each share of Class A Common Stock, par value $.01 per share (the "A Common Stock"), and Class B Common Stock, par value $.01 per share (the "B Common Stock" and, together with the A Common Stock, "Thrifty PayLess Common Stock"), of Thrifty PayLess (other than shares owned by Thrifty PayLess as treasury stock, shares held by Rite Aid or any wholly owned subsidiary of Rite Aid or Thrifty PayLess, and shares of A Common Stock as to which appraisal rights have been properly exercised and perfected) into the right to receive 0.65 shares of duly authorized, validly issued, fully paid and nonassessable Common Stock, par value $1.00 per share (the "Rite Aid Common Stock"), of Rite Aid; and (iii) the conversion of each outstanding option or warrant to purchase shares of Thrifty PayLess Common Stock into a right to receive an amount of cash equal to (a) 65% of the closing sales price per share of Rite Aid Common Stock on the New York Stock Exchange as reported on the New York Stock Exchange Composite Tape for the date on which the Merger becomes effective, minus the exercise price per share under the applicable option or warrant, times (b) the number of shares of Thrifty PayLess Common Stock purchasable upon exercise of such option or warrant.

      2. To transact such other business as may properly come before the Thrifty PayLess Special Meeting or any adjournments or postponements thereof.

  Information regarding the matters to be voted upon at the Thrifty PayLess Special Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this Notice. A copy of the Merger Agreement is attached as Annex A thereto. The Joint Proxy Statement/Prospectus and the Annexes thereto form a part of this Notice, and stockholders are urged to read such information carefully.

  Only holders of record of Thrifty PayLess Common Stock as of the November 12, 1996 record date for the Thrifty PayLess Special Meeting (the "Record Date") are entitled to notice thereof and to vote thereat or at any adjournments or postponements thereof. A list of such stockholders will be open to examination by any stockholder at the Thrifty PayLess Special Meeting and for a period of ten days prior to the date of the Thrifty PayLess Special Meeting during ordinary business hours at the offices of Thrifty PayLess' counsel, Irell & Manella LLP, 333 South Hope Street, Suite 3300, Los Angeles, California. Adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of record of a majority of the shares of A Common Stock and B Common Stock outstanding on the Record Date, voting together as a single class.

                                          By Order of the Board of Directors

                                                   /s/ Gary S. Meade

                                                     Gary S. Meade,
                                                        Secretary

November 12, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE THRIFTY PAYLESS SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE THRIFTY PAYLESS SPECIAL MEETING.


PLEASE DO NOT SUBMIT ANY OF YOUR THRIFTY PAYLESS COMMON STOCK CERTIFICATES AT THIS TIME. FOLLOWING CONSUMMATION OF THE MERGER, YOU WILL BE GIVEN INSTRUCTIONS REGARDING THE PROCEDURE WHEREBY THRIFTY PAYLESS COMMON STOCK CERTIFICATES CAN BE EXCHANGED FOR RITE AID COMMON STOCK CERTIFICATES.

              SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1996

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                           JOINT PROXY STATEMENT OF

                             RITE AID CORPORATION
                                      AND
                        THRIFTY PAYLESS HOLDINGS, INC.

                       SPECIAL MEETINGS OF STOCKHOLDERS

                     TO BE HELD ON DECEMBER 12, 1996

                               ----------------

                      PROSPECTUS OF RITE AID CORPORATION

                               ----------------

  This Joint Proxy Statement/Prospectus relates to an Agreement and Plan of Merger, dated as of October 13, 1996, as amended (the "Merger Agreement"), between Rite Aid Corporation ("Rite Aid") and Thrifty PayLess Holdings, Inc. ("Thrifty PayLess"). The Merger Agreement provides for the merger of Thrifty PayLess into Rite Aid (the "Merger"), as a result of which, among other things, each share of Class A Common Stock ("A Common Stock") and Class B Common Stock ("B Common Stock" and, together with A Common Stock, "Thrifty PayLess Common Stock") of Thrifty PayLess will be converted into the right to receive 0.65 shares of Rite Aid Common Stock, all as more fully described herein (see "The Merger--General"). This Joint Proxy Statement/Prospectus is being furnished to stockholders of Rite Aid and Thrifty PayLess in connection with the solicitation of proxies by the respective Boards of Directors of Rite Aid and Thrifty PayLess at the respective special meetings of stockholders (or any adjournments or postponements thereof) of each company, both to be held on December 12, 1996 (the "Rite Aid Special Meeting" and the "Thrifty PayLess Special Meeting," respectively, and, collectively, the "Special Meetings"). Rite Aid has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Rite Aid Common Stock issuable in connection with the Merger. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Rite Aid filed as a part of such Registration Statement.

  Rite Aid Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "RAD." Thrifty PayLess B Common Stock is also listed on the NYSE under the symbol "TPD." On the last trading day prior to the date of this Joint Proxy Statement/Prospectus, the average of the high and low sales prices of Rite Aid Common Stock, as reported on the NYSE Composite Tape, was $35.25, and the average of the high and low sales prices of Thrifty PayLess B Common Stock, as reported on the NYSE Composite Tape, was $22.5625.

  The information contained or incorporated by reference herein with respect to Rite Aid and its subsidiaries (including, without limitation, the information contained herein under "Unaudited Pro Forma Condensed Consolidated Financial Data" and the assumptions underlying such information) has been provided by Rite Aid and the information contained or incorporated by reference herein with respect to Thrifty PayLess and its subsidiaries has been provided by Thrifty PayLess.

  THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF RITE AID AND THRIFTY PAYLESS ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

THE SECURITIES TO  BE ISSUED IN CONNECTION WITH THE TRANSACTION  HAVE NOT BEEN
 APPROVED OR  DISAPPROVED BY  THE SECURITIES AND  EXCHANGE COMMISSION  OR ANY
  STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Rite Aid and Thrifty PayLess on or about November 13, 1996.

                               ----------------

 THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER 12, 1996.

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

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
SUMMARY...................................................................   3
  The Companies...........................................................   3
  Rite Aid Special Meeting................................................   4
  Thrifty PayLess Special Meeting.........................................   5
  The Merger..............................................................   6
  Appraisal Rights For Certain Thrifty PayLess Stockholders...............   9
  Comparative Market Prices and Dividends.................................  10
  Unaudited Comparative Per Share Data....................................  12
  Selected Historical Financial Data of Rite Aid..........................  13
  Selected Historical Financial Data of Thrifty PayLess...................  15
  Selected Unaudited Summary Pro Forma Financial Data.....................  16
THE MEETINGS..............................................................  17
  Rite Aid Special Meeting................................................  17
  Thrifty PayLess Special Meeting.........................................  17
  Quorum..................................................................  17
  Record Date; Voting Rights..............................................  18
  Required Vote...........................................................  18
  Share Ownership of Officers, Directors and Certain Stockholders.........  18
  Proxies.................................................................  19
  Solicitation of Proxies.................................................  19
THE MERGER................................................................  19
  General.................................................................  19
  Background of the Merger................................................  20
  Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board.  22
  Opinion of DLJ..........................................................  23
  Thrifty PayLess' Reasons for the Merger; Recommendation of the Thrifty
   PayLess Board..........................................................  27
  Opinion of Goldman Sachs................................................  29
  Certain Federal Income Tax Consequences.................................  33
  Interests of Certain Persons and Employee Matters.......................  33
  Directors' and Officers' Insurance and Indemnification..................  37
  Certain Projected Financial Information.................................  37
  Refinancing of Certain Thrifty PayLess Indebtedness.....................  38
  Accounting Treatment....................................................  39
  Certain Legal Matters; Regulatory Approvals.............................  39
  Appraisal Rights........................................................  39
  Amendment of Rite Aid Certificate of Incorporation......................  42
  Resales of Rite Aid Common Stock........................................  43
  New York Stock Exchange Listing.........................................  44
THE MERGER AGREEMENT......................................................  44
  General.................................................................  44
  Interim Operations of Thrifty PayLess...................................  45
  Interim Operations of Rite Aid..........................................  47
  No Solicitation.........................................................  47
  Rite Aid Standstill Provision...........................................  48
  Representations and Warranties..........................................  49
  Conditions to the Merger................................................  49
  Termination.............................................................  50

                                                                           PAGE
                                                                           ----
  Termination Fees........................................................  50
  Other Fees and Expenses.................................................  51
  Other Covenants.........................................................  51
GEI/KMART STOCKHOLDER AGREEMENTS..........................................  51
  Voting of Thrifty PayLess Common Stock..................................  51
  Subsequent Stockholder Actions..........................................  52
  Payment to Rite Aid of Certain Amounts Received.........................  52
  Standstill Provisions...................................................  53
  No Solicitation.........................................................  53
  Restriction on Transfer, Proxies and Non-Interference...................  53
  Termination.............................................................  53
  Registration Rights.....................................................  54
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA.................  55
  Unaudited Pro Forma Condensed Consolidated Statement of Operations
   for the 26 Weeks Ended August 31, 1996.................................  56
  Unaudited Pro Forma Condensed Consolidated Statement of Operations
   for the Fiscal Year Ended March 2, 1996................................  57
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of August
   31, 1996...............................................................  58
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Data......  59
DESCRIPTION OF RITE AID CAPITAL STOCK.....................................  62
  Rite Aid Preferred Stock................................................  62
  Rite Aid Common Stock...................................................  62
  Change of Control.......................................................  62
  Charter Provisions......................................................  63
COMPARISON OF STOCKHOLDER RIGHTS..........................................  64
  General.................................................................  64
  Voting Rights...........................................................  64
  Other Charter Provisions................................................  64
LEGAL MATTERS.............................................................  65
EXPERTS...................................................................  65
STOCKHOLDERS' PROPOSALS...................................................  66
ANNEXES
  The Merger Agreement....................................................   A
  Opinion of Donaldson, Lufkin & Jenrette Securities Corporation..........   B
  Opinion of Goldman, Sachs & Co..........................................   C
  Section 262 of the DGCL.................................................   D

                             AVAILABLE INFORMATION

CERTAIN FILINGS AND OTHER INFORMATION

  Each of Rite Aid and Thrifty PayLess is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports, proxy statements and other information also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information relating to Rite Aid and Thrifty PayLess also may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and, in the case of Rite Aid, from the PSE, 301 Pine Street, San Francisco, California 94104. The Commission maintains a Web site that contains reports, proxy statements and other information filed electronically by Rite Aid and Thrifty PayLess with the Commission which can be accessed over the Internet at http://www.sec.gov.

  Rite Aid has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Rite Aid Common Stock to be issued pursuant to the Merger Agreement. As permitted under the Securities Act and the Exchange Act, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information can be inspected and copied or obtained from the Commission in the manner described above. Statements contained in this Joint Proxy Statement/Prospectus, or in any document incorporated in this Joint Proxy Statement/Prospectus by reference, as to the contents of any other document referred to herein or therein are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such other document filed as an exhibit to the Registration Statement or such other document.

CERTAIN FORWARD-LOOKING STATEMENTS AND MERGER CONSIDERATIONS

  This Joint Proxy Statement/Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Rite Aid and Thrifty PayLess that are based on the beliefs of the management of Rite Aid or Thrifty PayLess, as applicable, as well as assumptions made by and information currently available to the managements of Rite Aid or Thrifty PayLess, as applicable. When used in this Joint Proxy Statement/Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Rite Aid, Thrifty PayLess or the management of either of them, identify forward-looking statements. Such statements, which include, without limitation, the matters set forth herein under "The Merger--Certain Projected Financial Information" and "Unaudited Pro Forma Condensed Consolidated Financial Data," reflect the current views of Rite Aid or Thrifty PayLess, as applicable, with respect to future events, the outcome of which is subject to certain risks, including among others (i) competition from other drug store chains, supermarkets, membership clubs and other retailers as well as third party plans and mail order providers, (ii) the continued efforts of third party payors to reduce prescription drug costs, and (iii) possible federal and state health care reform initiatives to reduce governmental health costs. In addition, Thrifty PayLess' consolidated federal income tax returns for fiscal years 1992 through 1994 are currently being audited by the Internal Revenue Service (the "IRS"), which has challenged and/or raised issues with respect to certain positions adopted by Thrifty PayLess (see the registration statement of Thrifty PayLess referenced in the Form 8-K referred to in item 7 under "Incorporation of Certain Documents by Reference"). The forward looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of Rite Aid following the Merger, including Rite Aid's ability successfully to integrate the operations of Rite Aid and Thrifty PayLess (particularly in light of the different merchandising strategies and store sizes and the geographic separation of the two chains) while continuing to manage the day-to-day business of the combined company, pricing pressures, shifts in market demand and general economic conditions, all of which are factors that may affect the timing and realization of cost savings and other synergistic benefits of the Merger assumed by Rite Aid. See "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Stockholders of Rite Aid and Thrifty PayLess are urged to consider the foregoing considerations in evaluating the information contained herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Joint Proxy Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, upon request from, in the case of documents relating to Rite Aid, Franklin C. Brown, Esq., Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, telephone number (717) 761-2633, and in the case of documents relating to Thrifty PayLess, Gary S. Meade, Esq., Thrifty PayLess Holdings, Inc., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, telephone number (503) 682-4100. In order to ensure timely delivery of these documents, any request should be made by December 4, 1996.

  The following documents which have been filed by Rite Aid or Thrifty PayLess, as the case may be, pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. Rite Aid's Annual Report on Form 10-K for the fiscal year ended March 2, 1996;

  2. Rite Aid's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 1, 1996 and August 31, 1996;

  3. Rite Aid's Current Report on Form 8-K, dated April 29, 1996;

  4. The description of capital stock of Rite Aid, including Rite Aid Common Stock, that is contained in the Registration Statement filed under the Exchange Act under File No. 2-28883, including all amendments or reports filed for the purpose of updating such description;

  5. Thrifty PayLess' Annual Report on Form 10-K for the fiscal year ended October 1, 1995;

  6. Thrifty PayLess' Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1995, March 31, 1996 and June 30, 1996; and

  7. Thrifty PayLess' Current Report on Form 8-K, dated October 24, 1996.

  The information relating to Rite Aid and Thrifty PayLess contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

  All documents filed by either Rite Aid or Thrifty PayLess pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings will be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and be a part hereof from the dates of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER RITE AID OR THRIFTY PAYLESS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RITE AID OR THRIFTY PAYLESS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and does not purport to be complete. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein. Stockholders are urged to review carefully this Joint Proxy Statement/Prospectus, the Merger Agreement attached hereto as Annex A and the other Annexes attached hereto. Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Merger Agreement.

THE COMPANIES

  Rite Aid. Rite Aid, incorporated in 1968, is one of the largest retail drug store chains in the United States. As of August 31, 1996, Rite Aid operated 2,796 drug stores, averaging within a range of approximately 7,200 to 11,000 square feet per store in size, in 21 states and the District of Columbia and employed over 36,000 employees. Pharmacy service forms the core of Rite Aid's business, with prescriptions accounting for 56.4% of drug store sales in the 26 week period ended August 31, 1996. Rite Aid's drug stores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have recently been added in select locations. Rite Aid's Eagle managed care subsidiary markets prescription plans and sells other managed health care services to large employers and government-sponsored employee benefit programs. Rite Aid is a Delaware corporation with its principal executive offices located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of Rite Aid at such offices is (717) 761-2633.

  Rite Aid's strategy is to operate drug stores in large, fast-growing metropolitan areas. Following the Merger, and giving effect to the Southeast Dispositions described below, Rite Aid will be the largest drug store operator in the United States in terms of store count, operating in 26 states. Of the 50 largest metropolitan statistical areas in the United States, Rite Aid will operate in 25 and will be the largest or second largest drug store operation in 21 of those metropolitan areas. In connection with the announcement of the Merger Agreement, Rite Aid also announced that it plans to dispose of all of its 270 stores in Alabama, Florida, Georgia and North and South Carolina (collectively, the "Southeast Dispositions"), and that in connection therewith Rite Aid entered into an agreement to sell its approximately 200 stores in North and South Carolina to Thrift Drug, Inc.

  As soon as is reasonably practicable following the Merger, Rite Aid expects to rename all Thrifty PayLess stores "Rite Aid" and integrate them with Rite Aid's operations, to refinance substantially all of Thrifty PayLess' existing debt (to the extent practicable), to close Thrifty PayLess' Wilsonville, Oregon headquarters and to divest Thrifty PayLess' Bi-Mart membership discount stores. Rite Aid expects the elimination of duplicative overhead expenses and the combined company's enhanced purchasing efficiencies to result in annual cost savings of at least $65.0 million. Rite Aid also believes that there are other cost-saving opportunities presented by the Merger (including lowering Thrifty PayLess' historical debt expense, distribution costs and inventory shrinkage rate), as well as opportunities for enhanced revenue growth from the increased scale of operations and geographic diversity which Rite Aid will have after the Merger. In addition, the application of Rite Aid's systems and technology to Thrifty PayLess' operations should result in greater efficiencies. Giving effect to expected cost reductions resulting from the Merger, the Merger is expected by Rite Aid to be accretive to its earnings in the fiscal year ended February 28, 1998 and thereafter. See "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board."

  Thrifty PayLess. Thrifty PayLess (originally known as TCH Corporation) was formed in 1992 by Green Equity Investors, L.P. ("GEI"), whose general partner is Leonard Green & Associates, L.P. ("LGA"), when Thrifty PayLess acquired Thrifty Corporation from Pacific Enterprises (the "1992 Thrifty Acquisition"). In April 1994, Thrifty PayLess acquired (the "1994 PayLess Acquisition") Pay Less Drug Stores Northwest, Inc.

("PayLess") from Kmart Corporation ("Kmart"). Thrifty PayLess is a holding company that, through its subsidiaries Thrifty PayLess, Inc. ("TPI") and Bi-Mart Corporation ("Bi-Mart"), operates Thrifty and PayLess drug stores and Bi-Mart membership discount stores. Thrifty PayLess' principal executive offices are located at 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, and its telephone number is (503) 682-4100. Thrifty PayLess was incorporated in Delaware in 1992.

  Thrifty PayLess is the largest drug store chain in the western United States. As of September 30, 1996, it operated over 1,000 drug stores located in California, Oregon, Washington and eight other western states. Its stores average approximately 17,500 square feet of selling space, and it has over 31,000 employees. Thrifty PayLess' primary focus is the sale of prescription drugs, which represented approximately 32% of Thrifty PayLess' total sales in its fiscal year ended October 1, 1995 (exclusive of Bi-Mart sales). Thrifty PayLess drug stores also offer a wide variety of non-pharmacy merchandise, including health and beauty aids, cosmetics, photofinishing, greeting cards, school and office supplies, seasonal merchandise, general merchandise and consumable products such as snack food, candy, ice cream and beverages, including liquor where permitted. Through Bi-Mart, Thrifty PayLess also presently operates a chain of 45 Bi-Mart membership discount stores. Bi-Mart stores feature a wide variety of general merchandise in a "no-frills" shopping format that enables Bi-Mart to provide its approximately 1.2 million members with substantial discounts from suggested retail prices.

RITE AID SPECIAL MEETING

  Purpose. The Rite Aid Special Meeting will be held at the Holiday Inn Harrisburg East, 4751 Lindle Road, Harrisburg, Pennsylvania, on December 12, 1996 at 9:30 a.m., Eastern Time, to consider and vote upon a proposal to adopt the Merger Agreement and the issuance of Rite Aid Common Stock to the holders of Thrifty PayLess Common Stock pursuant thereto. Pursuant to the Merger Agreement, among other things, (i) Thrifty PayLess will merge with and into Rite Aid, with Rite Aid as the surviving corporation in the Merger, (ii) subject to certain exceptions, each outstanding share of Thrifty PayLess Common Stock will be converted into 0.65 of a share of Rite Aid Common Stock (the "Exchange Ratio") and (iii) Rite Aid's Certificate of Incorporation will be amended in order to increase the number of authorized shares of Rite Aid Common Stock from 240 million to 300 million, simplify the purpose clause, remove certain obsolete provisions and effect certain other minor technical amendments. See "The Merger Agreement--General", "The Merger--Amendment of Rite Aid Certificate of Incorporation" and "The Meetings--Rite Aid Special Meeting." The stockholders of Rite Aid will also consider and take action upon any other business which may be properly brought before the Rite Aid Special Meeting.

  Record Date. Only holders of record of Rite Aid Common Stock at the close of business on November 12, 1996 (the "Rite Aid Record Date") are entitled to receive notice of and to vote at the Rite Aid Special Meeting. At the close of business on the Rite Aid Record Date, there were 83,928,120 shares of Rite Aid Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "The Meetings--Record Date; Voting Rights."

  Required Vote. Adoption of the Merger Agreement will require the affirmative vote of a majority of the shares of Rite Aid Common Stock outstanding as of the Rite Aid Record Date. See "The Meetings--Required Vote."

  THE BOARD OF DIRECTORS OF RITE AID (THE "RITE AID BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT RITE AID STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--RITE AID'S REASONS FOR THE MERGER; RECOMMENDATION OF THE RITE AID BOARD."

  Share Ownership of Directors and Officers. At the close of business on the Rite Aid Record Date, directors and executive officers of Rite Aid and their affiliates were the beneficial owners of an aggregate of approximately 4,814,062 (approximately 5.7%) of the shares of Rite Aid Common Stock then outstanding. See "The Meetings--Share Ownership of Officers, Directors and Certain Stockholders."

THRIFTY PAYLESS SPECIAL MEETING

  Purpose. The Thrifty PayLess Special Meeting will be held at The Sheraton Grande Hotel, Caucus Room, 333 South Figueroa Street, Los Angeles, California, on December 12, 1996 at 9:00 a.m., Pacific Standard Time, to consider and vote upon a proposal to adopt the Merger Agreement. See "The Meetings--Thrifty PayLess Special Meeting."

  Record Date. Only holders of record of Thrifty PayLess Common Stock at the close of business on November 12, 1996 (the "Thrifty PayLess Record Date") are entitled to receive notice of and to vote at the Thrifty PayLess Special Meeting. At the close of business on the Thrifty PayLess Record Date, there were 59,501,807 shares of Thrifty PayLess Common Stock outstanding (consisting of 16,804,002 shares of A Common Stock and 42,697,805 shares of B Common Stock), each of which entitles the registered holder thereof to one vote as to the adoption of the Merger Agreement. See "The Meetings--Record Date; Voting Rights."

  Required Vote. Adoption of the Merger will require the affirmative vote of a majority of the shares of A Common Stock and B Common Stock outstanding as of the Thrifty PayLess Record Date entitled to vote thereon, voting together as a single class. See "The Meetings--Required Vote."

  THE BOARD OF DIRECTORS OF THRIFTY PAYLESS (THE "THRIFTY PAYLESS BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THRIFTY PAYLESS STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--THRIFTY PAYLESS' REASONS FOR THE MERGER; RECOMMENDATION OF THE THRIFTY PAYLESS BOARD."

  Share Ownership of Officers, Directors and Certain Stockholders. At the close of business on the Thrifty PayLess Record Date, directors and executive officers of Thrifty PayLess and their affiliates were the beneficial owners of an aggregate of approximately 14,748,894 (approximately 24.8%) of the shares of Thrifty PayLess Common Stock then outstanding (which amount includes the 14,376,264 shares owned by GEI, as to which Leonard I. Green, Jonathan D. Sokoloff and Jennifer Holden Dunbar, each a director of Thrifty PayLess, may be considered a beneficial owner because they (or entities controlled by them) are general partners of LGP, which is GEI's general partner). As of the Thrifty PayLess Record Date, GEI and Kmart owned an aggregate of 24,998,513 (approximately 42%) of the shares of Thrifty PayLess Common Stock then outstanding. See "The Meetings--Share Ownership of Officers, Directors and Certain Stockholders." Pursuant to two Stockholder Agreements each dated October 13, 1996, among Rite Aid, Kmart and certain individual stockholders of Rite Aid, on the one hand, and among Rite Aid, GEI (collectively, GEI and Kmart are referred to herein as the "GEI/Kmart Stockholders") and certain individual stockholders of Rite Aid, on the other (individually, a "GEI/Kmart Stockholder Agreement" and, collectively, the "GEI/Kmart Stockholder Agreements"), each of GEI and Kmart agreed, among other things, to vote their respective shares of Thrifty PayLess Common Stock in favor of the adoption of the Merger Agreement. Such agreements substantially enhance the likelihood that the Merger will be consummated. See "The Meetings--Required Vote" and "--GEI/Kmart Stockholder Agreements." If the Merger had been consummated on the Thrifty PayLess Record Date, immediately following consummation of the Merger, GEI and Kmart would have owned approximately 7.2% and 5.3%, respectively, of the outstanding shares of Rite Aid Common Stock. Pursuant to the GEI/Kmart Stockholder Agreements, GEI and Kmart are entitled to registration rights with respect to their shares of Rite Aid Common Stock. Such rights are exercisable before or after the Effective Time in the case of Kmart and after the Effective Time in the case of GEI. See "GEI/Kmart Stockholder Agreements--Registration Rights." If Kmart were to exercise its demand registration rights prior to the Effective Time, it could be in a position to sell all of its shares of Rite Aid Common Stock promptly following the Effective Time. Kmart has not notified Rite Aid of its intentions with respect to such registration rights.

  Purchases of Thrifty PayLess Common Stock by Rite Aid. Pursuant to a letter agreement, originally dated June 5, 1996 and re-executed as of October 3, 1996 (the "Confidentiality/Standstill Agreement"), Rite Aid agreed, among other things, to certain standstill restrictions, including a restriction on Rite Aid's ability to acquire beneficial ownership of Thrifty PayLess Common Stock. The Merger Agreement modifies the Confidentiality/Standstill Agreement to permit (i) the GEI/Kmart Stockholder Agreements and (ii) the acquisition by Rite Aid of such number of additional shares of Thrifty PayLess Common Stock ("Rite Aid Permitted Purchases") which, when added to the number of shares of Thrifty PayLess Common Stock subject to the GEI/Kmart Stockholder Agreements (approximately 42% of the outstanding Thrifty PayLess Common Stock), would not exceed 55% of the total number of shares of outstanding Thrifty PayLess Common Stock (calculated on a fully diluted basis). Shares of Thrifty PayLess Common Stock so acquired by Rite Aid would be subject to certain standstill provisions contained in the Merger Agreement. See "The Merger Agreement--Rite Aid Standstill Provision."

  In connection with its approval of the Merger Agreement, the Rite Aid Board authorized the purchase of Thrifty PayLess Common Stock as described above, from time to time, in the open market or otherwise. Whether Rite Aid will so purchase Thrifty PayLess Common Stock will depend upon, among other factors, the availability and prices therefor. If Rite Aid purchases Thrifty PayLess Common Stock representing more than 9% of the voting power of all Thrifty PayLess Common Stock, its shares of Thrifty PayLess Common Stock, coupled with those subject to the GEI/Kmart Stockholder Agreements, will assure approval of the adoption of the Merger Agreement by Thrifty PayLess stockholders.

THE MERGER

  General. At the effective time of the Merger (the "Effective Time"), Thrifty PayLess will merge into Rite Aid, with Rite Aid as the surviving corporation in the Merger. The Effective Time of the Merger will be at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such subsequent date or time as Rite Aid and Thrifty PayLess agree and specify in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable after satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement unless another date is agreed to in writing by Rite Aid and Thrifty PayLess (the "Closing Date").

  The Merger Consideration. At the Effective Time of the Merger, each share of Thrifty PayLess Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Thrifty PayLess Common Stock owned by Thrifty PayLess as treasury stock, any shares of Thrifty PayLess Common Stock owned by Rite Aid or any direct or indirect wholly owned subsidiary of Rite Aid or Thrifty PayLess, and shares of A Common Stock as to which appraisal rights have been properly exercised and perfected ("Dissenting Thrifty PayLess Shares") under the Delaware General Corporation Law (the "DGCL")), will by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive 0.65 shares of duly authorized, validly issued, fully paid and nonassessable Rite Aid Common Stock. No fractional shares of Rite Aid Common Stock will be issued in connection with the Merger. In lieu of any fractional shares, Rite Aid will pay to each holder of Thrifty PayLess Common Stock otherwise entitled to receive a fractional share, an amount in cash determined by multiplying the Rite Aid Share Price (defined below) by the fractional share interest to which the holder would otherwise be entitled. As used in this Joint Proxy Statement/Prospectus, "Rite Aid Share Price" means the closing sales price per share of Rite Aid Common Stock on the NYSE as reported on the NYSE Composite Tape for the date on which the Effective Time occurs. See "The Merger Agreement--General."

  Certain Conditions to the Merger. Under the Merger Agreement, Thrifty PayLess is not obligated to consummate the Merger in the event that the average closing sales price per share of Rite Aid Common Stock as reported on the NYSE Composite Tape for the five NYSE trading days immediately preceding the Closing Date (the "Measuring Period") is less than $30.75, provided that this condition will be satisfied if such average closing sales price is less than $30.75 but at least $29.00, so long as such average closing sales price does not represent a diminution below $36.375 which, expressed as a percentage, exceeds the diminution (if any), also expressed as a percentage, of the average reported closing Dow Jones Industrial Average ("DJIA") during the

Measuring Period below 5,934, which was the DJIA closing reported on October 2, 1996 (the "Minimum Price Condition"). Thrifty PayLess has the right, however, to waive the Minimum Price Condition and any other condition to its obligations under the Merger Agreement (except for conditions imposed by law, such as the stockholder approval requirement) at any time, including after the Thrifty PayLess Stockholder Meeting. The effectiveness of the Merger is also subject to other conditions. See "The Merger Agreement--Conditions to the Merger." In the event that the Merger is not consummated prior to April 30, 1997, either party may terminate the Merger Agreement unless such party has failed to perform its obligations under the Merger Agreement and such failure causes the Merger not to be consummated by such date. See "The Merger Agreement--Termination."

  Termination Fees. In the event that any Takeover Proposal has been made known to Thrifty PayLess or any of its subsidiaries or has been made directly to its stockholders generally or a third party's intention to make a Takeover Proposal has been publicly announced and, thereafter, Thrifty PayLess fails to obtain stockholder approval of the Merger Agreement, Thrifty PayLess will be obligated to pay $37.5 million to Rite Aid (a "Termination Fee"). Thrifty PayLess will also be obligated to pay a Termination Fee to Rite Aid in the event that Rite Aid exercises its right to terminate the Merger Agreement following the withdrawal or modification in any manner adverse to Rite Aid of the Thrifty PayLess Board's approval or recommendation of the Merger or the Merger Agreement or if the Thrifty PayLess Board recommends any Takeover Proposal other than the Merger. For this purpose, the term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 14.9% or more of the assets of Thrifty PayLess and its subsidiaries, or 14.9% or more of any class of equity securities of Thrifty PayLess or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 14.9% or more of any class of equity securities of Thrifty PayLess or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Thrifty PayLess or any of its Subsidiaries other than the transactions contemplated in the Merger Agreement. In the event that (i) Thrifty PayLess terminates the Merger Agreement because, at a stockholder meeting of Rite Aid duly convened therefor and finally adjourned, Rite Aid stockholders shall not have approved the adoption of the Merger Agreement or (ii) Thrifty PayLess terminates the Merger Agreement following a Material Breach of the Merger Agreement by Rite Aid, which breach or failure is not cured within 30 days after Thrifty PayLess gives notice thereof, Rite Aid will be obligated to pay a Termination Fee to Thrifty PayLess. No Termination Fee is payable to either party pursuant to the Merger Agreement if such party is then in Material Breach of the Merger Agreement. In each case where a Termination Fee is payable by either Rite Aid or Thrifty PayLess to the other, the party paying such Termination Fee shall also pay all reasonable and documented expenses incurred by the party entitled to such Termination Fee in connection with the Merger, the GEI/Kmart Stockholder Agreements and the transactions contemplated thereby in an amount not to exceed $5 million ("Reimbursable Expenses"). See "The Merger Agreement--Termination Fees."

  Recommendation of the Rite Aid Board. The Rite Aid Board has unanimously determined that the Merger is advisable and fair to and in the best interests of the stockholders of Rite Aid and has approved the Merger Agreement. The Rite Aid Board unanimously recommends that the stockholders of Rite Aid vote in favor of the adoption of the Merger Agreement at the Rite Aid Special Meeting. For a discussion of the factors considered by the Rite Aid Board in reaching its conclusions, see "The Merger--Rite Aid's Reasons for the Merger; Recommendations of the Rite Aid Board."

  Opinion of DLJ. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered its oral opinion to the Rite Aid Board on October 12, 1996, which was confirmed by its written opinion dated October 18, 1996, to the effect that as of such dates the Exchange Ratio is fair to the stockholders of Rite Aid from a financial point of view. The full text of the DLJ opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. Rite Aid stockholders are urged to, and should, read such opinion carefully in its entirety. See "The Merger--Opinion of DLJ."

  Recommendation of the Thrifty PayLess Board. The Thrifty PayLess Board has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Merger) as being in the best interests of Thrifty PayLess and its stockholders. The Thrifty PayLess Board unanimously recommends that the stockholders of Thrifty PayLess vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby at the Thrifty PayLess Special Meeting. For a discussion of the factors considered by the Thrifty PayLess Board in reaching its conclusions, see "The Merger--Thrifty PayLess' Reasons for the Merger; Recommendations of the Thrifty PayLess Board."

  Opinion of Goldman Sachs. Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the Thrifty PayLess Board that, as of October 13, 1996, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Thrifty PayLess Common Stock. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C. Holders of Thrifty PayLess Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger--Opinion of Goldman Sachs."

  Interests of Certain Persons. In considering the recommendation of the Thrifty PayLess Board with respect to the Merger, stockholders of Thrifty PayLess should be aware that certain members of Thrifty PayLess management and of the Thrifty PayLess Board have certain interests in the Merger that are in addition to the interests of stockholders of Thrifty PayLess generally, including, among other things, the payments to be made in respect of options and warrants to acquire Thrifty PayLess Common Stock pursuant to the Merger Agreement, severance arrangements for employees of Thrifty PayLess located at its corporate headquarters, consulting agreements with certain Thrifty PayLess employees, an investment services fee payable to LGA (whose general partners include certain directors of Thrifty PayLess (or entities controlled by them)) by TPI upon consummation of the Merger, payments to certain Thrifty PayLess directors under a deferred compensation plan and certain indemnification obligations of Rite Aid to Thrifty PayLess representatives. See "The Merger-- Interests of Certain Persons and Employee Matters." Such matters were considered by the Thrifty PayLess Board in approving the Merger Agreement and the transactions contemplated thereby.

  Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization as a result of which no gain or loss will be recognized by Rite Aid or Thrifty PayLess and no gain or loss will be recognized by Thrifty PayLess stockholders upon exchange of their Thrifty PayLess Common Stock for Rite Aid Common Stock pursuant to the Merger Agreement, except in respect of cash received by holders of Thrifty PayLess Common Stock in lieu of fractional shares of Rite Aid Common Stock. It is a condition to the consummation of the Merger that Thrifty PayLess and Rite Aid receive an opinion of Jones, Day, Reavis & Pogue ("Jones Day"), counsel to Rite Aid, or Irell & Manella LLP, counsel to Thrifty PayLess, to the effect that, among other things, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger-- Certain Federal Income Tax Consequences."

  Certain Thrifty PayLess Indebtedness. Pursuant to the Merger Agreement, Rite Aid agreed to refinance certain existing debt of Thrifty PayLess. As of the Effective Time, Rite Aid intends to refinance substantially all of Thrifty PayLess' obligations under its secured bank facility ($605.4 million aggregate principal amount and $104.0 million of letters of credit outstanding at September 29, 1996). In addition, if the Merger is consummated, Rite Aid will be obligated to offer to repurchase all outstanding TPI 12 1/4% Senior Subordinated Notes due 2004 (the "TPI Sub Debt") ($195 million aggregate principal amount outstanding at September 29, 1996) at 101% of the principal amount thereof (the "Change of Control Offer"). Rite Aid is considering the possibility of making an offer to purchase all of the TPI Sub Debt at a premium that is likely to substantially exceed the premium in the Change of Control Offer, plus accrued and unpaid interest to the date of such purchase. Any such offer to purchase would be subject to various conditions, including the consummation of the Merger. There can be no assurance that any such offer to purchase will be made or as to the timing and terms thereof.

  Accounting Treatment. The Merger will be accounted for under the "purchase" method of accounting.

APPRAISAL RIGHTS FOR CERTAIN THRIFTY PAYLESS STOCKHOLDERS

  Under the DGCL, neither the holders of Rite Aid Common Stock nor the holders of Thrifty PayLess B Common Stock are entitled to appraisal rights in connection with the adoption of the Merger Agreement and the transactions contemplated thereby. Pursuant to Section 262 of the DGCL ("Section 262"), any holder of record of shares of A Common Stock who does not vote in favor of adoption of the Merger Agreement, delivers a demand for appraisal prior to the vote of Thrifty PayLess' stockholders at the Thrifty PayLess Special Meeting on the Merger Agreement and follows certain other procedures specified in Section 262 has the right to obtain cash payment for the "fair value" of his or her shares at the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger). See "The Merger--Appraisal Rights." A copy of Section 262 is attached as Annex D and should be read in its entirety by holders of A Common Stock.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  The shares of Rite Aid Common Stock are listed and principally traded on the NYSE and PSE and quoted under the symbol RAD. In April 1996, Thrifty PayLess consummated the initial public offering (the "Thrifty PayLess IPO") of its B Common Stock, at which time 29,200,000 shares were sold at an initial public offering price of $14.00 per share. Since April 16, 1996, the B Common Stock has been traded on the NYSE under the symbol "TPD." The following table sets forth, for the quarters indicated, the high and low sales prices of Rite Aid Common Stock and Thrifty PayLess B Common Stock on the NYSE as reported on the Dow Jones News Service.

                                    RITE AID

                         PERIOD ENDED                           HIGH    LOW
                         ------------                           ----    ----
Rite Aid's Fiscal Year Ended February 26, 1994:
 Quarter Ended May 29, 1993.................................... $20 7/8 $17 5/8
 Quarter Ended August 28, 1993.................................  19 1/8  16 1/4
 Quarter Ended November 27, 1993...............................  17 3/4  15 1/4
 Quarter Ended February 26, 1994...............................  19 3/8  15 1/4
Rite Aid's Fiscal Year Ended March 4, 1995:
 Quarter Ended May 28, 1994.................................... $20 3/8 $18 1/8
 Quarter Ended August 27, 1994.................................  21 1/2  18 7/8
 Quarter Ended November 26, 1994...............................   24      20
 Quarter Ended March 4, 1995...................................  26 3/8  21 5/8
Rite Aid's Fiscal Year Ended March 2, 1996:
 Quarter Ended June 3, 1995.................................... $25 1/2 $22 1/4
 Quarter Ended September 2, 1995...............................   29     24 1/4
 Quarter Ended December 2, 1995................................  32 5/8  26 5/8
 Quarter Ended March 2, 1996...................................  34 1/4  30 1/4
Rite Aid's Fiscal Year Ended March 1, 1997:
 Quarter Ended June 1, 1996.................................... $34 1/2 $28 5/8
 Quarter Ended August 31, 1996.................................  35 1/2  28 1/4
 Quarter Ended November 30, 1996 (through November 11, 1996)...  36 3/8   32

                                THRIFTY PAYLESS
                          PERIOD ENDED                          HIGH    LOW
                          ------------                          ----    ----
Thrifty PayLess' Fiscal Year Ended September 29, 1996:
 Quarter Ended June 30, 1996................................... $17 1/4 $13 3/8
 Quarter Ended September 29, 1996..............................  18 1/2  13 3/4
Thrifty PayLess' Fiscal Year Ended September 28, 1997:
 Quarter Ended December 29, 1996 (through November 11, 1996)...   23      18

  On October 11, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the highest reported sales price of Rite Aid Common Stock on the NYSE Composite Tape was $36.00 per share, the lowest reported sales price was $35.625 per share and the reported closing sales price was $35.875 per share. On November 11, 1996, the last full trading day for which information was available prior to the printing and mailing of this Joint Proxy Statement/Prospectus, the last sales prices reported for Rite Aid Common Stock on the NYSE Composite Tape was $34.875 per share.

  On October 11, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the highest reported sales price of the B Common Stock on the NYSE Composite Tape was

$18.625 per share, the lowest reported sales price was $18.25 per share, and the reported closing sales price was $18.375 per share. On November 11, 1996, the last full trading day for which information was available prior to the printing and mailing of this Joint Proxy Statement/Prospectus, the last sales prices reported for B Common Stock on the NYSE Composite Tape was $22.375 per share.

  Rite Aid has paid regular quarterly dividends on Rite Aid Common Stock since 1968. Since January 29, 1996, Rite Aid has paid regular quarterly dividends on Rite Aid Common Stock of $0.185 per share. Such rate was $0.15 per share for each of the fiscal quarters in the table above through the fiscal quarter ended November 26, 1994 and $0.17 per share for each of the subsequent fiscal quarters through the fiscal quarter ended March 2, 1996. The payment of dividends on Rite Aid Common Stock is at the discretion of the Rite Aid Board and is subject to customary limitations thereon. Rite Aid has agreed in the Merger Agreement that, prior to the Effective Time, it will not increase its current dividend rate by a greater percentage than the most recent percentage increase in its dividend rate prior to the Merger Agreement. Rite Aid also acknowledged in the Merger Agreement that its intention, as of the date of the Merger Agreement, was to continue to pay cash dividends at a rate not less than $0.185 per share.

  Thrifty PayLess has not declared any dividends on shares of Thrifty PayLess Common Stock during its last two fiscal years. In addition, the terms of Thrifty PayLess' secured bank facility and certain of its other indebtedness prohibit Thrifty PayLess from paying cash dividends or making distributions on its capital stock.

  Prior to the Thrifty PayLess IPO, there was no established public trading market for Thrifty PayLess Common Stock. However, in connection with the 1994 PayLess Acquisition, pursuant to a registered offering under the Securities Act, Thrifty PayLess issued and sold an aggregate of 1,710,000 shares of B Common Stock (the "Previously Registered Shares"). Thrifty PayLess has been informed that, from the 1994 PayLess Acquisition through the date of the Thrifty PayLess IPO, the Previously Registered Shares were traded in interdealer and over-the-counter bulletin board transactions. The bid quotations for the Previously Registered Shares during the period from December 18, 1995 through the Thrifty PayLess IPO (the only period during which Thrifty PayLess has been able to determine that bids were available for such shares) ranged from a high of $19.58 per share to a low of $12.92 per share (in each case on a pro forma basis after giving effect to the stock conversion and stock split that occurred upon consummation of the Thrifty PayLess IPO). Although the foregoing quotations have been obtained from sources believed to be reliable, no assurance can be given with respect to the accuracy thereof or as to whether other bids higher or lower than those set forth above have been quoted. In addition, such quotations reflect interdealer prices, which may not include retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

  There is currently no active public market for the A Common Stock of Thrifty PayLess. However, pursuant to Thrifty PayLess' Restated Certificate of Incorporation, at the option of the holder of A Common Stock, shares of A Common Stock may be converted on a one-for-one basis into shares of B Common Stock in connection with a sale of such stock. Accordingly, the information pertaining to market prices of Thrifty PayLess B Common Stock set forth above may also be applicable to Thrifty PayLess A Common Stock.

  Stockholders are urged to obtain current quotations for the market prices of Rite Aid Common Stock and Thrifty PayLess Common Stock. No assurance can be given as to the market price of Rite Aid Common Stock or Thrifty PayLess Common Stock at the Effective Time. The Exchange Ratio is fixed in the Merger Agreement, and decreases in the market price of Rite Aid Common Stock or Thrifty PayLess Common Stock will not prevent the consummation of the Merger except, at Thrifty PayLess' option, as provided in the Minimum Price Condition. See "The Merger Agreement--Conditions to the Merger." Accordingly, the market value of the shares of Rite Aid Common Stock that holders of Thrifty PayLess Common Stock will receive in the Merger may vary significantly from the prices shown above.

                      UNAUDITED COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical and pro forma equivalent per share data for Rite Aid Common Stock for Rite Aid's 26 weeks ended August 31, 1996 and fiscal year ended March 2, 1996, and certain historical per share data for Thrifty PayLess Common Stock for Thrifty PayLess' 26 weeks ended June 30, 1996 and 52 weeks ended December 31, 1995. The information presented herein should be read in conjunction with the selected historical financial data and unaudited pro forma condensed consolidated financial statements found elsewhere in this Joint Proxy Statement/Prospectus (see "--Selected Historical Financial Data of Rite Aid" and "--Selected Historical Financial Data of Thrifty PayLess") as well as the historical financial information incorporated herein. See "Incorporation of Certain Documents by Reference." Equivalent historical per share data are derived from audited and unaudited financial statements of Rite Aid and Thrifty PayLess, as the case may be. Equivalent pro forma per share data for Rite Aid Common Stock are derived from the unaudited pro forma condensed consolidated financial statements found elsewhere in this Joint Proxy Statement/Prospectus. See "--Comparative Market Prices and Dividends" and "Unaudited Pro Forma Condensed Consolidated Financial Data." The pro forma equivalent per share value of Thrifty PayLess Common Stock on any date equals the closing sale price of Rite Aid Common Stock on such date, as reported on the NYSE Composite Tape, multiplied by 0.65.

                                                26 WEEKS         FISCAL YEAR
                                                 ENDED              ENDED
                                           AUGUST 31, 1996(1)   MARCH 2, 1996
                                           ------------------ -----------------
Rite Aid Common Stock(2):
  Net Income
    Historical(3).........................       $  .81            $ 1.90
    Pro Forma.............................          .60              1.37
  Book Value (at period end)
    Historical............................        13.61             13.16
    Pro Forma.............................        19.97             19.66
  Cash Dividends Declared
    Historical............................          .37              .695
    Pro Forma.............................          .37              .695
                                                26 WEEKS          52 WEEKS
                                                 ENDED              ENDED
                                             JUNE 30, 1996    DECEMBER 31, 1995
                                           ------------------ -----------------
Thrifty PayLess Common Stock:
  Income (loss) from continuing operations
   before extraordinary loss
    Historical............................       $ (.01)           $ (.45)
    Pro Forma.............................          .39               .89
  Book Value
    Historical............................         6.30              5.29
    Pro Forma.............................        12.98             12.78
  Cash Dividends Declared
    Historical............................          -0-               -0-
    Pro Forma.............................          .24               .45

--------
(1) The pro forma financial information has been prepared assuming the Merger occurred at the beginning of the respective periods using a 0.65 Exchange Ratio of shares of Rite Aid Common Stock for shares of Thrifty PayLess Common Stock.
(2) The per share amounts used in the pro forma calculations were computed by adding the number of shares of Rite Aid Common Stock to be issued in the Merger to the actual number of outstanding shares of Rite Aid Common Stock for the respective periods.
(3) Net income for the 26 week period ended August 31, 1996 reflects a nonrecurring, pre-tax charge of $16.1 million to write off expenses associated with Rite Aid's attempted acquisition of Revco D.S. Inc. The charge resulted in an after-tax effect of $9.9 million or $0.12 per share.

                 SELECTED HISTORICAL FINANCIAL DATA OF RITE AID
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

  The following table sets forth certain selected historical consolidated financial data of Rite Aid for each of its last five fiscal years and selected unaudited financial data for Rite Aid's 26 week periods ended August 31, 1996 and September 2, 1995, which are incorporated by reference in this Joint Proxy Statement/Prospectus and should be read in conjunction therewith and the Notes thereto. See "Incorporation of Certain Documents by Reference." Interim unaudited financial information for the periods presented is derived from the unaudited books and records of Rite Aid and includes, in the opinion of the management of Rite Aid, all adjustments necessary to present fairly, in all material respects, the information for each period. Such adjustments include only normal recurring adjustments. Such data is not necessarily indicative of an entire year's results or future operating results.

                          TWENTY-SIX WEEKS ENDED                     FISCAL YEAR ENDED
                         ------------------------ --------------------------------------------------------
                         AUGUST 31,  SEPTEMBER 2, MARCH 2, MARCH 4, FEBRUARY 26, FEBRUARY 27, FEBRUARY 29,
                            1996         1995       1996     1995       1994         1993         1992
                         ----------- ------------ -------- -------- ------------ ------------ ------------
                               (UNAUDITED)
INCOME STATEMENT DATA:
 Net Sales..............  $2,828.4     $2,683.2   $5,446.0 $4,533.9   $4,058.7     $3,833.6     $3,530.6
 Income from Continuing
  Operations Before
  Taxes(1)..............     109.9        113.4      256.2    231.5       45.7        200.6        187.2
 Income (Loss) from
  Discontinued
  Operations(3).........       --           --         --       --       (16.9)         8.6          9.0
 Net Income(1)..........      67.9         69.3      158.9    141.3        9.3        132.4        124.0
PER SHARE INFORMATION:
 Continuing Operations..       .81          .83       1.90     1.67        .30         1.41         1.32
 Discontinued
  Operations............       --           --         --       --        (.19)         .10          .11
 Net Income per
  Share(1)..............       .81          .83       1.90     1.67        .11         1.51         1.43
                                                     AS OF FISCAL PERIOD ENDED
                         ---------------------------------------------------------------------------------
                         AUGUST 31,               MARCH 2, MARCH 4, FEBRUARY 26, FEBRUARY 27, FEBRUARY 29,
                            1996                    1996     1995       1994         1993         1992
                         -----------              -------- -------- ------------ ------------ ------------
                         (UNAUDITED)
BALANCE SHEET DATA:
 Current Assets.........  $1,520.5                $1,465.0 $1,373.2   $1,125.4     $1,079.7     $  999.2
 Property, Plant and
  Equipment, Net(2).....   1,142.1                   979.5    778.5      638.7        551.4        502.7
 Net Non-Current Assets
  of Discontinued
  Operations(3).........       --                      --      40.7       77.8         71.4         67.1
 Total Assets...........   3,102.5                 2,842.0  2,472.6    1,989.1      1,858.5      1,734.5
 Current Liabilities....     464.1                   630.0    577.2      362.2        268.0        276.0
 Long-Term Debt, Less
  Current Maturities....   1,382.9                   994.3    806.0      613.4        489.2        427.5
 Stockholders' Equity...   1,141.6                 1,103.6  1,011.8      954.7      1,035.6        950.6

--------
(1) Primary earnings per share have been computed based on the weighted average number of shares of Rite Aid Common Stock outstanding during each of the following fiscal periods (83.8 in fiscal year 1996, 84.8 in fiscal year 1995, 88.0 in fiscal year 1994, 87.9 in fiscal year 1993 and 86.9 in fiscal year 1992 and 83.9 and 83.8 for the 26 week periods ended August 31, 1996 and September 2, 1995, respectively). Net income for the 26 week period ended August 31, 1996 reflects a non-recurring, pre-tax charge of $16.1 to write-off expenses associated with the attempted acquisition of Revco D.S. Inc. The charge resulted in an after tax effect of $9.9 or $.12 per share.
(2) Depreciation and amortization expenses were $97.0 for fiscal year 1996, $82.7 for fiscal year 1995, $76.3 for fiscal year 1994, $72.0 for fiscal year 1993, $69.4 for fiscal year 1992, $53.6 for the 26 weeks ended August 31, 1996 and $46.7 for the 26 weeks ended September 2, 1995. Depreciation and amortization generally are computed on a straight-line basis over the following estimated lives: buildings: 30 to 45 years; leasehold improvements: term of lease or useful lives of assets, whichever is shorter; and equipment: three to 15 years. Accelerated methods are used for income tax purposes.

(3) As part of its restructuring strategy announced in 1994, Rite Aid concentrated its focus and resources entirely on the drug store segment and the Rite Aid Board authorized the sale of Rite Aid's four non-drug store businesses. The businesses sold were (i) ADAP, an auto parts retailer with 96 stores, (ii) Encore Books ("Encore"), which operated 98 book stores,
    (iii) Concord Custom Cleaners ("Concord"), which operated 168 cleaning outlets, and (iv) Sera-Tec Biologicals ("Sera-Tec"), which operated 33 plasma collection centers providing plasma for use in therapeutic and diagnostic products. During fiscal year 1995, Encore, Concord and Sera-Tec were sold. The aggregate net proceeds received for the three dispositions was $75.8, after taxes and expenses of $24.3. The resulting aggregate after-tax loss of $12.3 was recorded to the reserve for loss on disposal of discontinued operations. The sale of ADAP was completed in the first quarter of fiscal 1996. The aggregate consideration for the ADAP sale was approximately $59.3 and the remaining reserve amount of $13.3 for loss on disposal of ADAP was adequate.

  A pre-tax provision of $42.0 for loss on disposal of these discontinued operations was recorded in the fourth quarter of fiscal year 1994 and is shown on the consolidated statement of income net of a $16.4 income tax benefit. The provision includes after-tax income from operations during the phaseout period of $1.0.

  Net sales for the discontinued operations were $273.1, $251.5 and $217.8 for Rite Aid's fiscal years 1994, 1993 and 1992, respectively. The interest expense allocation was $4.5 in fiscal year 1994, $3.5 in fiscal year 1993 and $3.4 in fiscal year 1992. Assets and liabilities of the discontinued operations have been reclassified to identify them separately on Rite Aid's consolidated balance sheet. The net current assets of discontinued operations principally consisted of inventories and for fiscal year 1994 included the $42.0 disposition reserve with applicable income tax benefit of $16.4. The net non-current assets of discontinued operations were primarily property, leasehold improvements, store fixtures and equipment. Prior fiscal years' consolidated financial statements and notes to the consolidated financial statements have been restated, except where otherwise noted, to reflect continuing operations. See "Incorporation of Certain Documents by Reference."

             SELECTED HISTORICAL FINANCIAL DATA OF THRIFTY PAYLESS
                                 (IN MILLIONS)

  The following table presents selected historical consolidated financial data of Thrifty PayLess for the periods indicated. Such financial data is derived from financial data of Thrifty PayLess contained in reports filed by it pursuant to the requirements of the Exchange Act, which reports are incorporated herein by reference (see "Incorporation of Certain Documents by Reference"). Thrifty PayLess had no operations prior to the 1992 Thrifty Acquisition. Accordingly, financial information for the year ended December 29, 1991 and the 39 weeks ended September 27, 1992 is that of Thrifty Corporation ("Predecessor Thrifty PayLess"). The Predecessor Thrifty PayLess periods also include the operations of Pay'n Save until July 25, 1992, when it was sold to PayLess. Thrifty PayLess' financial data include the operations of PayLess beginning on April 20, 1994, the date of the 1994 PayLess Acquisition. Accordingly, comparisons of periods may not be meaningful. Results of operations for the 39-week periods ended July 2, 1995 and June 30, 1996 are derived from unaudited interim financial statements and are not necessarily indicative of results of operations for a full fiscal year.

                                           THRIFTY PAYLESS                         PREDECESSOR THRIFTY PAYLESS
                          ----------------------------------------------------   -------------------------------
                           39 WEEKS ENDED      52 WEEKS   52 WEEKS   53 WEEKS       39 WEEKS
                          ------------------    ENDED      ENDED      ENDED          ENDED          YEAR ENDED
                          JUNE 30,  JULY 2,   OCTOBER 1, OCTOBER 2, OCTOBER 3,   SEPTEMBER 27,     DECEMBER 29,
                            1996      1995       1995       1994       1993         1992 (1)           1991
                          --------  --------  ---------- ---------- ----------   -------------     -------------
OPERATING DATA:
 Sales..................  $3,643.6  $3,572.2   $4,658.8   $3,163.3   $2,119.1    $     1,917.9     $     2,664.6
 Cost of goods sold,
  buying and occupancy..   2,673.8   2,609.4    3,430.9    2,311.1    1,571.0          1,431.8           2,003.1
                          --------  --------   --------   --------   --------    -------------     -------------
 Gross profit...........     969.8     962.8    1,227.9      852.2      548.1            486.1             661.5
 Selling and
  administration........     781.4     807.7    1,047.8      746.8      538.8            559.7             727.0
 Write-off of goodwill..       --        --         --         --         --              17.2              81.0
 Depreciation and
  amortization..........      51.4      47.9       68.5       29.6        1.2             31.5              46.5
                          --------  --------   --------   --------   --------    -------------     -------------
 Operating profit
  (loss)................     137.0     107.2      111.6       75.8        8.1           (122.3)           (193.0)
 Interest expense, net..     (95.1)   (102.1)    (137.2)     (63.7)     (11.6)           (27.8)            (37.7)
 Loss on sale of assets.       --        --         --         --         --             (25.6)              --
                          --------  --------   --------   --------   --------    -------------     -------------
 Income (loss) from
  continuing operations
  before income taxes
  and extraordinary
  loss..................      41.9       5.1      (25.6)      12.1       (3.5)          (175.7)           (230.7)
 Income tax (expense)
  benefit...............     (17.8)     (1.1)       2.8       (5.6)       1.1             (0.5)             19.7
                          --------  --------   --------   --------   --------    -------------     -------------
 Income (loss) from
  continuing operations
  before extraordinary
  loss..................      24.1       4.0      (22.8)       6.5       (2.4)          (176.2)           (211.0)
 Income (loss) from
  discontinued
  operations, net of
  income tax expense....       --        --         --         5.2        3.7             39.1             (44.7)
 Extraordinary loss from
  early extinguishment
  of debt...............    (117.8)      --       (11.9)       --         --               --                --
                          --------  --------   --------   --------   --------    -------------     -------------
 Net income (loss)......     (93.7)      4.0      (34.7)      11.7        1.3           (137.1)           (255.7)
 Accretion of preferred
  stock.................       --        --         --        (1.1)      (1.8)             --                --
                          --------  --------   --------   --------   --------    -------------     -------------
 Net income (loss) on
  common shares.........  $  (93.7) $    4.0   $  (34.7)  $   10.6   $   (0.5)   $      (137.1)    $      (255.7)
                          ========  ========   ========   ========   ========    =============     =============
BALANCE SHEET DATA (AT
 PERIOD END):
 Working capital........  $  532.6  $  551.4   $  512.8   $  478.4   $  144.8    $       280.2     $        98.2
 Total assets (2).......   2,015.6   2,062.3    2,094.0    2,141.8      693.1          1,046.2           1,424.6
 Total debt (3).........     864.5   1,094.6    1,079.7    1,011.0       95.2            200.8             413.4
 Stockholders' equity...     375.0     200.0      161.4      194.6       28.4            261.1             397.8

-------

(1) Includes results for the initial two days (September 26 and September 27) of Thrifty PayLess' period. Balance sheet data for this period are presented as of September 25, 1992, the last day of Predecessor Thrifty PayLess. The fiscal period ended September 27, 1992 represents the nine-month period created by a change in fiscal year end of Thrifty Corporation from December to September.
(2) Included in total assets are net assets related to discontinued operations of $192.8 million, $57.4 million and $49.1 million, at December 29, 1991, September 25, 1992 and October 3, 1993, respectively.
(3) Net of unamortized discount.

              SELECTED UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA
                                 (IN MILLIONS)

  The following selected unaudited summary pro forma financial data for Rite Aid give effect to the Merger, the Southeast Dispositions, the Bi-Mart divestiture and certain related adjustments described in "Unaudited Pro Forma Condensed Consolidated Financial Data." The transactions are reflected in the unaudited pro forma condensed consolidated balance sheet data as if they occurred as of August 31, 1996, and in the unaudited pro forma condensed consolidated operating statement data as if they occurred as of the beginning of the periods presented. The Merger will be accounted for under the purchase method of accounting. The unaudited pro forma condensed consolidated financial statements contained herein are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the dates indicated, or of future results of operations or financial positions of the stand alone or combined entities. The unaudited pro forma condensed consolidated financial statements do not reflect any synergies expected by Rite Aid management to be realized after the Merger (see "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board"); transaction costs relating to the Southeast Dispositions, inasmuch as such costs are non-recurring; or any effect that purchases of Thrifty PayLess Common Stock by Rite Aid prior to the consummation of the Merger would have on such financial information. The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Rite Aid and Thrifty PayLess and should be read in conjunction with (i) such historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, (ii) the unaudited selected pro forma financial data and unaudited comparative per share data, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus, and (iii) the selected historical financial data of Rite Aid and Thrifty PayLess appearing elsewhere in this Joint Proxy Statement/Prospectus. See "--Selected Historical Financial Data of Rite Aid;" "--Selected Historical Financial Data of Thrifty PayLess;" "Unaudited Pro Forma Condensed Consolidated Financial Data," "Incorporation of Certain Documents by Reference" and "The Merger--Share Ownership of Officers, Directors and Certain Stockholders."

                                            FOR THE TWENTY-SIX   FOR THE FISCAL
                                                WEEKS ENDED        YEAR ENDED
                                              AUGUST 31, 1996    MARCH 2, 1996
                                           --------------------- --------------
      OPERATING STATEMENT DATA:
        Net Sales.........................       $5,164.9          $10,110.5
        Net Income(1).....................           73.1              167.4
                                           AS OF AUGUST 31, 1996
                                           ---------------------
      BALANCE SHEET DATA:
        Current Assets....................       $2,779.5
        Total Assets......................        6,255.0
        Long-Term Debt....................        2,308.8
        Stockholders' Equity..............        2,446.9

--------
(1) Excludes an extraordinary loss of Thrifty PayLess from early extinguishment of debt.

  See "Unaudited Pro Forma Condensed Consolidated Financial Data" for a discussion of the pro forma adjustments to the historical financial data.

                                 THE MEETINGS

RITE AID SPECIAL MEETING

  At the Rite Aid Special Meeting, the stockholders of Rite Aid will consider and vote upon a proposal to approve adoption of the Merger Agreement and the issuance of Rite Aid Common Stock to the holders of Thrifty PayLess Common Stock pursuant thereto. Pursuant to the Merger Agreement, (i) Thrifty PayLess will merge with and into Rite Aid, with Rite Aid as the surviving corporation in the Merger, (ii) subject to certain exceptions, each outstanding share of Thrifty PayLess Common Stock will be converted into 0.65 of a share of Rite Aid Common Stock, resulting in the issuance of an aggregate of approximately
38.7 million shares of Rite Aid Common Stock in exchange for an aggregate of approximately 59.5 million shares of Thrifty PayLess Common Stock, (iii) each outstanding option or warrant to acquire shares of Thrifty PayLess Common Stock (collectively, "Thrifty PayLess Stock Options") will be converted into a right to receive an amount of cash equal to (a) 65% of the Rite Aid Share Price, minus the exercise price per share under the applicable Thrifty PayLess Stock Option, times (b) the number of shares of Thrifty PayLess Common Stock purchasable upon exercise of such Thrifty PayLess Stock Option, and (iv) Rite Aid's Certificate of Incorporation will be amended in order, among other things, to increase the number of authorized shares of Rite Aid Common Stock from 240 million to 300 million. See "The Merger--Amendment of Rite Aid Certificate of Incorporation."

  The Rite Aid Board has unanimously determined that the Merger is advisable and fair to and in the best interests of the stockholders of Rite Aid and has approved the Merger Agreement. THE RITE AID BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF RITE AID VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board."

THRIFTY PAYLESS SPECIAL MEETING

  At the Thrifty Payless Special Meeting, the stockholders of Thrifty PayLess will consider and vote upon a proposal to approve adoption of the Merger Agreement. Pursuant to the GEI/Kmart Stockholder Agreements, the GEI/Kmart Stockholders have agreed to vote in favor of adoption of the Merger Agreement. Such agreements, coupled with any purchases of Thrifty PayLess Common Stock by Rite Aid prior to the Effective Time, substantially enhance the likelihood that the Merger will be consummated. See "--Required Vote;" "--Share Ownership of Officers, Directors and Certain Stockholders" and "GEI/Kmart Stockholder Agreements."

  The Thrifty PayLess Board has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Merger) as being in the best interests of the stockholders of Thrifty PayLess. THE THRIFTY PAYLESS BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THRIFTY PAYLESS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Thrifty PayLess' Reasons for the Merger; Recommendation of the Thrifty PayLess Board."

QUORUM

  The holders of a majority of the shares of Rite Aid Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Rite Aid Special Meeting in order for a quorum to be present. Similarly, the holders of a majority of the shares of Thrifty PayLess Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Thrifty PayLess Special Meeting in order for a quorum to be present. Shares represented by proxies which are marked "abstain" will be counted as shares present for each respective Special Meeting for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

  In the event that a quorum is not present at either Special Meeting, it is expected that such Special Meeting will be adjourned or postponed to solicit additional proxies, except that shares represented by proxies which have been voted "against," or have abstained with respect to the proposal to adopt the Merger Agreement and the transactions contemplated thereby (including the Merger), will not be used to vote "for" postponement or adjournment of either Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" such adoption.

RECORD DATE; VOTING RIGHTS

  Only holders of record of Rite Aid Common Stock at the close of business on the Rite Aid Record Date are entitled to receive notice of and to vote at the Rite Aid Special Meeting or at any adjournments or postponements thereof. At the close of business on the Rite Aid Record Date, there were 83,928,120 shares of Rite Aid Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

  Only holders of record of Thrifty PayLess Common Stock at the close of business on the Thrifty PayLess Record Date are entitled to receive notice of and to vote at the Thrifty PayLess Special Meeting or at any adjournments or postponements thereof. At the close of business on the Thrifty PayLess Record Date, there were 59,501,807 shares of Thrifty PayLess Common Stock outstanding (consisting of 16,804,002 shares of A Common Stock and 42,697,805 shares of B Common Stock), each of which entitles the registered holder thereof to one vote with respect to adoption of the Merger Agreement.

REQUIRED VOTE

  Adoption of the Merger Agreement by Rite Aid stockholders will require the affirmative vote of a majority of the shares of Rite Aid Common Stock outstanding as of the Rite Aid Record Date entitled to vote thereon. Adoption of the Merger Agreement by Thrifty PayLess stockholders will require the affirmative vote of a majority of the shares of A Common Stock and B Common Stock outstanding as of the Thrifty PayLess Record Date entitled to vote thereon, voting together as a single class.

SHARE OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

  At the close of business on the Rite Aid Record Date, directors and executive officers of Rite Aid and their affiliates were the beneficial owners of an aggregate of 4,814,062 (approximately 5.7%) of the shares of Rite Aid Common Stock then outstanding.

  At the close of business on the Thrifty PayLess Record Date, directors and executive officers of Thrifty PayLess and their affiliates were the beneficial owners of an aggregate of 14,748,894 (approximately 24.8%) of the shares of Thrifty PayLess Common Stock then outstanding (which amount includes the 14,376,264 shares owned by GEI, as to which Leonard I. Green, Jonathan D. Sokoloff and Jennifer Holden Dunbar, each a director of Thrifty PayLess, may be considered a beneficial owner because they (or entities controlled by them) are general partners of LGP, which is GEI's general partner). As of the Thrifty PayLess Record Date, GEI and Kmart owned an aggregate of 24,998,513 of the shares of Thrifty PayLess Common Stock then outstanding (approximately 42%) . Pursuant to the GEI/Kmart Stockholder Agreements, each of GEI and Kmart agreed, among other things, to vote its respective shares in favor of the adoption of the Merger Agreement, thereby substantially enhancing the likelihood that the Merger will be consummated. See "GEI/Kmart Stockholder Agreements." If the Merger had been consummated on the Thrifty PayLess Record Date, immediately following consummation of the Merger, GEI and Kmart would have owned approximately 7.2% and 5.3%, respectively, of the outstanding shares of Rite Aid Common Stock. Pursuant to the GEI/Kmart Stockholder Agreements, GEI and Kmart are entitled to registration rights with respect to their shares of Rite Aid Common Stock. Such rights are exercisable before or after the Effective Time in the case of Kmart and after the Effective Time in the case of GEI. See "GEI/Kmart Stockholder Agreements--Registration Rights." If Kmart were to exercise its demand registration rights prior to the Effective Time, it could be in a position to sell all of its shares of Rite Aid Common Stock promptly following the Effective Time. Kmart has not notified Rite Aid of its intentions with respect to such registration rights.

  In connection with its approval of, and as permitted by, the Merger Agreement, the Rite Aid Board authorized the purchase of Thrifty PayLess Common Stock from time to time in the open market or otherwise up to the amount of the Rite Aid Permitted Purchases. Whether Rite Aid will so purchase Thrifty PayLess Common Stock will depend upon, among other factors, the availability and prices therefor. If Rite Aid purchases Thrifty PayLess Common Stock representing more than 9% of the voting power of all Thrifty PayLess Common Stock and votes such shares in favor of adoption of the Merger Agreement, such actions, coupled with the voting covenants under the GEI/Kmart Stockholder Agreements, will assure approval of the adoption of the Merger Agreement by Thrifty PayLess stockholders. Shares of Thrifty PayLess Common Stock so acquired by Rite Aid would be subject to certain standstill provisions contained in the Merger Agreement. See "The Merger Agreement--Rite Aid Standstill Provision."

PROXIES

  All shares represented by properly executed proxies in the enclosed form which are received in time for the respective Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF A PROXY IS SUBMITTED BUT NO DIRECTIONS ARE GIVEN THEREIN, SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT AT THE RESPECTIVE SPECIAL MEETING. Abstentions and broker non-votes will have the effect of a vote cast against the Merger Agreement at the respective Special Meeting.

  In addition, while it is not expected that any other matter other than those referred to herein will be brought before either of the Special Meetings, the persons designated in such proxy will have discretion to vote upon any matter properly presented at the respective Special Meeting. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Rite Aid or Thrifty PayLess, as the case may be, by signing and returning a later dated proxy to the Secretary of Rite Aid or Thrifty PayLess, as the case may be, or by voting in person at the respective Special Meeting. Attendance at the respective Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

  Proxies are being solicited hereby on behalf of the Rite Aid Board and the Thrifty PayLess Board. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by directors, officers and regular employees of Rite Aid and Thrifty PayLess. Such directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Rite Aid and Thrifty PayLess have retained W.F. Doring & Co. Inc. ("Doring") and MacKenzie Partners, Inc. ("MacKenzie"), respectively, to aid in the solicitation of proxies. Each of Doring and MacKenzie will receive reasonable and customary compensation for its services estimated at $5,000 and $7,500, respectively, and will be reimbursed for certain reasonable out-of-pocket expenses by Rite Aid and Thrifty PayLess.

                                  THE MERGER

GENERAL

  The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

  At the Effective Time, Thrifty PayLess will merge into Rite Aid, with Rite Aid as the surviving corporation in the Merger. The Merger will become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such subsequent date or time as Rite Aid and Thrifty PayLess agree and specify in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable after satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement unless another date is agreed to in writing by Rite Aid and Thrifty PayLess.

  At the Effective Time, each share of Thrifty PayLess Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Thrifty PayLess Common Stock owned by Thrifty PayLess as treasury stock, shares of Thrifty PayLess Common Stock owned by Rite Aid or any direct or indirect wholly owned subsidiary of Rite Aid or Thrifty PayLess, and Dissenting Thrifty PayLess Shares), will by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive 0.65 shares of duly authorized, validly issued, fully paid and nonassessable shares of Rite Aid Common Stock.

BACKGROUND OF THE MERGER

  On June 3, 1996, a representative of DLJ informed representatives of GEI of Rite Aid's possible interest in Thrifty PayLess and the intent of Rite Aid representatives to visit numerous Thrifty PayLess store sites. On June 5, 1996, Rite Aid entered into the Confidentiality/Standstill Agreement. However, no material information was provided pursuant to such agreement at such time. On June 10, 1996, a representative of DLJ contacted Leonard I. Green, the founding partner of LGA (GEI's general partner) and the Chairman of the Board of Thrifty PayLess, to discuss the possibility of a meeting between Mr. Green and Martin L. Grass, the Chairman and Chief Executive Officer of Rite Aid.


  On June 26, 1996, Mr. Grass and Mr. Green, together with certain representatives of DLJ and Goldman Sachs, met to discuss a possible business combination transaction involving Thrifty PayLess and Rite Aid. Mr. Green informed Mr. Grass at that meeting, among other things, that GEI was not at that time considering the possibility of divesting its investment in Thrifty PayLess, but that it was possible that the Thrifty PayLess Board would consider a merger or other business combination transaction if the terms thereof were sufficiently attractive to Thrifty PayLess and its stockholders. Mr. Green also informed Mr. Grass that no confidential information regarding Thrifty PayLess would be provided to Rite Aid until a concrete proposal had been made by Rite Aid.

  On July 12, 1996, at Rite Aid's request, Messrs. Grass and Green met again to discuss a proposal of Mr. Grass. Mr. Grass proposed that Rite Aid acquire Thrifty PayLess pursuant to a zero-premium stock-for-stock merger. Mr. Green informed Mr. Grass that such proposal was not acceptable to GEI and, in his judgment, would not be acceptable to the Thrifty PayLess Board.

  On September 30, 1996, at Rite Aid's request, Messrs. Grass and Green met together with representatives of DLJ and Goldman Sachs and other representatives of Rite Aid. At this meeting, Mr. Grass presented a proposal for consideration and discussions were held regarding the businesses, operations, financial matters, strategies, prospects and personnel of each company. On October 2, 1996, Messrs. Grass and Green met to discuss Mr. Grass' most recent proposal. At this meeting, Messrs. Grass and Green discussed the principal terms for a transaction that they would be willing to submit to their respective Boards of Directors, including an exchange ratio and a minimum price condition, and agreed upon a timetable designed to permit the two companies to complete their due diligence examinations, agree upon definitive documentation and take other actions so that a decision could be made by their respective Boards of Directors as to whether to pursue the possible transaction over an approximately ten-day period.

  During the ensuing ten-day period, financial, legal, accounting and management representatives of Rite Aid, Thrifty PayLess and GEI met or otherwise pursued the possible transaction in order to carry out due diligence reviews, to discuss the financial, structural, legal and other terms of a possible transaction and to negotiate the terms of a merger agreement, GEI/Kmart stockholder agreements and certain other matters. On October 8, 1996, GEI contacted Kmart to advise it of the ongoing negotiations and to afford it the opportunity of reviewing, and participating in the negotiations regarding, its respective stockholder agreement. Thereafter, Kmart participated in the negotiations with respect thereto.

  A regular meeting of the Rite Aid Board was held on October 9, 1996, at which, among other subjects, the possible acquisition of Thrifty PayLess was reviewed with the Rite Aid Board by Rite Aid's senior management, with the assistance of Jones Day and DLJ. The presentations to and discussions by the Rite Aid Board were wide ranging, and included, among other things, (i) a review by senior management of the discussions conducted to date with representatives of Thrifty PayLess, (ii) a review by Rite Aid's senior management of the conditions in the drug store industry in North America, the strategic options available to Ride Aid and the likelihood of future consolidation in the drug store industry in North America, (iii) a discussion of Rite Aid's strategy of focusing on geographic areas in which Rite Aid has or can be expected to obtain a position of market leadership, and the relationship of the Merger and the Southeast Dispositions to that strategy, (iv) a review by senior management of Thrifty PayLess' business, operations, financial condition, results of operations, strategies, prospects and personnel, (v) a discussion by Jones Day of the terms of the possible transaction, and (vi) a presentation by DLJ of its views of the possible financial benefits to Rite Aid of, and likely stock market reactions to, a possible acquisition of Thrifty PayLess by Rite Aid, together with a review of the transaction from the perspective of Rite Aid's stockholders.

  A special meeting of the Thrifty PayLess Board was held on October 11, 1996, at which the proposed strategic merger of Thrifty PayLess with Rite Aid was reviewed by the Thrifty PayLess Board with the assistance of Thrifty PayLess' financial advisor, Goldman Sachs, and its legal counsel, Irell & Manella LLP. The presentations to and discussions by the Thrifty PayLess Board were wide ranging and included, among other things, the following: (i) a review of discussions conducted to date between representatives of Thrifty PayLess and Rite Aid, which was presented by such Thrifty PayLess representatives and Irell & Manella LLP; (ii) a presentation by Goldman Sachs of its financial analyses and, based upon information provided by Rite Aid, information regarding the business, results of operations and financial condition of Rite Aid and Rite Aid's management's expectations of the potential synergies and economies of scale that Rite Aid expected to arise from the proposed merger; and (iii) a presentation by Irell & Manella LLP regarding the then-current status of the negotiations regarding the material terms of the Merger Agreement and related transactions, including the Exchange Ratio, closing conditions, termination rights and fees and various matters set forth herein under "The Merger--Interests of Certain Persons and Employee Matters" (including the treatment of Thrifty PayLess Stock Options and severance arrangements), and of the material terms of the proposed GEI/Kmart Stockholder Agreements, including the voting provisions thereof, as well as various other legal matters pertinent to the proposed merger, including antitrust and tax matters and the fiduciary duties of the Thrifty PayLess Board in evaluating and acting upon the proposed merger. During the course of the meeting, the Thrifty PayLess Board was provided, among other things, drafts of the Merger Agreement and the GEI/Kmart Stockholder Agreements.

  A special meeting of the Rite Aid Board was held on October 12, 1996, at which the possible business combination was reviewed with the Rite Aid Board by Rite Aid's senior management with the assistance of Jones Day and DLJ. At the meeting, the Rite Aid Board had presentations regarding, and discussed various matters, including, among other things, the course of the discussions with Thrifty PayLess and the terms of the possible transaction, including a review by Jones Day of the termination provisions of the draft Merger Agreement, the terms of the GEI/Kmart Stockholder Agreements and all other material terms of the transaction. Representatives of DLJ then updated such firm's financial analysis of the combination previously presented at the October 9, 1996 meeting and informed the Rite Aid Board, which advice was subsequently confirmed in writing, that, in the opinion of DLJ, the Exchange Ratio was fair to the stockholders of Rite Aid from a financial point of view. DLJ subsequently confirmed its opinion by delivery of its written opinion dated October 18, 1996. See "The Merger--Opinion of DLJ." Following discussion, the Rite Aid Board, by unanimous vote, approved the Merger Agreement, the GEI/Kmart Stockholder Agreements and the transactions contemplated thereby.

  A special meeting of the Thrifty PayLess Board was held on October 13, 1996, at which the proposed strategic merger of Thrifty PayLess into Rite Aid was again reviewed by the Thrifty PayLess Board with the assistance of Goldman Sachs and Irell & Manella LLP. The presentations to and discussions by the Thrifty PayLess Board were wide ranging and included, among other things, the following: (i) a presentation by Irell & Manella LLP regarding various matters that it had presented during the October 11, 1996 special meeting of the Thrifty PayLess Board, including a discussion of the material terms of the Merger Agreement and the proposed GEI/Kmart Stockholder Agreements and revisions thereto since the date of the prior special meeting, as well as an overview of the due diligence investigation that had been conducted with respect to Rite Aid; (ii) a presentation by Goldman Sachs of its financial analyses described under "The Merger--Opinion of Goldman Sachs;" and (iii) a review of developments with respect to the various matters set forth under "The Merger--Interests of Certain Persons" (including various enhancements to the severance arrangements that had been negotiated for the benefit of Thrifty PayLess employees and consideration of the LGA investment services fee). Goldman Sachs then delivered its opinion to the Thrifty PayLess Board that, as of October 13, 1996, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Thrifty PayLess Common Stock. Following discussion, the Thrifty PayLess Board, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby (including the Merger).

  Following the Thrifty Payless Board meeting on October 13, 1996, representatives of Rite Aid and Thrifty PayLess executed the Merger Agreement, GEI and Kmart executed their respective GEI/Kmart Stockholder Agreements (as did Rite Aid) and, on October 14, 1996, Rite Aid announced the transaction.

RITE AID'S REASONS FOR THE MERGER; RECOMMENDATION OF THE RITE AID BOARD

  The Rite Aid Board has unanimously determined that the Merger is advisable and fair to and in the best interests of the stockholders of Rite Aid and has approved the Merger Agreement. Accordingly, the Rite Aid Board recommends that the stockholders of Rite Aid vote to approve the Merger Agreement. In reaching its conclusion, the Rite Aid Board considered a number of factors, including:

  . The judgement and advice of Rite Aid's senior management, including in respect of the conditions in the drug store industry in North America, the strategic options available to Rite Aid and the likelihood of future consolidation in the drug store industry in North America.

  . Rite Aid's strategy of focusing on geographic areas in which Rite Aid is or can become a market leader, and the relationship of the Merger and the Southeast Dispositions to this strategy.

  . The analyses prepared by DLJ and the oral opinion of DLJ presented to the Rite Aid Board on October 12, 1996 and confirmed in writing on October 18, 1996, to the effect that as of such dates the Exchange Ratio is fair to the stockholders of Rite Aid from a financial point of view. A copy of the written opinion dated October 18, 1996 of DLJ, setting forth the assumptions made, factors considered and scope of the review undertaken by DLJ, is attached as Annex B hereto and is incorporated herein by reference. Rite Aid Stockholders are urged to read the opinion of DLJ carefully and in its entirety. See "The Merger--Opinion of DLJ" and "-- Background of the Merger."

  . The financial condition, results of operations and cash flows of Rite Aid and Thrifty PayLess, both on a historical and a prospective basis.

  . The terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid pursuant to the Merger Agreement.

  . Historical market prices and trading information with respect to Rite Aid
    Common Stock and Thrifty PayLess Common Stock.

  . The Rite Aid Board's belief that the transaction would be accomplished on a tax-free basis for federal income tax purposes (other than cash received in lieu of fractional shares) and accounted for as a "purchase" transaction.

  . The GEI/Kmart Stockholder Agreements which provide, among other things, for the GEI/Kmart Stockholders to vote their respective shares of Thrifty PayLess Common Stock in favor of adoption of the Merger Agreement.

  . The other factors mentioned below in this section.

The foregoing discussion of the information and factors considered and given weight by the Rite Aid Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Rite Aid Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Rite Aid Board may have given different weights to different factors.

  Rite Aid's acquisition of Thrifty PayLess pursuant to the Merger is an integral part of Rite Aid's strategy to operate drug stores in large, fast-growing metropolitan areas. Following the Merger, as soon as reasonably practicable, Rite Aid expects to divest Bi-Mart, to rename all Thrifty PayLess stores "Rite Aid" and integrate them with Rite Aid's operations, to refinance substantially all of Thrifty PayLess' debt (to the extent practicable) and to close Thrifty PayLess' Wilsonville, Oregon headquarters. Rite Aid expects the elimination of duplicative overhead expenses and the combined company's enhanced purchasing efficiencies to result in annual cost savings of at least $65.0 million. Rite Aid also believes that there are other cost-savings opportunities presented by the Merger (including lowering Thrifty PayLess' historical debt expense, distribution costs and inventory shrinkage rate), as well as opportunities for enhanced revenue growth from the increased scale of operations and geographic diversity which Rite Aid will have after the Merger. In addition, the application of Rite Aid's systems and technology to Thrifty PayLess' operations should result in greater efficiencies. Giving effect to expected cost reductions resulting from the Merger, the Merger is expected to be accretive to Rite Aid's earnings in the fiscal year ended February 28, 1998 and thereafter.

  THE RITE AID BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF RITE AID COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF DLJ

  Rite Aid engaged DLJ to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement based upon DLJ's qualifications, expertise and reputation, as well as DLJ's prior investment banking relationship and familiarity with Rite Aid and Thrifty PayLess. On October 12, 1996, DLJ rendered an oral opinion to the Rite Aid Board which was confirmed by delivery of its written opinion dated October 18, 1996 (the "DLJ Opinion") to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the stockholders of Rite Aid from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE DLJ OPINION ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF RITE AID FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF RITE AID OR THRIFTY PAYLESS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RESPECTIVE SPECIAL MEETING.

  The DLJ Opinion does not constitute an opinion as to the price at which Rite Aid Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between Rite Aid and Thrifty PayLess in which negotiations DLJ advised Rite Aid. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion. In arriving at its opinion, DLJ reviewed the Merger Agreement as well as financial and other information that was publicly available or furnished to it by Rite Aid and Thrifty PayLess including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial analyses and forecasts for Rite Aid and Thrifty PayLess prepared by their respective managements. In addition, DLJ compared certain financial and securities data of Rite Aid and Thrifty PayLess with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Thrifty PayLess B Common Stock and Rite Aid Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Rite Aid and Thrifty PayLess or their respective representatives, or that was otherwise reviewed by it. DLJ relied upon the estimates of the management of Rite Aid of the operating synergies and interest expense savings achievable as a result of the Merger. DLJ also assumed that the financial analyses and forecasts regarding Rite Aid and Thrifty PayLess supplied to it by their respective managements were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Rite Aid and Thrifty PayLess, respectively, as to the future operating and financial performance of Rite Aid and Thrifty PayLess, respectively.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to it as of, the date of its opinion. DLJ does not have any obligation to update, revise and reaffirm its opinion.

  The following is a brief summary of the analyses performed by DLJ in connection with the DLJ Opinion to the Rite Aid Board. All analyses discussed below, unless otherwise indicated, exclude the estimated operating synergies and interest expense savings ("Synergies") provided by the management of Rite Aid.

  Common Stock Performance Analysis. DLJ's analysis of Rite Aid's Common Stock performance consisted of a historical analysis of closing prices and trading volumes for the 12 months ended October 11, 1996. In the 12 months ended October 11, 1996, the Rite Aid Common Stock reached a high of $37.00 per share and a low of $26.88 per share. On October 11, 1996, the closing price of Rite Aid Common Stock of $35.88 per share was at the high end of such range. DLJ's analysis of Thrifty PayLess' Common Stock performance consisted of a historical analysis of Thrifty PayLess' closing prices and trading volumes for the period beginning April 16, 1996 and ending on October 11, 1996. Since the Thrifty PayLess IPO on April 16, 1996, Thrifty PayLess B Common Stock reached a high of $18.88 per share and a low of $13.38 per share. On October 11, 1996, the closing price of Thrifty PayLess B Common Stock of $18.38 per share was at the high end of such range. Since April 16, 1996, Thrifty PayLess B Common Stock has outperformed the S&P 400. In addition, DLJ compared the S&P 400 relative to a comparable company index, which included Rite Aid, Thrifty PayLess, Revco, Walgreen, CVS, Longs Drug Stores, Eckerd Corporation and Arbor Drugs from October 11, 1991 to October 11, 1996.

  Historical Exchange Ratio Analysis. DLJ analyzed the historical exchange ratio between Rite Aid Common Stock and Thrifty PayLess Common Stock over several time periods. For each period selected, the high, low and average exchange ratios were calculated. The time periods (ending on October 11, 1996) selected for analysis were as follows: since the Thrifty PayLess IPO (April 16, 1996), last 120 days, last 60 days, last 30 days and last 10 days. The average exchange ratio for each aforementioned time period was .45, .49, .50,
 .51 and .52, respectively.

  Comparable Company Analysis. DLJ analyzed the operating performance of Rite Aid and Thrifty PayLess relative to six retail drug store companies deemed by DLJ to be reasonably comparable to Rite Aid and Thrifty PayLess. These companies are as follows: Walgreen, Revco, CVS, Longs Drug Stores, Eckerd and Arbor Drugs (the "Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company as of October 11, 1996.

  DLJ analyzed the relative performance and value for Rite Aid and Thrifty PayLess by comparing certain market trading statistics for Rite Aid and Thrifty PayLess with the Comparable Companies. DLJ examined certain publicly available financial data of the Comparable Companies including enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization and LIFO charges ("EBITDAL") and earnings before interest and taxes ("EBIT") and price to earnings ratios ("P/E") based on the latest 12 months EPS and estimated calendar years ending 1997 and 1998 EPS. As of October 11, 1996 this analysis resulted in (i) a range of 0.3x to 0.8x enterprise value to latest 12 months revenues for the Comparable Companies compared to 0.5x for Thrifty PayLess at the Exchange Ratio and 0.8x for Rite Aid; (ii) a range of 5.8x to 12.2x enterprise value to latest 12 months EBITDAL for the Comparable Companies compared to 9.3x for Thrifty PayLess at the Exchange Ratio and 9.0x for Rite Aid, (iii) a range of 8.6x to 15.6x enterprise value to latest 12 months EBIT for the Comparable Companies compared to 16.1x for Thrifty PayLess and 12.8x for Rite Aid, (iv) a range of 15.4x to 25.5x P/E based on latest 12 months EPS for the Comparable Companies compared to 32.8x for Thrifty PayLess at the Exchange Ratio and 18.4x for Rite Aid, and (v) a range of 14.7x to 23.6x and 13.6x to 20.8x estimated P/E based on 1996 and 1997 calendar year estimates, respectively, for the Comparable Companies, compared to 31.5x and 21.4x, respectively, for Thrifty PayLess at the Exchange Ratio and 17.0x and 15.1x, respectively, for Rite Aid. In addition, DLJ analyzed the implied multiples for Thirty PayLess at the Exchange Ratio including the Synergies. EPS estimates for Rite Aid, Thrifty PayLess and the Comparable Companies were based on estimates provided by First Call Research Direct.

  No company utilized in the Comparable Company Analysis is identical to Rite Aid or Thrifty PayLess. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Rite Aid and Thrifty PayLess and other factors that could affect the public trading value of the Comparable Companies or company to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

  Comparable Transaction Analysis. DLJ performed an analysis of precedent transactions involving retail drug store companies based upon selected merger and acquisition transactions in the retail drug store industry. Multiples of
(i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to revenues, EBITDAL and EBIT and (ii) aggregate purchase price (defined as the equity value of the offer) to net income and tangible book value were compared with multiples paid or implied in certain other merger and acquisition transactions involving retail drug store companies from 1994 through 1996. The comparison included a total of five transactions. These transactions included: Revco D.S. Inc. and Big B Inc. (pending); Thrift Drug and Fay's Drug (pending); Rite Aid and Revco D.S. Inc. (terminated); Rite Aid and Perry Drug Stores (completed); Revco D.S. Inc. and Hook-SupeRx (completed). This analysis resulted in (i) a range of 0.3x to 0.5x latest 12 months revenue compared to 0.5x for Thrifty PayLess at the Exchange Ratio, (ii) a range of 8.1x to 10.6x latest 12 months EBITDAL compared to 9.3x for Thrifty PayLess at the Exchange Ratio, (iii) a range of 13.1x to 19.8x latest 12 months EBIT compared to 16.1x for Thrifty PayLess at the Exchange Ratio, (iv) a range of 21.8x to 52.7x latest 12 months net income compared to 32.8x for Thrifty PayLess at the Exchange Ratio, and (v) a range of 1.9x to 3.9x latest 12 months book value per share compared to 3.8x for Thrifty PayLess at the Exchange Ratio.

  No transaction utilized in the Comparable Transaction Analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Rite Aid and Thrifty PayLess and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using comparable transaction data.

  Relative Contribution Analysis. DLJ analyzed the relative contributions of Rite Aid and Thrifty PayLess to the revenues, EBITDAL, EBIT and net income of the combined entity for the 12 months ended June 1996 and the estimated fiscal year ending February 1997. Based on the latest 12 months Thrifty PayLess' revenues, EBITDAL, EBIT and, net income represent 46.3%, 34.1%, 30.0%, and 26.7%, respectively, of the combined entity. Based on the estimated fiscal year ended 1997, Thrifty PayLess' revenues, EBITDAL, EBIT and net income represent 45.1%, 34.1%, 33.1% and 27.4%, respectively, of the combined entity. The Rite Aid shares to be issued to the Thrifty PayLess stockholders represent approximately 31.2% of Rite Aid's outstanding shares pro forma for the Merger.

  Premium Analysis. DLJ performed a comparison of the premium represented by the Exchange Ratio to premiums offered in acquisitions of $1.0 billion to $5.0 billion in size ("Comparable Acquisitions") from January 1, 1993 to the year to date period ended October 4, 1996. DLJ indicated that for the 38 Comparable Acquisitions surveyed, the average and median premiums to the market price one day, one week and one month prior to announcement were 30.5%, 29.7% and 38.0%, respectively. The Exchange Ratio represented: a 26.9% premium to the trading price one day prior to announcement, as compared to average premiums for Comparable Acquisitions of 30.5%, a premium of 27.8% to the trading price one week prior to the announcement, as compared to average premiums for Comparable Acquisitions of 29.7% and a 27.6% premium to the trading price one month prior to the announcement, as compared to average premiums for Comparable Acquisitions of 38.0%.

  Pro Forma Merger Analysis. DLJ analyzed the pro forma effects on the earnings per share resulting from the Merger including, without independent verification, the Synergies as forecasted by the management of Rite Aid contemplated to result from the Merger with respect to Rite Aid's 12 months ended June 1, 1996, estimated fiscal year ended February 1997 and projected fiscal years ending February 1998 and 1999. This analysis is based on a number of assumptions, including, among other things, the cost of integration, estimated amounts and timing of the Synergies, the projected financial performance of Rite Aid and Thrifty PayLess and prevailing interest rates. The analysis indicated that, with the benefit of the Synergies, the Merger is anticipated to be accretive to Rite Aid's stand-alone earnings per share estimates for the fiscal years ending February 1998 and 1999.

  Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the five-year period ending with the 2001 fiscal year on the stand-alone unlevered free cash flows of Rite Aid and Thrifty PayLess, based upon financial projections prepared by the respective managements of each company (although such financial projections for Thrifty PayLess extended only through its 1997 fiscal year). Unlevered free cash flows were calculated as the after-tax operating earnings of Rite Aid and Thrifty PayLess, respectively, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDAL multiples of 7.0x to 8.0x to the projected unlevered free cash flows of Rite Aid and Thrifty PayLess, respectively, in fiscal year 2001. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 10.0% to 12.5% representing an estimated range of the weighted average cost of capital of Rite Aid and Thrifty PayLess. Based on this analysis, DLJ calculated per share equity values of Rite Aid ranging from $32.43 to $44.59 and of Thrifty PayLess ranging from $17.55 to $24.06. DLJ also compared the per share equity value of Rite Aid to the per share equity value of Thrifty PayLess including the Synergies.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses made by DLJ in arriving at the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  DLJ was selected to render an opinion in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Pursuant to a letter agreement between Rite Aid and DLJ dated October 11, 1996 (the "DLJ Engagement Letter"), DLJ is entitled to (i) a retainer fee of $1.0 million payable upon execution of the DLJ Engagement Letter, (ii) a fee of $250,000 at the time DLJ delivers its opinion to the Rite Aid Board, and
(iii) a transaction fee equal to $7.0 million upon consummation of the Merger. Any amounts payable pursuant to clauses (i) and (ii) above will be credited against the transaction fee. Rite Aid has agreed to reimburse DLJ for its out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify DLJ for liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Rite Aid believe are customary in transactions of this nature, were negotiated at arm's length between Rite Aid and DLJ and the Rite Aid Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

  DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Thrifty PayLess and/or Rite Aid for its own account and for the account of customers. Over the past two years, DLJ has (i) lead managed a $200 million senior notes offering for Rite Aid, (ii) advised Rite Aid in the sale of four of its non-drug store subsidiaries, and (iii) advised Rite Aid and acted as dealer manager for Rite Aid with respect to its attempted acquisition of Revco D.S., Inc. DLJ has received customary compensation for the above-mentioned services. Over the past two years, DLJ has also (i) co-managed the Thrifty PayLess IPO and (ii) acted as dealer manager for TPI and Thrifty PayLess in conjunction with the tender offers for TPI's 11 3/4% Senior Notes due 2003 and Thrifty PayLess' 11 5/8% Senior Notes due 2006, respectively. DLJ has also received customary compensation for the above mentioned services. DLJ has also acted as financial advisor (or in a comparable capacity) in various other transactions in which GEI and/or LGA have had material interests. In addition, in connection with the 1992 Thrifty Acquisition, DLJ and its affiliates acquired certain shares of Thrifty PayLess Common Stock, with respect to which DLJ and its affiliates currently own less than 6% of the A Common Stock and less than 1% of the B Common Stock.

THRIFTY PAYLESS' REASONS FOR THE MERGER; RECOMMENDATION OF THE THRIFTY PAYLESS BOARD

  On October 13, 1996, the Thrifty PayLess Board, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby (including the Merger) as being in the best interests of Thrifty PayLess and its stockholders and decided to recommend adoption of the Merger Agreement and the transactions contemplated thereby to Thrifty PayLess stockholders. In reaching these conclusions, the Thrifty PayLess Board considered, among other things, the following factors:

  . The value to Thrifty PayLess stockholders of the continuation of Thrifty
    PayLess as an independent entity versus a strategic combination with Rite Aid pursuant to the Merger. The Thrifty PayLess Board determined that the Merger afforded Thrifty PayLess stockholders the opportunity to invest in a larger company with greater financial resources, a stronger balance sheet and improved potential for long-term appreciation. In that regard, the Thrifty PayLess Board considered information concerning the respective businesses, operations, expense structures, assets, financial condition, strategies, expansion opportunities and prospects of Thrifty PayLess and Rite Aid, the potential contributions of each of Thrifty PayLess and Rite Aid to the revenues, operating profit and net profits of the combined company, and the potential for cost savings and synergies from the Merger in light of Right Aid's plans for the integration of the two companies' respective operations and business. The Thrifty Payless Board also took into consideration the prior success of Rite Aid's management in acquiring and integrating other drug store chains.

  . A comparison of the historical market prices and trading information of Thrifty PayLess Common Stock and Rite Aid Common Stock. Based on the closing market prices of Rite Aid Common Stock on October 11, 1996 (the last trading day immediately prior to the public announcement of the Merger), the value of the Rite Aid Common Stock that would have been received by Thrifty PayLess stockholders in exchange for their Thrifty PayLess Common Stock pursuant to the Merger if it had occurred on such date would have represented a premium of 26.9% above the then-current market price of the B Common Stock. In addition, the Thrifty PayLess Board considered the Minimum Price Condition under the Merger Agreement, which generally provides that Thrifty PayLess may elect not to consummate the Merger if the average market price of Rite Aid Common Stock falls below $30.75 during a specified period (except under certain limited circumstances, in which case such average may be less than $30.75 but must be at least $29.00). If the market price of Rite Aid Common Stock were $30.75 as of the

    Effective Time, Thrifty PayLess stockholders would receive, for each share of Thrifty PayLess Common Stock, Rite Aid Common Stock with a value of $19.99, which amount exceeds the highest closing market price as reported on the NYSE Composite Tape ($18.875 per share) that Thrifty PayLess B Common Stock achieved at any time following the date of the Thrifty PayLess IPO and before the date of the first public announcement of the Merger.

  . The terms and conditions of the Merger Agreement and related matters, including the Exchange Ratio, closing conditions, termination rights, termination fees, the cash-out of Thrifty PayLess Stock Options and severance arrangements for existing Thrifty PayLess employees designed to ensure a smooth transition in connection with the Merger, all of which were the product of arms' length negotiations in which Thrifty PayLess was assisted by its financial advisor, Goldman Sachs, and its counsel, Irell & Manella LLP.

  . The terms and conditions of the GEI/Kmart Stockholder Agreements, pursuant to which Thrifty PayLess' two largest stockholders, GEI and Kmart, agreed to vote their respective shares of Thrifty PayLess Common Stock in favor of the adoption of the Merger Agreement, thereby significantly enhancing the likelihood of the consummation of the Merger.

  . The financial analyses presented by Goldman Sachs, as well as the written opinion of Goldman Sachs to the effect that, based upon and subject to various considerations set forth in such opinion, as of October 13, 1996, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Thrifty PayLess Common Stock. See "--Opinion of Goldman Sachs."

  . The absence of any overlap between the geographic markets of Thrifty
    PayLess and Rite Aid, as a result of which the Merger is less likely to be impeded by antitrust issues than would be the case if there were significant geographic overlap.

  . The advantages to Thrifty PayLess stockholders, who have not received any dividends on their shares of Thrifty PayLess Common Stock during the last two fiscal years, of receiving cash dividends at Rite Aid's historical annual rate of $0.74 per share. In this connection, the Thrifty PayLess Board of Directors considered that there could be no assurance as to the timing or amount of any future dividends by Rite Aid.

  . The fact that the Merger is conditioned upon the receipt of an opinion of counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of Thrifty PayLess upon their exchange of Thrifty PayLess Common Stock for Rite Aid Common Stock under Section 354 of the Code (except with respect to any cash received in lieu of fractional shares).

  . Various risks inherent in the Merger and the transactions contemplated thereby, including the following: (i) potential difficulties that could arise in connection with the integration of the operations of Rite Aid and Thrifty PayLess, particularly in light of the geographic separation of the two chains, Rite Aid's plans to change the name of all Thrifty and PayLess drug stores to Rite Aid, the generally larger size of Thrifty PayLess drug stores and the generally greater mix of non-pharmacy merchandise at Thrifty PayLess drug stores; (ii) substantial expenses and charges against Rite Aid's earnings that are expected to arise in connection with the Merger and the integration of the two chains; (iii) the fact that the Merger is to be accounted for as a purchase, requiring amortization of goodwill and other intangible assets; and (iv) the possibility that the market price of Rite Aid Common Stock may be adversely affected by the Merger. The Thrifty PayLess Board determined that these risks were substantially outweighed by the potential advantages of the Merger.

The foregoing discussion of the information and factors considered by the Thrifty PayLess Board is not intended to be exhaustive, but includes all material factors considered by the Board. In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Thrifty PayLess Board did not assign any relative or specific weights to the various factors considered by it nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

  FOR THE REASONS DESCRIBED ABOVE, THE THRIFTY PAYLESS BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THRIFTY PAYLESS COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF GOLDMAN SACHS

  On October 13, 1996, Goldman Sachs delivered its written opinion to the Thrifty PayLess Board that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Thrifty PayLess Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED OCTOBER 13, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THRIFTY PAYLESS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Thrifty PayLess' Registration Statement on Form S-1 dated April 15, 1996; (iii) audited financial statements of Thrifty PayLess for the three fiscal years ended on October 1, 1995; (iv) Annual Reports to Stockholders and Annual Reports on Form 10-K of Rite Aid for the five fiscal years ended March 2, 1996; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Thrifty PayLess and Rite Aid; (vi) certain other communications from Thrifty PayLess and Rite Aid to their respective stockholders; and (vii) certain internal financial analyses and forecasts for Thrifty PayLess and Rite Aid prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Thrifty PayLess and Rite Aid regarding the past and current business operations, financial condition and future prospects of their respective companies and with respect to the strategic and operational benefits projected to be derived from the Merger, including certain cost savings and operational synergies expected to be realized. In addition, Goldman Sachs reviewed the reported price and trading activity for the Thrifty PayLess Common Stock and Rite Aid Common Stock, compared certain financial and stock market information for Thrifty PayLess and Rite Aid with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug store industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Thrifty PayLess or Rite Aid or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to Thrifty PayLess' Board of Directors on October 13, 1996.

  Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Thrifty PayLess and Rite Aid to corresponding financial information, ratios and public market multiples for six publicly traded corporations, including Rite Aid: Arbor Drugs, Inc., Eckerd Corp., Longs Drug Stores Corp., Revco D.S., Inc., Rite Aid and Walgreen Co. (the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Thrifty PayLess and Rite Aid were calculated using a price of $18.38 per share of Thrifty PayLess Common Stock and $35.63 per share of Rite Aid Common Stock, the closing price of such shares on October 10, 1996, and the multiples of the Selected Companies were calculated using closing market prices for such companies on October 10, 1996. Except as set forth below, the multiples and ratios for Thrifty PayLess, Rite Aid and each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt and preferred stock less cash) as a multiple of the latest twelve months ("LTM") EBITDAL, as a multiple of estimated calendar year 1996 EBITDAL (based on Goldman Sachs' research estimates as of October 6, 1996) and as a multiple of LTM EBIT. Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM EBITDAL, which ranged from a low of 5.7x to a high of 12.5x, with a mean of 8.8x and a median of 8.6x, estimated calendar year 1996 EBITDAL, which ranged from a low of 5.4x to a high of 11.2x, with a mean of 8.2x and a median of 8.0x, and LTM EBIT, which ranged from a low of 8.6x to a high of 15.6x, with a mean of 12.7x and a median of 12.6x, compared to levered multiples of 8.0x, 7.4x and 13.8x, respectively, for Thrifty PayLess, and levered multiples of 8.9x, 8.1x and 12.7x, respectively, for Rite Aid. Goldman Sachs also considered for the Selected Companies LTM and estimated calendar year 1996 and 1997 price/earnings ratios (based on Institutional Broker Estimate System ("IBES") estimates as of October 6, 1996), which for the Selected Companies ranged from a low of 15.2x to a high of 25.4x, with a mean of 20.4x and a median of 20.9x, for LTM, a low of 14.6x to a high of 23.1x, with a mean of 18.9x and a median of 18.9x, for estimated calendar year 1996, and from a low of 13.5x to a high of 20.6x, with a mean of 16.7x and a median of 16.1x, for estimated calendar year 1997, compared to 18.3x, 16.6x and 14.8x, respectively, for Rite Aid, and estimated calendar year 1996 and 1997 of 21.4x and 16.0x, respectively, for Thrifty PayLess (LTM information is not meaningful for Thrifty PayLess); LTM EBITDAL margins for the Selected Companies, LTM EBIT margins and LTM net income margins, which ranged from a low of 5.2% to a high of 8.7%, with a mean of 6.7% and a median of 6.6%, a low of 3.5% to a high of 6.0%, with a mean of 4.6% and a median of 4.6%, and a low of 1.7% to a high of 3.2%, with a mean of 2.5% and a median of 2.6%, respectively, compared to LTM, EBITDAL and EBIT margins of 5.2%, and 3.0%, respectively, for Thrifty PayLess (LTM net income margin information is not meaningful for Thrifty PayLess), and 8.7%, 6.0% and 3.0%, respectively, for Rite Aid. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

  Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to 18 selected transactions in the drug store industry since April 1988 including three pending transactions and one transaction which was terminated (the "Selected Transactions"). The comparisons to Thrifty PayLess referred to below assume that holders of Thrifty PayLess Common Stock receive in the Merger $23.00 in Rite Aid Common Stock for each share of Thrifty PayLess Common Stock (which is lower than the $23.32 to be received by holders of Thrifty PayLess Common Stock based on the closing price per share of Rite Aid Common Stock of $35.875 on October 11, 1996). Such analysis indicated that for the Selected Transactions levered consideration as a multiple of (i) LTM sales ranged from a low of 0.27x to a high of 1.00x, with a mean of 0.45x and a median of 0.38x, as compared to 0.48x for Thrifty PayLess (based on Thrifty PayLess' LTM as of June 30, 1996) and (ii) LTM EBIT ranged from a low of 6.6x to a high of 167.5x, with a mean of 12.9x and a median of 13.0x, as compared to 16.0x for Thrifty PayLess (based on Thrifty PayLess' LTM as of June 30,
1996). Such analysis also indicated that for the Selected Transactions aggregate consideration as a multiple of LTM EPS/net income ranged from a low of 13.1x to a high of 44.6x, with a mean of 24.9x and a median of 24.5x, as compared to 35.9x for Thrifty PayLess (based on estimated calendar year EPS for 1996). For purposes of the Selected Transactions Analysis the mean and median were calculated excluding the high and low transactions.

  Pro Forma Accretion/Dilution Analysis. Goldman Sachs analyzed the accretive/dilutive impact of the Merger, both excluding synergies and on a pro forma basis for synergies, with respect to Rite Aid's projected 1998 and 1999 EPS. This analysis was based on a number of assumptions, including, among other things, the cost of integration, estimated amounts and timing of the synergies and the projected financial performance of Rite Aid and Thrifty PayLess. From the standpoint of stockholders of Thrifty PayLess, the analyses indicated that (i) projected earnings for 1998 would increase from $1.19 per share, on a standalone basis, to $1.29 per share, after giving effect to the Merger, assuming no synergies are realized, and to $1.50 per share, after giving effect to the Merger, assuming $65 million in pre-tax profit improvements are realized and (ii) projected dividends paid for 1998 (based on the calendarized dividend of Rite Aid's most recent quarter) would increase from $0.00 per share, on a standalone basis, to $0.48 per share, after giving effect to the Merger.

  Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, sales, EBITDAL, EBIT, net income and number of stores) for Thrifty PayLess and Rite Aid (based on their respective managements' estimates) and the pro forma combined entity resulting from the Merger (such estimates compare Thrifty PayLess' fiscal years ending in September with Rite Aid's fiscal years ending the following February). The analysis indicated that (i) the Thrifty PayLess stockholders would receive 32.0% of the outstanding common equity of the combined entity, (ii) using a price of $18.38 per share of Thrifty PayLess Common Stock and $35.875 per share of Rite Aid Common Stock, the closing price of such shares on October 11, 1996, the Thrifty PayLess stockholders would contribute 26.6% of the equity market capitalization and 31.5% of the levered market capitalization of the combined entity, and (iii) assuming that a price per share of Thrifty PayLess Common Stock was $22.00, $23.00 and $24.00, the Thrifty PayLess stockholders would contribute 30.3%, 31.3% and 32.2%, respectively, of the equity market capitalization and 33.8%, 34.4% and 35.0%, respectively, of the levered market capitalization. Goldman Sachs analyzed the relative contribution of Thrifty PayLess and Rite Aid to the combined entity based on actual 1996 and estimated year 1997. This analysis indicated that (a) in 1996 Thrifty PayLess would contribute 46.1% to combined sales, 30.7% to combined EBITDAL, 25.6% to combined EBIT and a negative 16.8% to combined net income and (b) in estimated calendar year 1997 Thrifty PayLess would contribute 44.5% to combined sales, 32.7% to combined EBITDAL, 31.4% to combined EBIT and 14.2% to combined net income. This analysis indicated that Thrifty PayLess would contribute 27.3% of the number of stores (based on Thrifty PayLess' number of stores as of June 1996 and Rite Aid's number of stores as of August 1996) to the combined entity.

  Analysis at Various Prices. Goldman Sachs prepared a financial analysis of the Merger and calculated various financial multiples assuming (i) that holders of Thrifty PayLess Common Stock receive in the Merger $18.00, $19.00, $20.00, $21.00, $22.00, $23.00, $24.00, $25.00 and $26.00 in Rite Aid Common
Stock for each share of Thrifty PayLess Common Stock and (ii) the following corresponding amounts of enterprise value (equity consideration (assuming 59.5 million shares of Thrifty PayLess Common Stock outstanding), plus debt and preferred stock outstanding minus cash and cash equivalents): $1,950.1 million, $2,012.0 million, $2,073.9 million, $2,135.9 million, $2,197.8 million, $2,259.7 million, $2,321.6 million, $2,383.6 million and $2,445.5 million. Since the value of the Rite Aid Common Stock to be received in the Merger for each share of Thrifty PayLess Common Stock will fluctuate with increases or decreases in the market value of the Rite Aid Common Stock, Goldman Sachs performed this analysis assuming the foregoing range. Goldman Sachs calculated multiples of the aggregate enterprise value to: (i) sales,
(ii) EBITDAL, (iii) EBIT, and (iv) primary EPS. This analysis indicated that the multiples of LTM sales (based on Thrifty PayLess' LTM as of June 1996) ranged from a low of 0.41x to a high of 0.52x; estimated 1996 sales ranged from a low of 0.41x to a high of 0.51x; and estimated 1997 sales ranged from a low of 0.38x to a high of 0.48x. This analysis indicated that the multiples of
(A) LTM EBITDAL (based on Thrifty PayLess' LTM as of June 1996) ranged from a low of 8.0x to a high of 10.0x; (B) estimated 1996 EBITDAL ranged from a low of 7.6x to a high of 9.5x; and (C) estimated 1997 EBITDAL ranged from a low of 6.8x to a high of 8.6x. This analysis indicated that the multiples of (1) LTM EBIT (based on Thrifty PayLess' LTM as of June 1996) ranged from a low of 13.8x to a high of 17.3x; (2) estimated 1996 EBIT ranged from a low of 11.6x to a high of 14.6x; and (3) estimated 1997 EBIT ranged from a low of 10.1x to a high of 12.6x. This analysis indicated that the multiples of (x) estimated 1996 EPS ranged from a low of 28.1x to a high of 40.6x and (y) estimated 1997 EPS ranged from a low of 16.4x to a high of 23.6x. This analysis also indicated that the premium over LTM book value (based on Thrifty PayLess' LTM as of June 1996) ranged from a low of 189.7% to a high of 321.8%.

  Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Thrifty PayLess Common Stock and the Rite Aid Common Stock. Such analyses indicated that the price per share of Thrifty PayLess Common Stock to be paid pursuant to the Merger Agreement represented a premium of 26.9% based on the closing price per share of Thrifty PayLess Common Stock and Rite Aid Common Stock on October 11, 1996 of $18.375 and $35.875, respectively. In addition, Goldman Sachs reviewed (a) the weighted average trading price for Thrifty PayLess Common Stock for the latest three months and since April 16, 1996 (the date of the Thrifty PayLess IPO) and (b) the weighted average trading price for Rite Aid Common Stock for the latest three months, the latest six months and the LTM. The weighted average trading price for Thrifty PayLess Common Stock was $16.24 and $15.00, respectively, and the weighted average trading price for Rite Aid Common Stock was $32.97, $30.93, and $31.33, respectively.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Thrifty PayLess or Rite Aid or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Thrifty PayLess Board as to the fairness to the holders of Thrifty PayLess Common Stock of the Exchange Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Thrifty PayLess, Rite Aid, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Thrifty PayLess Board was one of many factors taken into consideration by the Thrifty PayLess Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Thrifty PayLess selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Thrifty PayLess having provided certain investment banking services to Thrifty PayLess from time to time, including having acted as the co-managing underwriter of the Thrifty PayLess IPO in April 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to Rite Aid from time to time, including participation in its commercial paper program, and may provide services to Rite Aid in the future.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Thrifty PayLess and/or Rite Aid for its own account and for the account of customers. As of October 13, 1996 (the date of its opinion) Goldman Sachs had a short position of 102,852 shares of Rite Aid Common Stock, a long position of $7,159,000 of 0% convertible bonds of Rite Aid, a long position of $15,000,000 of commercial paper of Rite Aid, and a long position of $20,000,000 of the bank debt of Thrifty PayLess.

  Pursuant to a letter agreement dated October 11, 1996 (the "Goldman Sachs Engagement Letter"), Thrifty PayLess engaged Goldman Sachs to act as its financial advisor in connection with a proposed strategic transaction between Thrifty PayLess and Rite Aid. Pursuant to the terms of the Goldman Sachs Engagement Letter, Thrifty PayLess has agreed to pay Goldman Sachs upon the purchase of 50% or more of the outstanding Thrifty PayLess Common Stock in one or a series of transactions, including, but not limited to, private or open market purchases of stock, a tender offer, a merger or an acquisition by Rite Aid of the Thrifty PayLess Common Stock, a transaction fee of $5.0 million. The transaction fee will be paid in cash upon consummation of the Merger. Thrifty PayLess has agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including fees and disbursements for Goldman Sachs' attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with such matters referred to in the Goldman Sachs Engagement Letter. Thrifty PayLess has agreed to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of material federal income tax consequences of the Merger based on current law. Neither Rite Aid nor Thrifty PayLess has requested or will request any ruling from the IRS as to the United States federal income tax consequences of the Merger. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, nonresident aliens, foreign corporations, persons who acquired shares of Thrifty PayLess Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Thrifty PayLess Common Stock in a hedging transaction or as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Merger. Consequently, each holder of Thrifty PayLess Common Stock (a "Holder") should consult such Holder's own tax advisor as to the specific tax consequences of the Merger to such Holder.

  The Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes, no income, gain or loss will be recognized by either Rite Aid or Thrifty PayLess as a result of the Merger and Holders who exchange shares of Thrifty PayLess Common Stock for shares of Rite Aid Common Stock pursuant to the Merger will be treated as follows: (i) no income, gain or loss will be recognized by a Holder with respect to the receipt of Rite Aid Common Stock;
(ii) the aggregate adjusted tax basis of shares of Rite Aid Common Stock (including a fractional share interest in Rite Aid Common Stock deemed received and redeemed as described below) received by a Holder will be the same as the aggregate adjusted tax basis of the shares of Thrifty PayLess Common Stock exchanged therefor; (iii) the holding period of shares of Rite Aid Common Stock (including the holding period of a fractional share interest in Rite Aid Common Stock deemed received and redeemed as described in (iv) below) received by a Holder will include the holding period of the Thrifty PayLess Common Stock exchanged therefor, provided that such shares of Thrifty PayLess Common Stock are held as capital assets at the Effective Time; and
(iv) a Holder of Thrifty PayLess Common Stock who receives cash in lieu of a fractional share interest in Rite Aid Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. In general, a Holder of Dissenting Thrifty PayLess Shares receiving solely cash pursuant to the exercise of appraisal rights will recognize gain or loss equal to the difference, if any, between the cash received and the dissenting Holder's tax basis in the Thrifty PayLess Common Stock.

  It is a condition to the consummation of the Merger that Thrifty PayLess and Rite Aid receive an opinion of Jones Day, counsel to Rite Aid, or Irell & Manella LLP, counsel to Thrifty PayLess, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Thrifty PayLess and Rite Aid will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of Thrifty PayLess upon their exchange of Thrifty PayLess Common Stock for Rite Aid Common Stock under Section 354 of the Code (except to the extent such stockholder receives cash in lieu of fractional shares). The opinion of Jones Day or Irell & Manella LLP referred to in this paragraph will be based upon certain facts, assumptions and representations and/or covenants, including those contained in certificates of officers of Rite Aid, Thrifty PayLess and, possibly, others. If such opinion is not received, the Merger will not be consummated unless the condition requiring their receipt is waived. Rite Aid and Thrifty PayLess currently anticipate that such opinion will be delivered and that neither Rite Aid nor Thrifty PayLess will waive the conditions requiring receipt of such opinions. Such opinions will not be binding upon the IRS and no assurance can be given that the IRS will not take a contrary position.

INTERESTS OF CERTAIN PERSONS AND EMPLOYEE MATTERS

  In considering the recommendation of the Thrifty PayLess Board with respect to the Merger, stockholders of Thrifty PayLess should be aware that certain members of the management of Thrifty PayLess and of the Thrifty PayLess Board have certain interests in the Merger that are in addition to the interests of stockholders of

Thrifty PayLess generally. The Thrifty PayLess Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  LGA Investment Banking Fee. Pursuant to a Management Services Agreement between TPI and LGA (the "Management Services Agreement"), LGA is entitled to receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services to Thrifty PayLess in connection with major financial transactions (the "Investment Services"). Upon consummation of the Merger, LGA will be paid a fee of $12.5 million, plus reasonable expenses, in consideration of Investment Services provided by it in connection with the Merger. Leonard I. Green, Jonathan D. Sokoloff and Jennifer Holden Dunbar (or entities controlled by them) are general partners of LGA as well as members of the Thrifty PayLess Board. Pursuant to its terms, the Management Services Agreement will terminate upon the effectiveness of the Merger.

  Directorship. In accordance with the terms of the Merger Agreement and the request of Thrifty PayLess, Rite Aid will take such action as may be required so that Leonard I. Green, Thrifty PayLess' Chairman of the Board, will be elected as of the Effective Time as a member of the Rite Aid Board in the class of members whose term expires at Rite Aid's 1999 annual meeting of stockholders.

  Severance Arrangements. Pursuant to the Merger Agreement, Rite Aid agreed to extend certain severance arrangements to employees of Thrifty PayLess and its subsidiaries (the "Severance Plan"). As of the Effective Time, the Severance Plan will apply to employees of Thrifty PayLess and its subsidiaries specified below who are terminated at the Effective Time or who continue to be employed following the Effective Time. Payments will be made to each eligible employee whose employment with Rite Aid or any of its subsidiaries is terminated by Rite Aid or such subsidiary without cause (as defined) or who terminates such employment for good reason (as defined), in either case (i) without being offered a position with Rite Aid or any of its subsidiaries at substantially comparable responsibility or compensation and (ii) within 24 months of the Effective Time. The Severance Plan will provide for unmitigated severance payments, payable in a lump sum payment. The categories of executives specified below (collectively, the "Covered Executives") will be entitled to severance benefits equal to the applicable multiple specified below multiplied by their total salary plus "On Plan/Target" bonus for Thrifty PayLess' 1996 fiscal year (subject, except in the case of Thrifty PayLess' Chief Executive Officer and Chief Financial Officer, to certain limitations under the Code relating to payments that would otherwise be subject to excise taxes as described below):

                             OFFICE OR CATEGORY                         MULTIPLE
                             ------------------                         --------
      Chief Executive Officer..........................................   3.0
      Executive Vice President and Chief Financial Officer.............   2.0
      Group A..........................................................   1.5
      Group B..........................................................   1.0

For purposes of the foregoing, (i) "Group A" means current or previously board-approved Senior Vice Presidents as of October 13, 1996, as well as three additional officers specified in the Merger Agreement and (ii) "Group B" means all Vice Presidents as of October 13, 1996. In addition, a third group of employees consisting of group vice presidents and certain department heads will be entitled to certain severance benefits. All other Thrifty PayLess employees working at Thrifty PayLess' headquarters in Wilsonville, Oregon who will be displaced as a result of the Merger will be entitled to severance benefits equal to six months' pay if their tenure is more than two years or six weeks' pay if their tenure is less than two years. Eligible employees under the Severance Plan will also be entitled to (i) the continuation of health insurance for the severance period or until covered by a new employer's plan, whichever occurs first, (ii) company contributions under the TPI Profit Sharing Plan for the year ended December 31, 1996, and (iii) outplacement services to be provided by Rite Aid. The Chief Executive Officer and Chief Financial Officer of Thrifty PayLess will also be entitled to retain the cars provided to them by Thrifty PayLess without payment to either Rite Aid or Thrifty PayLess. In addition, in the event that any payment or benefit to or for the benefit of Thrifty PayLess' Chief Executive Officer or Chief

Financial Officer paid or payable or distributed or distributable pursuant to the terms of the Merger Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by either such officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, subject to certain limitations, Rite Aid shall make a cash gross-up payment to such officer in an amount sufficient to place such officer in the same position as he would have been in if Section 4999 were not in the Code and shall otherwise fully indemnify such officer with respect to any liability incurred as a result of such Excise Tax and the payments referred to in this paragraph. For federal income tax purposes, Rite Aid may be unable to claim an expense deduction for certain portions of such payments.

  As of the Effective Time, it is anticipated that the foregoing arrangements will supersede existing severance arrangements (to the extent less favorable to the employee than those set forth above) with certain executive officers of Thrifty PayLess, consisting of Gordon D. Barker, David R. Jessick, Barbara R. Crane and Willard E. Wilson, which arrangements generally provide for severance benefits upon certain termination events consisting of one year's salary and on-plan bonus, subject to mitigation by the employee (plus, in the case of Messrs. Barker and Jessick, an additional one year's salary and on-plan bonus if termination occurs after certain change-in-control events, as defined therein).

  Pursuant to the terms of a severance agreement entered into between Thrifty PayLess and Marty W. Smith, the Chief Executive Officer of Bi-Mart, which is expected to remain in effect following the Merger, in the event that Mr. Smith's employment with Bi-Mart is terminated other than for cause (as defined), Mr. Smith will be paid each month, for up to 12 months, his then-current monthly base salary as severance. If any such termination occurs within a two-year period following a change of control (as defined), the period during which such payments are required to be made is extended from 12 to 24 months. The severance benefits will be reduced to the extent of compensation received from alternative sources of employment (and the employee is required to seek such employment).

  Treatment of Stock Options. Pursuant to the Merger Agreement, each outstanding Thrifty PayLess Stock Option, including those issued to officers and directors of Thrifty PayLess, will be converted automatically into a right to receive an amount of cash equal to (i) 65% of the Rite Aid Share Price, minus the exercise price per share under the applicable Thrifty PayLess Stock Option, times (ii) the number of shares of Thrifty PayLess Common Stock purchasable upon exercise of such Thrifty PayLess Stock Option. As of the Thrifty PayLess Record Date, the directors and executive officers of Thrifty PayLess held options to acquire 1,584,040 shares of Thrifty PayLess Common Stock with exercise prices ranging between $1.67 and $14.17 per share.

  A substantial number of such options were granted under the Thrifty PayLess 1994 Management Equity Plan (the "TP Equity Plan"), which became effective October 19, 1994. The TP Equity Plan provides for the sale to key employees of Thrifty PayLess of shares of Thrifty PayLess Common Stock and for the grant to such key employees of options to purchase such shares, with a purchase price or exercise price, as the case may be, based on the market price of such stock on the date of sale or grant. A maximum of 3,600,000 shares of A Common Stock and 7,200,000 shares of B Common Stock are available for issuance under the TP Equity Plan. The TP Equity Plan is administered by the Compensation Committee of the Thrifty PayLess Board and has a term of ten years.

  Purchases of shares of Thrifty PayLess Common Stock under such plan are made pursuant to a Management Subscription and Stockholders Agreement, which provides for payment to be made by means of a combination of cash, recourse promissory notes and non-recourse promissory notes as determined by Thrifty PayLess. The promissory notes are secured by a pledge of all of the shares so purchased by the individual, are due five years from the date of issuance and bear interest at the rate of 8% per annum. They also contain provisions requiring principal and interest payments out of bonuses received by the individual.

  Grants of stock options under the TP Equity Plan are made pursuant to a Stock Option and Stockholders Agreement, which generally provides that the options vest in installments of 20% per annum over a five-year period from the date of grant (although the Thrifty PayLess Compensation Committee may set different vesting periods). Options granted under the TP Equity Plan may be designated as incentive stock options ("ISOs") within the meaning of Section 422 of the Code or as options that do not so qualify ("NSOs"). No ISOs may be granted to any person who owns more than 10% of the total combined voting power of all classes of Thrifty PayLess' capital stock, unless the exercise price thereof is at least 110% of the fair market value of the underlying common stock as of the grant date and such option has a term of not more than five years. In addition, no ISOs may be issued with an exercise price of less than 100% of the fair market value of the underlying common stock as of the grant date or with a term of more than ten years.

  Options granted to directors of Thrifty PayLess were issued pursuant to Thrifty PayLess' Non-Employee Director Stock Option Plan, which became effective upon consummation of the Thrifty PayLess IPO. Pursuant to such plan,
(i) effective upon consummation of the Thrifty PayLess IPO, each of Richard J. Lynch, Jr. and Frank G. Felicella received options to acquire 30,000 shares of B Common Stock, subject to vesting, which options have an exercise price of $14.00 per share, (ii) on the date of each of Thrifty PayLess' annual stockholder meetings after January 1, 1997 at which non-management directors are elected to the Thrifty PayLess Board, each such non-management director will receive options to acquire 10,000 shares of B Common Stock, subject to vesting, which options will have an exercise price equal to the market price of the B Common Stock (as defined in such plan) on the date such options are granted, and (iii) any non-management director who is first elected or appointed to the Thrifty PayLess Board after January 1, 1997 other than at an annual meeting of stockholders will, upon such election or appointment, receive options to acquire 10,000 shares of B Common Stock, subject to vesting, which options will have an exercise price equal to the market price of the B Common Stock on the date such options are granted. Vesting of such options accelerates upon a change of control of Thrifty PayLess (as defined in such plan).

  The Merger Agreement provides that, as of the Effective Time, the TP Equity Plan, the Thrifty PayLess Non-Employee Director Stock Option Plan and all other management equity plans of Thrifty PayLess (the "Thrifty PayLess Option Plans") will terminate and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Thrifty PayLess or any of its subsidiaries will be deleted (except as otherwise described below under "--Bi-Mart Options"). Furthermore, Thrifty PayLess will take all actions necessary to ensure that, following the Effective Time, no holder of Thrifty PayLess Stock Options or any participant in the Thrifty PayLess Option Plans or any other plans, programs, agreements or arrangements will have any right thereunder to acquire any equity securities of Thrifty PayLess or any subsidiary thereof (except as otherwise described below under "--Bi-Mart Options").

  Payments Under Cash Bonus Plan. Provided that Thrifty PayLess achieves certain performance objectives, Rite Aid will pay bonuses to Thrifty PayLess employees covered by the Thrifty PayLess Executive Incentive Plan (the "Cash Bonus Plan") in respect of the fiscal year of Thrifty PayLess beginning on September 30, 1996 and ending on the date of the Effective Time ("FY 1997"). Such bonuses will be (a) based upon the Thrifty PayLess Board-approved EBITDA budget of $285.3 million for the fiscal year ending September 28, 1997, (b) prorated to reflect the fact that FY 1997 will terminate on the date of the Effective Time rather than on September 28, 1997 (provided that the prorated amount will not be less than it would have been if the Effective Time occurred on December 29, 1996, which would have been the end of Thrifty PayLess' first fiscal quarter of 1997 but for the Merger), (c) calculated and paid by Rite Aid based on a percentage (determined by resolution of the Compensation Committee of the Thrifty PayLess Board) of annual salary for the year ending September 28, 1997, (d) paid on the date 90 calendar days after the end of FY 1997, and (e) payable by Rite Aid (or, if applicable, a subsidiary thereof) to each employee eligible therefor who was employed by Thrifty PayLess as of the last day of FY 1997.

  Consulting Agreements. Upon the Effective Time, Rite Aid will also enter into consulting agreements with certain Thrifty PayLess employees.

  Thrifty PayLess Deferred Compensation Plan for Non-Management Directors. In accordance with the Thrifty PayLess Deferred Compensation Plan, certain members of the Thrifty PayLess Board, consisting of

Leonard I. Green, Jonathan D. Sokoloff, Jennifer Holden Dunbar and Richard J. Lynch, Jr., have previously elected to defer their director cash compensation. In accordance with the terms of such plan, upon their termination as directors of Thrifty PayLess at the Effective Time, such directors will be entitled to cash payments equal to the number of units allotted to them under such plan multiplied by the average closing sales price of Thrifty PayLess Common Stock on the NYSE for the ten-day period immediately prior to the date of the Effective Time.

  Bi-Mart Options. Pursuant to certain existing arrangements with various officers of Bi-Mart, such officers have received or may receive options to acquire up to an aggregate number of shares of Bi-Mart not to exceed 20% of the issued and outstanding capital stock of Bi-Mart. Such options will remain outstanding and in full force and effect following consummation of the Merger. Rite Aid currently anticipates that it will divest Bi-Mart following the Merger.

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

  Pursuant to the Merger Agreement, Rite Aid agreed that at all times after the Effective Time it will indemnify such person who is now, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of Thrifty PayLess or of any of Thrifty PayLess' subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the Certificate of Incorporation or By-Laws of Thrifty PayLess, or any agreement with Thrifty PayLess, in each case as in effect immediately prior to the execution of the Merger Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state law. The Merger Agreement provides that Rite Aid will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Thrifty PayLess and its subsidiaries on the date of the Merger Agreement (provided that Rite Aid may substitute therefor policies having at least the same coverage, a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium paid by Thrifty PayLess and its subsidiaries for such insurance on the date of Merger Agreement, then Rite Aid will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The Merger Agreement provides that Rite Aid will pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations described under this paragraph. The rights described under this paragraph are in addition to rights that an Indemnified Party may have under the Certificate of Incorporation, By-Laws, other similar organization documents of Thrifty PayLess or any of its subsidiaries or the DGCL. The Merger Agreement also provides that the rights under this paragraph shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party.

CERTAIN PROJECTED FINANCIAL INFORMATION

  In the course of the discussions giving rise to the Merger Agreement (see "--Background of the Merger"), representatives of Thrifty PayLess furnished representatives of Rite Aid certain business and financial information that was not publicly available, including Thrifty PayLess' budget for its fiscal year ending September 28, 1997 ("Thrifty PayLess' 1997 Budget"). Thrifty PayLess' 1997 Budget included certain projections for fiscal 1997 prepared solely for Thrifty PayLess' internal purposes. None of such projected financial information provided by Thrifty PayLess to Rite Aid was prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements, and such information is being included in this Joint Proxy

Statement/Prospectus solely because it was furnished to Rite Aid in connection with the discussions giving rise to the Merger Agreement.

  The projected financial information set forth below necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond Thrifty PayLess' control, and does not take into account any change in ownership of Thrifty PayLess or any changes to Thrifty PayLess' operations or capital structure which may result from the Merger. See "--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board" and "Available Information-- Certain Forward-Looking Statements and Merger Considerations." It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that Rite Aid or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. Neither Rite Aid nor Thrifty PayLess assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and Thrifty PayLess has made no representation to Rite Aid regarding such information. See "Available Information--Certain Forward-Looking Statements and Merger Considerations."

  Set forth below is a summary of estimated selected income statement information provided by Thrifty PayLess to Rite Aid as described above (in millions):

                                                                  ESTIMATES
                                                             FOR THE YEAR ENDING
                                                             SEPTEMBER 28, 1997
                                                             -------------------
      Sales.................................................      $5,126.6
      Total cost of sales...................................       3,752.6
      Earnings before interest and taxes....................         194.0
      Interest expense......................................          83.4
      Net income............................................          66.4

The principal assumptions underlying the foregoing projections are (i) an increase in same-store sales of 6.1% (i.e., pharmacy sales increase of 12.4% and non-pharmacy sales increase of 2.7%), (ii) a gross margin of 26.8% (as compared with a projected gross margin of 26.5% in fiscal 1996), (iii) the opening of 30 new stores during the course of the fiscal year, and (iv) an increase in pharmacy sales to 36.8% of total sales, including growth of third-party sales to 78.1% of total pharmacy sales. Included in the projected financial information is $385.1 million in revenues and $4.1 million in net income from Bi-Mart, which Rite Aid intends to divest following the Merger. See "--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board."

REFINANCING OF CERTAIN THRIFTY PAYLESS INDEBTEDNESS

  Pursuant to the Merger Agreement, Rite Aid agreed to refinance certain existing debt of Thrifty PayLess. As of the Effective Time, Rite Aid intends to refinance all of Thrifty PayLess' obligations under its secured bank facility ($605.4 million aggregate principal amount and $104.0 million of letters of credit outstanding at September 29, 1996). In addition, if the Merger is consummated, Rite Aid would be obligated to offer to repurchase the TPI Sub Debt ($195.0 million aggregate principal amount outstanding at September 29, 1996) at 101% of the principal amount thereof. Rite Aid is considering the possibility of commencing an offer to purchase all of the TPI Sub Debt at a premium that is likely to substantially exceed the premium payable under the Change of Control Offer, plus accrued and unpaid interest to the date of purchase. Any such offer would be subject to various conditions, including the consummation of the Merger. There can be no assurance that any such offer to purchase will be made or as to the timing and terms thereof.

  Rite Aid intends to refinance such indebtedness as well as other Thrifty PayLess' indebtedness and to pay related fees and expenses of approximately $29 million with funds from an additional $1 billion bank revolving credit facility. As of the date hereof, the structure, terms and provisions of such facility are being negotiated and have not yet been finalized. Subsequently, Rite Aid plans to refinance part of its bank debt on a long term basis through senior debt issuances.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles ("GAAP").

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  General. The business of Thrifty PayLess is subject to numerous federal, state and local licensing and registration regulations. For instance, Thrifty PayLess' pharmacists and pharmacy technicians are required to be licensed by the appropriate state board of pharmacy, and Thrifty PayLess' stores and certain of Thrifty PayLess' distribution centers are also registered with the Federal Drug Enforcement Administration. Further, many of Thrifty PayLess' stores sell alcoholic beverages and certain of its stores sell ammunition, and such stores are subject to various state and local liquor and firearm licensing requirements as a result. By virtue of these license and registration requirements, Thrifty PayLess and/or Rite Aid will be obligated to obtain certain governmental consents and approvals in connection with the Merger, which Rite Aid and Thrifty PayLess are currently in the process of seeking. There can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of Thrifty PayLess or Rite Aid or that certain parts of the businesses of Thrifty PayLess or Rite Aid might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. It is a condition of the Merger that all consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental entity required in connection with the Merger Agreement shall have been obtained or made, subject to certain exceptions. Except as otherwise disclosed herein (including under "-- Antitrust" below), based upon its review of publicly available information with respect to Thrifty PayLess and the review of certain information furnished by Thrifty PayLess to Rite Aid, Rite Aid is not aware of any license or regulatory permit that appears to be material to the business of Thrifty PayLess and its subsidiaries, taken as a whole, that might be adversely affected as a result of the Merger.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the "HSR Act") and the regulations promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. On October 22, 1996, Rite Aid and Thrifty PayLess filed notifications and report forms under the HSR Act with the FTC and the Antitrust Division, and on November 6, 1996, Rite Aid and Thrifty PayLess received official notice from the FTC of early termination of the waiting period under the HSR Act, effective as of such date.

  At any time before or after the Effective Time, notwithstanding such early termination of the waiting period under the HSR Act, the FTC, the Antitrust Division or any state could take such action under the antitrust laws of the United States or such state, as the case may be, as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Rite Aid or Thrifty PayLess. State governmental authorities or private persons may also seek to take legal action under the antitrust laws under certain circumstances.

  Closing Condition. The respective obligations of Rite Aid and Thrifty PayLess to consummate the Merger are subject to the condition that no court, arbitrator or governmental body, agency or official will have issued any order, decree or ruling which remains in force and there will not have been any statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger. See "The Merger Agreement--Conditions to the Merger."

APPRAISAL RIGHTS

  Under the DGCL, holders of B Common Stock are not entitled to appraisal or dissenters' rights in connection with the Merger because the B Common Stock is listed on a national securities exchange and the consideration which such holders will be entitled to receive in the Merger will consist solely of (i) Rite Aid

Common Stock, which will also be listed on a national securities exchange, and
(ii) cash in lieu of fractional shares. Under the DGCL, holders of Rite Aid Common Stock are not entitled to appraisal or dissenters rights in connection with the Merger because the Rite Aid Common Stock is listed on a national securities exchange.

  Holders of record of A Common Stock who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under
Section 262 of the DGCL ("Section 262") because the A Common Stock is not listed on a national securities exchange. A person having a beneficial interest in shares of A Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS FOR THE A COMMON STOCK UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF A COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

  Under the DGCL, holders of shares of A Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

  Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

  This Joint Proxy Statement/Prospectus constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Joint Proxy Statement/Prospectus as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST DELIVER TO THRIFTY PAYLESS PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE THRIFTY PAYLESS SPECIAL MEETING TO BE HELD ON DECEMBER 12, 1996, A WRITTEN DEMAND FOR APPRAISAL OF SUCH HOLDER'S APPRAISAL SHARES. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT CONSTITUTE SUCH A DEMAND. A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH APPRAISAL SHARES OF RECORD THROUGH THE EFFECTIVE DATE OF THE MERGER. ACCORDINGLY, A HOLDER OF APPRAISAL SHARES WHO IS THE RECORD HOLDER OF APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH APPRAISAL SHARES PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH APPRAISAL SHARES.

  Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares held in the name of the record owner. If a stockholder holds Appraisal Shares through a broker who in turn holds the shares through a central securities depositary nominee, a demand for appraisal of shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as record holder. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO THRIFTY PAYLESS HOLDINGS, INC. AT 9725 S.W. PEYTON LANE, WILSONVILLE, OREGON 97070,
ATTENTION: SECRETARY.

  Within 10 days after the consummation of the Merger, Rite Aid will notify each stockholder who has properly asserted appraisal rights under Section 262 of the date the Merger became effective.

  Within 120 days after the consummation of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Surviving Corporation is under no obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Appraisal Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

  The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable.

The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of the all of the Appraisal Shares entitled to appraisal.

  Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

  If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder withdraws his demand for appraisal. Any withdrawal attempted more than 60 days after such effective date will require the written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding pending in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and any such approval may be conditioned upon such terms as the Court deems just.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT).

AMENDMENT OF RITE AID CERTIFICATE OF INCORPORATION

  Pursuant to the Merger Agreement and in connection with the Merger, the Certificate of Incorporation of Rite Aid ("Rite Aid Charter") will be amended to, among other things, change the authorized capital stock from 240,000,000 shares of Common Stock to 300,000,000 shares of Common Stock, simplify the purpose clause, remove certain obsolete provisions and effect certain other minor technical amendments. The complete text of the Rite Aid Charter as it is being amended pursuant to the Merger Agreement is included herein as Exhibit C to Annex A of this Joint Proxy Statement/Prospectus.

  The Rite Aid Charter currently authorizes the issuance of 240,000,000 shares of Rite Aid Common Stock and 20,000,000 shares of Rite Aid Preferred Stock. On the Rite Aid Record Date, 83,928,120 shares of Rite Aid Common Stock were issued and outstanding. Rite Aid expects to issue approximately 38,676,000 shares of Rite Aid Common Stock to holders of Thrifty PayLess Common Stock in the Merger. Additionally, 6,419,037 shares are reserved for issuance to or on behalf of participants in the Rite Aid 1990 Omnibus Stock Incentive Plan upon the exercise of options granted pursuant to such plans and 5,953,266 shares are reserved for issuance pursuant to the terms of Rite Aid's convertible debt. After taking into account the shares of Rite Aid Common Stock either issued or reserved for issuance, including those to be issued pursuant to the Merger and those reserved for the foregoing stock plan, Rite Aid would have only 105,023,577 remaining shares authorized for issuance if the Rite Aid Charter were not amended.

  The Rite Aid Board believes it is desirable to authorize additional shares of Rite Aid Common Stock so that there will be sufficient shares available for issuance after the Merger for purposes that the Rite Aid Board may hereafter determine to be in the best interests of Rite Aid and its stockholders. Such purposes could include the offer of shares for cash, acquisitions, employee benefit programs and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Rite Aid Board believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of Rite Aid Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance. For the foregoing reasons, the Merger Agreement provides that the authorized shares of Rite Aid Common Stock will be increased in order to have a sufficient number of shares for issuance from time to time after the Merger.

  Rite Aid currently has no agreements or special plans concerning the issuance of additional shares of Rite Aid Common Stock, except for the shares to be issued in the Merger and shares reserved or to be reserved for issuance by Rite Aid as described herein. If any agreements or plans are made concerning the issuance of any such shares, holders of the then outstanding shares of Rite Aid's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of the NYSE and the judgment of the Rite Aid Board regarding the submission thereof to Rite Aid's stockholders. The current rules of the NYSE, however, would require stockholder approval if the number of shares of Rite Aid Common Stock to be issued would equal or exceed 20% of the number of such shares of Rite Aid Common Stock outstanding immediately prior to such issuance.

  It is not presently contemplated that such additional shares of Rite Aid Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in Rite Aid more difficult, time-consuming or costly. However, it should be noted that shares of Rite Aid Common Stock could be issued for that purpose and to that effect, and the Rite Aid Board reserves its right (if consistent with its fiduciary responsibilities) to issue Rite Aid Common Stock for such purposes.

  Additionally, the Rite Aid Charter will be amended to simplify the purpose of Rite Aid to be to engage in any lawful act or activity for which corporations may be organized under the DGCL, to remove provisions regarding indemnification that were superseded by the 1987 amendment to the Rite Aid Charter and to make certain other minor technical corrections.

RESALES OF RITE AID COMMON STOCK

  All shares of Rite Aid Common Stock issued pursuant to the Merger will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Thrifty PayLess for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act.

  Thrifty PayLess has agreed to deliver to Rite Aid, not later than the record date for the Thrifty PayLess Special Meeting, a letter identifying, to the best of Thrifty PayLess' knowledge, all persons who are, at the time of the Thrifty PayLess Special Meeting, deemed to be "affiliates" (as used in the preceding paragraph) of Thrifty PayLess and to use its best efforts to cause each person so identified to deliver to Rite Aid at least 30 days prior to the Closing Date an agreement, substantially in the form previously approved by Rite Aid and Thrifty PayLess, providing that such person will not sell, pledge, transfer or otherwise dispose of any Rite Aid Common Stock received by such person in exchange for shares of Thrifty PayLess Common Stock pursuant to the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

  Pursuant to the GEI/Kmart Stockholder Agreements, GEI and Kmart each have and, in the event GEI distributes its shares of Rite Aid Common Stock to its limited partners, such limited partners will have, the right to require Rite Aid to register the shares of Rite Aid Common Stock owned by them, subject to certain terms and conditions. In particular, Kmart's demand rights entitle it, among other things, to make a demand for registration at any time prior to the Effective Time and, upon such demand, Rite Aid is required to use reasonable efforts to cause a registration statement with respect to Kmart's shares of Rite Aid Common Stock to become effective as promptly as practicable following the Effective Time. There is no limitation on the right of GEI to distribute its shares of Rite Aid Common Stock to its limited partners. See "The GEI/Kmart Stockholder Agreements--Registration Rights."

NEW YORK STOCK EXCHANGE LISTING

  Rite Aid has agreed to use reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Rite Aid Common Stock to be issued in the Merger, and such listing is a condition to the consummation of the Merger. Rite Aid also intends to list such shares of Rite Aid Common Stock on the PSE.

                             THE MERGER AGREEMENT

  The following summary of the Merger Agreement is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as Annex A. Capitalized terms not otherwise defined herein or in the following summary shall have the meanings set forth in the Merger Agreement.

GENERAL

  The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the DGCL, at the Effective Time, Rite Aid and Thrifty PayLess will consummate the Merger pursuant to which (i) Thrifty PayLess will be merged with and into Rite Aid and the separate corporate existence of Thrifty PayLess shall thereupon cease, and (ii) Rite Aid will be the Surviving Corporation and will continue to be governed by the laws of the State of Delaware. Pursuant to the Merger, (a) the Certificate of Incorporation of Rite Aid, as amended in the manner described under "The Merger--Amendment of Rite Aid Certificate of Incorporation," will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (b) the By-laws of Rite Aid, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. See "The Merger--Amendment of Rite Aid Certificate of Incorporation." The Merger will have the effects set forth in the DGCL.

  The Merger Agreement provides that each share of A Common Stock and B Common Stock of Thrifty PayLess issued and outstanding immediately prior to the Effective Time (other than Thrifty PayLess Common Stock owned by Thrifty PayLess as treasury stock, any Thrifty PayLess Common Stock owned by Rite Aid or any direct or indirect wholly owned subsidiary of Rite Aid or Thrifty PayLess and Dissenting Thrifty PayLess Shares, if any) will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.65 duly authorized, validly issued, fully paid and nonassessable shares of Rite Aid Common Stock.

  All shares of Thrifty PayLess Common Stock that are owned by Thrifty PayLess as treasury stock and any shares of Thrifty PayLess Common Stock owned by Rite Aid or any direct or indirect wholly owned subsidiary of Rite Aid or Thrifty PayLess will, at the Effective Time, be cancelled and retired and will cease to exist and no Rite Aid Common Stock shall be delivered in exchange therefor.

  The Merger Agreement provides that, on and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Thrifty PayLess Common Stock (the "Certificates") will cease to have any rights as stockholders of Thrifty PayLess, except the right to receive the consideration set forth in the Merger Agreement for each share of Thrifty PayLess Common Stock held by them or, if applicable, payments due to holders of Dissenting Thrifty PayLess Shares. See "The Merger--Appraisal Rights for Thrifty PayLess Stockholders."

  In lieu of any fractional share of Rite Aid Common Stock, Rite Aid will pay to each former stockholder of Thrifty PayLess who otherwise would be entitled to receive a fractional share of Rite Aid Common Stock an amount in cash determined by multiplying (i) the Rite Aid Share Price by (ii) the fractional interest in a share of Rite Aid Common Stock to which such holder would otherwise be entitled.

  AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME, A BANK OR TRUST COMPANY DESIGNATED BY RITE AID TO ACT AS AGENT FOR THE HOLDERS OF THRIFTY PAYLESS COMMON STOCK IN CONNECTION WITH THE MERGER (THE

"EXCHANGE AGENT") WILL MAIL TO EACH HOLDER OF RECORD OF A CERTIFICATE WHOSE SHARES WERE CONVERTED IN THE MERGER INTO THE RIGHT TO RECEIVE RITE AID COMMON STOCK A LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR USE IN EFFECTING THE SURRENDER OF SUCH CERTIFICATES IN EXCHANGE FOR RITE AID COMMON STOCK.

  THRIFTY PAYLESS STOCKHOLDERS SHOULD NOT FORWARD THRIFTY PAYLESS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED SUCH TRANSMITTAL LETTERS. THRIFTY PAYLESS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  In accordance with the Merger Agreement, effective as of the Effective Time, each outstanding Thrifty PayLess Stock Option will be converted automatically into a right to receive an amount of cash equal to (i) 65% of the Rite Aid Share Price minus the exercise price per share under the applicable Thrifty PayLess Stock Option, times (ii) the number of shares of Thrifty PayLess Common Stock purchasable upon exercise of such Thrifty PayLess Stock Option.

INTERIM OPERATIONS OF THRIFTY PAYLESS

  In the Merger Agreement, Thrifty PayLess has covenanted and agreed that, except as expressly provided in the Merger Agreement or with the prior written consent of Rite Aid, during the term of the Merger Agreement:

    (i) The business of Thrifty PayLess and its subsidiaries will be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of Thrifty PayLess and its subsidiaries will use reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

    (ii) Thrifty PayLess will not, directly or indirectly, split, combine or reclassify the outstanding shares of Thrifty PayLess Common Stock, or any outstanding capital stock of any of the subsidiaries of Thrifty PayLess;

    (iii) Neither Thrifty PayLess nor any of its subsidiaries will: (a) amend its certificate of incorporation or by-laws or similar organizational documents; (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Thrifty PayLess' subsidiaries to Thrifty PayLess or its subsidiaries; (c) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Thrifty PayLess or its subsidiaries, other than issuances pursuant to exercise of stock-based awards or options outstanding on the date thereof; (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary course of business consistent with past practice or pursuant to existing agreements; or (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    (iv) Neither Thrifty PayLess nor any of its subsidiaries will: (a) except for normal, regularly scheduled increases for non-officer employees consistent with past practice or pursuant to the terms of existing collective bargaining agreements, grant any increase in the compensation payable or to become payable by Thrifty PayLess or any of its subsidiaries to any officer or employee (including through any new award made under, or the exercise of any discretion under, any Benefit Plan); (b) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (c) enter into any, or amend any existing, employment or severance agreement with or, grant any severance or termination pay to any officer, director, employee or consultant of Thrifty PayLess or any of its subsidiaries; (d) make any additional contributions to any grantor trust created by Thrifty PayLess to provide funding for non-tax-qualified employee benefits or compensation; or (e) provide any severance program to any subsidiary which does not have a severance program as of the date of the Merger Agreement;

    (v) Neither Thrifty PayLess nor any of its subsidiaries will modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

    (vi) Neither Thrifty PayLess nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Rite Aid, except in the ordinary course of business consistent with past practice;

    (vii) Neither Thrifty PayLess nor any of its subsidiaries will: (a) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course of business consistent with past practice; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (c) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Thrifty PayLess or customary loans or advances to employees in accordance with past practice); or (d) enter into any material commitment (including, but not limited to, any lease, capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice or Thrifty PayLess' existing expansion plans previously disclosed in its documents filed with the Commission;

    (viii) Neither Thrifty PayLess nor any of its subsidiaries will change any of the accounting principles used by it unless required by GAAP;

    (ix) Neither Thrifty PayLess nor any of its subsidiaries may pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (a) reflected or reserved against in the consolidated financial statements (or the notes thereto) of Thrifty PayLess and its consolidated subsidiaries, (b) incurred in the ordinary course of business consistent with past practice, or (c) which are legally required to be paid, discharged or satisfied;

    (x) Neither Thrifty PayLess nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Thrifty PayLess or any of its subsidiaries or any agreement relating to a Takeover Proposal (other than the Merger);

    (xi) Neither Thrifty PayLess nor any of its subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of Thrifty PayLess contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time;

    (xii) Neither Thrifty PayLess nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of Thrifty PayLess' Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of the Merger Agreement;

    (xiii) Neither Thrifty PayLess nor any of its subsidiaries will close, shut down, or otherwise eliminate any of Thrifty PayLess' stores other than in the ordinary course of business consistent with past practice; change the name of or signage at any of Thrifty PayLess' stores other than in the ordinary course of business; close, shut down, or otherwise eliminate any of Thrifty PayLess' distribution centers; or move the location of, close, shut down or otherwise eliminate Thrifty PayLess' headquarters, or effect a general staff reduction at such headquarters;

    (xiv) Neither Thrifty PayLess nor any of its subsidiaries will change or modify in any material respect Thrifty PayLess' existing advertising program and policies other than in the ordinary course of business;

    (xv) Neither Thrifty PayLess nor any of its subsidiaries will enter into any new lease (other than renewals of existing leases after consultation with Rite Aid) other than in the ordinary course of business or purchase or acquire or enter into any agreement to purchase or acquire any real estate;

    (xvi) Neither Thrifty PayLess nor any of its subsidiaries will take or omit to take any action that may result in the incurrence of any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Thrifty PayLess and its subsidiaries; and

    (xvii) Neither Thrifty PayLess nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

INTERIM OPERATIONS OF RITE AID

  In the Merger Agreement, Rite Aid has covenanted and agreed that, except as expressly provided in the Merger Agreement or with the prior written consent of Thrifty PayLess, during the term of the Merger Agreement:

    (i) Rite Aid will not, directly or indirectly, split, combine or reclassify the outstanding Rite Aid Common Stock;

    (ii) Neither Rite Aid nor any of its subsidiaries will declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (a) dividends paid by Rite Aid's subsidiaries to Rite Aid or its subsidiaries and (b) cash dividends on Rite Aid Common Stock at Rite Aid's current dividend rate or as such rate may be increased (provided that any such increase is not higher on a percentage basis, after rounding up to avoid fractions, than Rite Aid's most recent dividend rate increase prior to date of the Merger Agreement) (in addition, in the Merger Agreement, Rite Aid acknowledged that its intention as of the date of the Merger Agreement was to continue to pay cash dividends at a rate no less than the most recent dividend prior to the date of the Merger Agreement);

    (iii) Rite Aid may not adopt a plan of complete or partial liquidation or dissolution;

    (iv) Neither Rite Aid nor any of its subsidiaries may take, or agree to commit to take, any action that would make any representation or warranty of Rite Aid in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

    (v) Neither Rite Aid nor any of its subsidiaries may enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

NO SOLICITATION

  Pursuant to the Merger Agreement, Thrifty PayLess (and its subsidiaries and Affiliates over which it exercises control) have agreed that they will not, and Thrifty PayLess (and its subsidiaries and Affiliates over which it exercises control) have agreed that they will cause their respective officers, directors, investment bankers, attorneys, accountants and other agents not to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information), or take any other similar action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to, any Takeover Proposal or an inquiry with respect thereto, or (ii) in the event of an unsolicited Takeover Proposal for Thrifty PayLess or any subsidiary or Affiliate of Thrifty PayLess, engage in negotiations or discussions with, or provide any information or data to, any person (other than Rite Aid, any of its Affiliates or representatives) relating to any Takeover Proposal, provided, however, that if the Thrifty PayLess Board determines in good faith, having received and considered the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Thrifty PayLess' stockholders under applicable law, Thrifty PayLess may, in response to a Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of the provisions cited under this paragraph, and subject to compliance with all the other provisions cited under this paragraph, (a) furnish information with respect to Thrifty PayLess and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by Thrifty PayLess after consultation with its outside counsel) and (b) participate in negotiations regarding such Takeover Proposal. Thrifty PayLess has agreed to immediately notify Rite Aid orally and in writing of any such request for information or Takeover Proposal that comes to the attention of any of its officers or directors (including the material terms and conditions thereof and the identity of the person making it) and to keep Rite Aid reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

  The Merger Agreement also provides that, except as expressly permitted by the Merger Agreement, neither the Thrifty PayLess Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Rite Aid, the approval or recommendation by the Thrifty PayLess Board or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (other than the Merger), or (iii) cause Thrifty PayLess to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of the Merger Agreement by the holders of Thrifty PayLess Common Stock, the Thrifty PayLess Board determines in good faith, after it has received a Superior Proposal (defined below) and having received and considered advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Thrifty PayLess' stockholders under applicable law, the Thrifty PayLess Board may (subject to the provisions cited in this paragraph and the other provisions of the Merger Agreement) withdraw or modify its approval or recommendation of the Merger or the Merger Agreement, but in any such case only at a time that is after the fifth business day following Rite Aid's receipt of written notice advising Rite Aid that the Thrifty PayLess Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

  As used in the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Thrifty PayLess Common Stock then outstanding or all or substantially all the assets of Thrifty PayLess and otherwise on terms which the Thrifty PayLess Board determines in its good faith judgment (having received and considered the advice of a financial advisor of nationally recognized reputation) to be more favorable to Thrifty PayLess' stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Thrifty PayLess Board, is reasonably capable of being obtained by such third party.

RITE AID STANDSTILL PROVISION

  In the Merger Agreement Rite Aid has agreed that, if the Merger Agreement is terminated by either party in accordance with the terms of the Merger Agreement, for a period of four years from the date of the Merger Agreement, except within the terms of a specific written request from Thrifty PayLess and except for certain purchases of Thrifty PayLess Common Stock permitted prior to the termination of the Merger Agreement, Rite Aid will not, and will use its best efforts to cause each of its Affiliates controlled by it not to, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly (a) any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to Thrifty PayLess or any subsidiary of Thrifty PayLess, or (b) any demand, request or proposal to amend, waive or terminate any of the provisions cited in this paragraph, and except as aforesaid during such period Rite Aid will not, and will use its best efforts to cause each of its Affiliates or any of its representatives as a principal not to, (i) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any additional voting securities of Thrifty PayLess, (ii) make, or in any way participate in, any solicitation of proxies with respect to any such voting securities (including by the execution of action by written consent), become a participant in any election contest with respect to Thrifty PayLess, seek to influence any person with respect to any such voting securities or demand a copy of the list of the stockholders or other books and records of Thrifty PayLess, (iii) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such voting securities or which seeks to affect control of Thrifty PayLess or has the purpose of circumventing any provision of the Merger Agreement, (iv) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of Thrifty PayLess, or (v) make any proposal or other communication designed to compel Thrifty PayLess to make a public announcement in respect of any matter cited in this paragraph; provided, however, that if Thrifty PayLess initiates a process of soliciting bids for the acquisition of Thrifty PayLess, Rite Aid will be permitted to participate in such process on the same basis, and subject to the same conditions and limitations, as are established by Thrifty PayLess for all bidders and if Thrifty PayLess enters into an Acquisition Agreement with a party other than Rite Aid and, as a result, the Thrifty PayLess Board has a fiduciary obligation under applicable Delaware law to consider alternative Takeover Proposals, Rite Aid will be permitted to make a Takeover Proposal.

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, Thrifty PayLess has made customary representations and warranties to Rite Aid with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, employee benefit plans, insurance, compliance with laws (including ERISA and environmental laws), transactions with affiliates, litigation, absence of defaults, contracts, tax matters, labor matters, assets, real property, environmental matters, consents and approvals, information provided by it for inclusion in the Joint Proxy Statement/Prospectus, agreements with third party payors, vote required, opinion of financial advisors, undisclosed liabilities and the absence of any material adverse change in Thrifty PayLess since July 1, 1996.

  In the Merger Agreement, Rite Aid has made customary representations and warranties to Thrifty PayLess with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, insurance, compliance with laws (including ERISA and environmental laws), transactions with Affiliates, litigation, absence of defaults, contracts, tax matters, labor matters, assets, real property, consents and approvals, information provided by it for inclusion in the Joint Proxy Statement/Prospectus, agreements with third party payors, votes required, opinion of financial advisors, undisclosed liabilities and the absence of any material adverse change in Rite Aid since August 1, 1996.

CONDITIONS TO THE MERGER

  The respective obligations of Rite Aid, on the one hand, and Thrifty PayLess, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (i) the Merger Agreement shall have been adopted by stockholders of Thrifty PayLess and Rite Aid in accordance with the DGCL and the issuance of Rite Aid Common Stock pursuant to the Merger Agreement shall have been approved by the stockholders of Rite Aid;
(ii) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force and there shall not be any statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger; (iii) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; (iv) all material required consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time; (v) the Rite Aid Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(vi) Rite Aid and Thrifty PayLess shall have received an opinion of Jones, Day, counsel to Rite Aid, or Irell & Manella LLP, counsel to Thrifty PayLess stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of Thrifty PayLess upon their exchange of Thrifty PayLess Common Stock for Rite Aid Common Stock under
Section 354 of the Code (except with respect to cash in lieu of any fractional shares). See "The Merger--Certain Legal Matters; Regulatory Approval," "-- Certain Federal Income Tax Consequences" and "--New York Stock Exchange Listing."

  The obligations of Rite Aid to consummate the Merger are subject to the satisfaction of the following conditions: (i) Thrifty PayLess shall have performed in all material respects its agreements in the Merger Agreement and the representations and warranties of Thrifty PayLess in the Merger Agreement shall have been true and correct in all material respects on the date of the Merger Agreement and on the Closing Date (with certain exceptions); (ii) from the date of the Merger Agreement to the Effective Time, there shall not have occurred any material adverse change in the business or properties of Thrifty PayLess or its subsidiaries excluding changes resulting from, arising out of or related to (a) the drug store or retail business in the United

States generally, (b) general economic or financial conditions, or (c) costs incurred by reason of resignations of employees at Thrifty PayLess' headquarters; and (iii) as of the Effective Time, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of Thrifty PayLess or any of its subsidiaries (other than options to acquire shares of Bi-Mart Common Stock).

  The obligations of Thrifty PayLess to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Minimum Price Condition;
(ii) Rite Aid shall have performed in all material respects its agreements in the Merger Agreement and the representations and warranties of Rite Aid in the Merger Agreement shall have been true and correct in all material respects on the date of the Merger Agreement and on the Closing Date (with certain exceptions); and (iii) from the date of the Merger Agreement to the Effective Time, there shall not have occurred any material adverse change in the business or properties of Rite Aid or its subsidiaries excluding changes resulting from, arising out of or related to (a) the drug store or retail business in the United States generally or (b) general economic or financial conditions.

TERMINATION

  According to its terms, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof: (i) by the mutual consent of the Rite Aid Board and Thrifty PayLess Board; (ii) by either Thrifty PayLess or Rite Aid: (a) if the Merger shall not have been consummated by April 30, 1997 (and the party whose failure to perform any of its obligations under the Merger Agreement is not the cause of the failure of the Merger to be consummated by such time); (b) if, at the Thrifty PayLess Special Meeting duly convened therefor and finally adjourned, the Thrifty PayLess stockholder approval of the Merger shall not have been obtained; (c) if, at the Rite Aid Special Meeting duly convened therefor and finally adjourned, the Rite Aid stockholder approval of the Merger shall not have been obtained; or (d) if any Governmental Entity shall have issued an injunction, order or decree (a "Restraint") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the GEI/Kmart Stockholder Agreements and such Restraint or other action shall have become final and nonappealable; (iii) by Rite Aid, if Thrifty PayLess shall be in Material Breach (provided that Rite Aid is not then in Material Breach itself); (iv) by Rite Aid if (a) the Thrifty PayLess Board or any committee thereof shall have withdrawn or modified in a manner adverse to Rite Aid its approval or recommendation of the Merger or the Merger Agreement or approved or recommended any Takeover Proposal or (b) the Thrifty PayLess Board or any committee thereof shall have resolved to take any of the foregoing actions;
(v) by Rite Aid, if Thrifty PayLess or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by the provisions set forth under "--No Solicitation" above but for the exceptions therein allowing certain actions to be taken based upon the fiduciary obligations of the Thrifty PayLess Board; and (vi) by Thrifty PayLess, if Rite Aid shall be in Material Breach (provided that Thrifty PayLess is not then in Material Breach itself). As used in this paragraph, a "Material Breach" is a failure to perform in any material respect any representations, warranties, covenants or other agreements of the respective party in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after notice to the breaching party.


  Except as set forth below and except in the case of fraud or intentional material breach of the Merger Agreement, neither party to the Merger Agreement will have any liability to the other upon termination thereof in accordance with its terms.

TERMINATION FEES

  The foregoing notwithstanding, in the event that (i) a Takeover Proposal shall have been made known to Thrifty PayLess or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter Thrifty PayLess stockholder approval of the Merger is not obtained or (ii) the Merger Agreement is terminated by Rite Aid because the Thrifty PayLess Board or any committee thereof has withdrawn or modified in a manner adverse to Rite Aid its approval or recommendation of the Merger or the Merger Agreement or approved or recommended a Takeover Proposal, then Thrifty PayLess will pay Rite Aid a Termination Fee plus Reimbursable Expenses, except that no Termination Fee or Reimbursable Expenses will be payable under the Merger Agreement to Rite Aid (i) if Rite Aid is in Material Breach or (ii) for any reason other than specified in this paragraph.

  In the event that the Merger Agreement is terminated by Thrifty PayLess because of Rite Aid's failure to obtain stockholder approval of the Merger at a meeting of Rite Aid stockholders duly convened and finally adjourned or because of Rite Aid's Material Breach, then Rite Aid will promptly pay Thrifty PayLess a Termination Fee plus Reimbursable Expenses, except that no Termination Fee or Reimbursable Expenses will be payable under the Merger Agreement to Thrifty PayLess (i) if Thrifty PayLess is in Material Breach or
(ii) for any reason other than those specified in this paragraph.

OTHER FEES AND EXPENSES

  Except as described above, all fees and expenses incurred in connection with the Merger, the Merger Agreement, the GEI/Kmart Stockholder Agreements and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Thrifty PayLess and Rite Aid will bear and pay one-half of the costs and expenses incurred in connection with (i) the Commission filing fees and printing and mailing costs associated with this Joint Proxy Statement/Prospectus and (ii) the filing fees applicable to the premerger notification and report forms under the HSR Act.

OTHER COVENANTS

  The Merger Agreement also contains certain other customary covenants and requirements of the parties. Certain of such provisions are described elsewhere in this Joint Proxy Statement/Prospectus; see "The Merger--Interests of Certain Persons and Employee Matters--Severance Arrangements," "--LGA Investment Banking Fee," "--Directorship," "--Directors' and Officers' Insurance and Indemnification," "--Amendment of Rite Aid Certificate of Incorporation" and "--Resales of Rite Aid Common Stock."

                       GEI/KMART STOCKHOLDER AGREEMENTS

  The following summary of the material terms of the GEI/Kmart Stockholder Agreements contained in this Joint Proxy Statement/Prospectus is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full texts thereof. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement which is filed as Annex A hereto or the GEI/Kmart Stockholder Agreements which are filed as exhibits to the Registration Statement, all of which agreements are incorporated herein by reference.

VOTING OF THRIFTY PAYLESS COMMON STOCK

  Concurrently with the execution of the Merger Agreement, each of GEI and Kmart, who together hold approximately 42% of the outstanding Thrifty PayLess Common Stock as of the date hereof (such outstanding shares together with any securities of Thrifty PayLess acquired between the date of the Merger Agreement and the termination of the respective GEI/Kmart Stockholder Agreement being referred to herein as the "Securities"), entered into its respective GEI/Kmart Stockholder Agreement with Rite Aid. The GEI/Kmart Stockholder Agreements provide that, subject to certain exceptions, during the period commencing on the date of the Merger Agreement and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, (i) such Stockholder will not sell or transfer any of its respective Securities or any interest therein to any person, other than a wholly owned subsidiary of such stockholder, and (ii) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Thrifty PayLess Common Stock, however called, or in connection with any written consent of the holders of Thrifty PayLess Common Stock, such stockholder will appear at the meeting or otherwise cause its respective Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) its respective Securities (a) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and the respective GEI/Kmart Stockholder Agreement and any actions required in furtherance thereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Thrifty PayLess under the Merger Agreement or the respective GEI/Kmart Stockholder Agreement; and (c) except as otherwise agreed to in writing in advance by Rite Aid in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by the respective GEI/Kmart Stockholder Agreement and the Merger Agreement):
(1) any Takeover Proposal or Acquisition Agreement (other than the Merger or the Merger Agreement) and (2)(u) any change in a majority of the persons who constitute the Thrifty PayLess Board; (v) any material change in the present capitalization of Thrifty PayLess, including without limitation any proposal to sell a substantial equity interest in Thrifty PayLess or its subsidiaries;
(w) any amendment of Thrifty PayLess' Certificate of Incorporation or By-laws;
(x) any other change in Thrifty PayLess' corporate structure or business; or
(y) any other action which, in the case of each of the matters referred to in clauses (2)(u), (v), (w) or (x), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the respective GEI/Kmart Stockholder Agreement and the Merger Agreement. The GEI/Kmart Stockholders may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this paragraph.

SUBSEQUENT STOCKHOLDER ACTIONS

  The GEI/Kmart Stockholder Agreements provide that, for a period of four years from and after the Effective Time, at any meeting (whether annual or special or whether or not an adjourned or postponed meeting of the holders of Rite Aid Common Stock) or in connection with any written consent of the holder of Rite Aid Common Stock, each of GEI and Kmart will vote or consent (or cause to be voted or consented) all shares of Rite Aid Common Stock howsoever acquired, then held of record, or beneficially owned, by such stockholder in accordance with the recommendations of the Rite Aid Board.

PAYMENT TO RITE AID OF CERTAIN AMOUNTS RECEIVED

  If Rite Aid becomes entitled to a Termination Fee pursuant to the Merger Agreement and Thrifty PayLess consummates a Takeover Proposal or enters into an Acquisition Agreement with any other party during the 12 months following the termination of the Merger Agreement, subject to the last sentence of this paragraph, with respect to Securities for which either GEI or Kmart receives cash consideration pursuant to the Takeover Proposal or Acquisition Agreement, the GEI/Kmart Stockholder Agreements provide that such stockholder will immediately upon the receipt thereof pay to Rite Aid an amount in cash (if positive) (the "Differential Amount") equal to (i) the net pre-tax cash proceeds received by such stockholder with respect to the shares of Thrifty PayLess Common Stock or other Securities of Thrifty PayLess, including any shares of Thrifty PayLess Common Stock into or for which any Securities are convertible, exchangeable or exercisable, of such stockholder (such shares, the "Subject Shares") in such transaction or in a sale of any of the securities to a third party that was initiated by such stockholder within 12 months after the date that the Merger Agreement is terminated, minus (ii) the product of (a) 65% of the average closing sales price for Rite Aid Common Stock on the NYSE Composite Tape for the five NYSE trading days immediately preceding the first public announcement of the transaction in which the Subject Shares are sold (such amount, the "Basis Amount") times (b) the number of Subject Shares. Any non-cash consideration received by GEI or Kmart in a transaction otherwise of a type described above as part of the net proceeds ("Other Consideration") will be held by such stockholder until it shall have received in cash upon the sale or other disposition of such Other Consideration an amount equal to the Basis Amount times the number of Subject Shares, whereupon all other securities or proceeds thereof will be immediately paid to Rite Aid.

STANDSTILL PROVISIONS

  For a period of four years from the date of the Merger Agreement, except within the terms of a specific written request from Rite Aid, each of GEI and Kmart has agreed that it will not propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition or other similar transaction relating to Rite Aid or any subsidiary of Rite Aid, (ii) any form of restructuring, recapitalization or similar transaction with respect to Rite Aid or any such subsidiary, or
(iii) any demand, request or proposal to amend, waive or terminate any provision of the respective GEI/Kmart Stockholder Agreement and, except as aforesaid during such period, neither such stockholder will (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any voting securities of Rite Aid, in excess of 1% of Rite Aid's outstanding shares (not counting for these purposes any shares of Rite Aid Common Stock acquired pursuant to the Merger), (b) make, or in any way participate in, any solicitation of proxies with respect to any such voting securities (including by the execution of action by written consent), become a participant in any election contest with respect to Rite Aid, seek to influence any person with respect to any such voting securities or demand a copy of the list of the stockholders or other books and records of Rite Aid, (c) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such voting securities or which seeks to affect control of Rite Aid or has the purpose of circumventing any provision of the respective GEI/Kmart Stockholder Agreement,
(d) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors, or policies of Rite Aid, or
(e) make any proposal or other communication designed to compel Rite Aid to make a public announcement thereof in respect of any matter referred to in this paragraph.

NO SOLICITATION

  Under the GEI/Kmart Stockholder Agreements, each of GEI and Kmart has agreed that it will not, and will cause its representatives not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal or any inquiry with respect thereto or (ii) in the event of an unsolicited Takeover Proposal for Thrifty PayLess or any affiliate of Thrifty PayLess, engage in negotiations or discussions with, or provide any information or data to, any person (other than Rite Aid, any of its affiliates or representatives) relating to any Takeover Proposal.

RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE

  The GEI/Kmart Stockholder Agreements provide that neither GEI nor Kmart will, directly or indirectly, prior to the Merger, subject to certain exceptions, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any interest therein; (ii) grant any proxies or powers of attorney, deposit the Securities into a voting trust or enter into a voting agreement with respect to the Securities; or (iii) take any action that would make any representation or warranty of such stockholder contained in the respective GEI/Kmart Stockholder Agreement untrue or incorrect or would result in a breach by such stockholder of its obligations under the respective GEI/Kmart Stockholder Agreement.

TERMINATION

  The GEI/Kmart Stockholder Agreements will terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, except that the provisions for payment of the Differential Amount and registration rights (described below) will survive any termination for the terms specified in such provisions and the provisions pertaining to the voting of Rite Aid Common Stock, the standstill provisions and the registration rights will survive the consummation of the Merger. Notwithstanding the foregoing, after the Effective Time, the provisions pertaining to the voting of Rite Aid Common Stock and the standstill provisions will terminate (i) as to GEI, if there has been a distribution of the Rite Aid Common

Stock received by GEI pursuant to the Merger to the limited partners of GEI, unless the persons or entities receiving the distribution would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of Rite Aid and (ii) as to GEI or Kmart, if such party at any time no longer owns at least 2% of the outstanding shares of Rite Aid Common Stock.

REGISTRATION RIGHTS

  The GEI/Kmart Stockholder Agreements provide that the GEI/Kmart Stockholders will be entitled to cause Rite Aid to register Rite Aid Common Stock beneficially owned by them and received pursuant to the Merger in accordance with the terms and conditions of the GEI/Kmart Stockholder Agreements. Such registration rights include both "demand" and "piggyback" rights. Pursuant to the demand rights, GEI or Kmart may be in a position to sell all of their Rite Aid Common Stock acquired in the Merger promptly following the consummation thereof. In addition, Kmart's demand rights entitle it, among other things, to make a demand for registration at any time before or after the Effective Time. If Kmart were to exercise such rights prior to the Effective Time, Rite Aid would be required to use reasonable efforts to cause a registration statement with respect to Kmart's shares of Rite Aid Common Stock to become effective as promptly as practicable following the Effective Time. Kmart has not notified Rite Aid of its intentions with respect to such registration rights.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the 26 weeks ended August 31, 1996 and the fiscal year ended March 2, 1996 present unaudited pro forma operating results for Rite Aid as if the Merger had occurred as of the beginning of the periods presented. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of Rite Aid as if the Merger had occurred as of August 31, 1996. The excess of the purchase price of Thrifty PayLess over the net identifiable assets and liabilities of Thrifty PayLess is reported as goodwill. The carrying values of Thrifty PayLess' net assets are assumed to equal their fair values for purposes of these unaudited pro forma condensed consolidated financial statements unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. These values are subject to revision following the results of any appraisals after consummation of the Merger and related transactions.

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations were prepared assuming consummation of: (i) the Merger, which is accounted for under the purchase method of accounting (see "The Merger-- Accounting Treatment"); (ii) the establishment by Rite Aid of an additional $1.0 billion revolving credit facility to be provided to Rite Aid by a syndicate of banks (the "Credit Facility"); (iii) the refinancing of $864.5 million of outstanding Thrifty PayLess debt as described in "The Merger-- Refinancing of Certain Thrifty PayLess Indebtedness" and in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data; and (iv) the Southeast Dispositions, the divestiture of Bi-Mart subsequent to the Merger and other adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. The pro forma adjustments are based upon certain assumptions Rite Aid considered reasonable under the circumstances. Final amounts will differ from those set forth in the following unaudited pro forma condensed consolidated financial data.

  The unaudited pro forma condensed consolidated financial data does not reflect any synergies expected by Rite Aid management to be realized after the Merger (see "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board") or costs related to the Southeast Dispositions, inasmuch as such costs are non-recurring. See "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board" for a discussion of the $65 million of cost benefits and synergies estimated by Rite Aid management to be realized annually. The Notes to Unaudited Pro Forma Condensed Consolidated Financial Data describe the other adjustments related to the Merger. Such unaudited pro forma data also does not reflect the effect that any purchase of Thrifty PayLess Common Stock by Rite Aid prior to the consummation of the Merger would have on such financial information.

  THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE MERGER AND OTHER TRANSACTIONS DESCRIBED HEREIN BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF THE FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF RITE AID FOLLOWING THE MERGER.

  The unaudited pro forma condensed consolidated financial data should be read in conjunction with the consolidated financial statements of each of Rite Aid and Thrifty PayLess and the related notes thereto contained in (i) Rite Aid's Annual Report on Form 10-K for the year ended March 2, 1996, (ii) Rite Aid's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996, (iii) Thrifty PayLess' Annual Report on Form 10-K for the year ended October 1, 1995 and (iv) Thrifty PayLess' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, all of which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE 26 WEEKS ENDED AUGUST 31, 1996
               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                            RITE AID     THRIFTY PAYLESS
                         26 WEEKS ENDED  26 WEEKS ENDED   PRO FORMA        PRO FORMA
                         AUGUST 31, 1996  JUNE 30, 1996  ADJUSTMENTS        COMBINED
                         --------------- --------------- ------------     ------------
Net sales...............   $   2,828.4     $   2,336.5                    $    5,164.9
Cost of goods sold,
 including occupancy
 costs..................       2,084.8         1,727.5                         3,812.3
Selling, general and
 administrative
 expenses...............         580.4           550.6   $       11.1 (a)      1,142.4
                                                                   .3 (b)
Interest expense........          37.2            59.5          (27.7)(c)         69.0
Non-recurring charge
 related to Revco D.S.
 Inc. acquisition costs.          16.1                                            16.1
                           -----------     -----------   ------------     ------------
                               2,718.5         2,337.6          (16.3)         5,039.8
                           -----------     -----------   ------------     ------------
Income (loss) from
 continuing operations
 before income taxes(1).         109.9            (1.1)          16.3            125.1
Income taxes (benefit)..          42.0             (.5)          10.5 (d)         52.0
                           -----------     -----------   ------------     ------------
Net income (loss)(1)....   $      67.9     $       (.6)  $        5.8     $       73.1
                           ===========     ===========   ============     ============
Average shares
 outstanding............    83,878,000      59,502,000    (20,826,000)(k)  122,554,000
Earnings (loss) per
 share(1)...............   $       .81     $     (0.01)                   $       0.60
                           ===========     ===========                    ============

--------
(1) For Thrifty PayLess, excludes extraordinary loss from early extinguishment of debt.


    See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                Financial Data.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 2, 1996
               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                            RITE AID     THRIFTY PAYLESS
                         52 WEEKS ENDED  52 WEEKS ENDED    PRO FORMA       PRO FORMA
                         MARCH 2, 1996  DECEMBER 31, 1995 ADJUSTMENTS       COMBINED
                         -------------- ----------------- -----------     ------------
Net sales...............  $   5,446.0      $   4,664.5                    $   10,110.5
Cost of goods sold,
 including occupancy
 costs..................      4,017.4          3,435.1                         7,452.5
Selling, general and
 administrative
 expenses...............      1,104.1          1,100.7    $      22.2 (a)      2,227.5
 .                                                                  .5 (b)
Interest expense........         68.3            139.5          (75.7)(c)        132.1
                          -----------      -----------    -----------     ------------
                              5,189.8          4,675.3          (53.0)         9,812.1
                          -----------      -----------    -----------     ------------
Income (loss) from
 continuing operations
 before income taxes(1).        256.2            (10.8)          53.0            298.4
Income taxes............         97.3              5.0           28.7 (d)        131.0
                          -----------      -----------    -----------     ------------
Net income (loss)(1)....  $     158.9      $     (15.8)   $      24.3     $      167.4
                          ===========      ===========    ===========     ============
Average shares
 outstanding............   83,808,000       59,502,000    (20,826,000)(k)  122,484,000
Earnings (loss) per
 share(1)...............  $      1.90      $     (0.26)                   $       1.37
                          ===========      ===========                    ============

--------
(1) For Thrifty PayLess, excludes extraordinary loss from early extinguishment of debt.


    See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                Financial Data.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF AUGUST 31, 1996
                                 (IN MILLIONS)

                                                                            PRO FORMA
                             RITE AID     THRIFTY PAYLESS  PRO FORMA     ADJUSTMENTS FOR PRO FORMA
                          AUGUST 31, 1996  JUNE 30, 1996  ADJUSTMENTS    DISPOSITIONS(N) COMBINED
                          --------------- --------------- -----------    --------------- ---------
ASSETS
Cash....................     $    9.4        $     .8                        $ (2.0)     $    8.2
Accounts receivable,
 net....................        248.0            98.9                         (19.4)        327.5
Inventories.............      1,222.1         1,097.0          28.0 (e)      (159.6)      2,187.5
Other current assets....         40.9            34.4                          (2.5)         72.8
Current assets,
 dispositions...........                                                      183.5         183.5
                             --------        --------      --------          ------      --------
  Total current assets..      1,520.4         1,231.1          28.0             --        2,779.5
                             --------        --------      --------          ------      --------
Property, plant &
 equipment, net.........      1,142.1           560.1         123.0 (l)       (61.7)      1,763.5
Intangible assets, net..        372.3           133.4         999.0 (f)        (6.6)      1,498.1
Other noncurrent assets.         67.6            50.7           5.0 (g)        (2.9)        135.0
                                                              (18.0)(g)
                                                               32.6 (h)
Noncurrent assets,
 dispositions...........                                        7.7 (h)        71.2          78.9
                             --------        --------      --------          ------      --------
  Total assets..........     $3,102.4        $1,975.3      $1,177.3          $  --       $6,255.0
                             ========        ========      ========          ======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short term debt and
 current maturities of
 long term debt.........     $   58.3        $   28.4      $  (28.4)(i)      $           $   58.3
Accounts payable........        253.3           288.4                         (31.4)        510.3
Other current
 liabilities and
 deferred taxes.........        152.5           381.7          24.0 (j)       (25.2)        638.0
                                                              105.0 (m)
Other current
 liabilities,
 dispositions...........                                                       56.6          56.6
                             --------        --------      --------          ------      --------
  Total current
   liabilities..........        464.1           698.5         100.6             --        1,263.2
                             --------        --------      --------          ------      --------
Long term debt, net.....      1,382.8           836.1          67.0 (i)        (5.5)      2,308.8
                                                               28.4 (i)
Deferred taxes..........        113.9           (40.3)         10.7 (h)       (13.7)        103.2
                                                               32.6 (h)

Other long term
 liabilities............                        106.0                                       106.0
Noncurrent liabilities,
 dispositions...........                                        7.7 (h)        19.2          26.9
Common stock............         90.4              .6          38.1 (k)                     129.1
Additional paid in
 capital................         63.7           503.4         763.2 (k)                   1,330.3
Retained earnings.......      1,092.7          (118.7)        118.7 (k)                   1,092.7
Cumulative pensions
 liability adjustments..          (.4)                                                        (.4)
Treasury stock..........       (104.8)          (10.3)         10.3 (k)                    (104.8)
                             --------        --------      --------          ------      --------
  Total stockholders'
   equity...............      1,141.6           375.0         930.3             --        2,446.9
                             --------        --------      --------          ------      --------
Total liabilities and
 stockholders' equity...     $3,102.4        $1,975.3      $1,177.3          $  --       $6,255.0
                             ========        ========      ========          ======      ========

    See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                Financial Data.

                         NOTES TO UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA

BASIS OF CONSOLIDATION

  Thrifty PayLess' most recent fiscal year data that is available is for the year ended October 1, 1995. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended March 2, 1996, Rite Aid's historical information is from the fiscal year ended March 2, 1996, and the results of operations for Thrifty PayLess are for the 52 weeks ended December 31, 1995. For purposes of the interim Unaudited Pro Forma Condensed Consolidated Statement of Operations for the 26 weeks ended August 31, 1996, the results of operations for the 26-week period ended August 31, 1996 were used for Rite Aid, and the results of operations for the 26-week period ended June 30, 1996 were used for Thrifty PayLess.

  As a result of installing standardized store systems in all Thrifty PayLess locations, and combining and standardizing various administrative support functions such as marketing, advertising, accounting and management information systems, Rite Aid's management expects to operate the combined operations of Rite Aid and Thrifty PayLess with a more efficient overhead expense structure than each of the two entities operating on a stand alone basis. Rite Aid also expects to achieve cost reductions as a result of increased purchasing power derived from the combination of the two companies. See "The Merger--Rite Aid's Reasons for the Merger; Recommendation of the Rite Aid Board." However, for purposes of the Unaudited Pro Forma Condensed Consolidated Statements of Operations, these and other potential synergies in overhead expenses have not been reflected because their realization cannot be assured. See "Available Information--Certain Forward-Looking Statements."

DETERMINATION AND ALLOCATION OF PURCHASE PRICE

  Pursuant to the Merger Agreement, all of the outstanding Thrifty PayLess Common Stock will be converted to Rite Aid Common Stock at the Exchange Ratio. The final purchase price and the allocation of the assigned purchase price to goodwill will either increase or decrease based on the movement of the stock price. The following table sets forth the purchase price (in millions) based on an assumed $33.75 per share market value, which amount is the closing price for Rite Aid Common Stock on October 18, 1996.

      Market value of shares of Rite Aid Common Stock issued in the
       Merger.......................................................... $1,305
      Transaction costs................................................     37
      Payment for outstanding Thrifty PayLess Stock Options............     30
                                                                        ------
        Pro Forma Purchase Price....................................... $1,372
                                                                        ======

  The Merger will be accounted for as a purchase. The preliminary allocation of the pro forma purchase price by Rite Aid is as follows (in millions):

      Pro forma purchase price.......................................... $1,372
      Equity acquired...................................................   (375)
                                                                         ------
        Unallocated pro forma purchase price............................ $  997
                                                                         ======
      Pro forma purchase price allocation
        Fixed assets.................................................... $  123
        Merger liabilities..............................................   (105)
        Inventory.......................................................     28
        Goodwill........................................................    999
        Other...........................................................    (48)
                                                                         ------
          Total......................................................... $  997
                                                                         ======

PRO FORMA ADJUSTMENTS

  (a) Amortization of the estimated goodwill relating to the Merger of $999 million over a forty-year period ($999 million/40 = $24.975 million). The historical goodwill reflected on the Thrifty PayLess balance sheet was being amortized over a fifteen-year period at $3.9 million per year. The remaining balance of

     $45 million of goodwill will be reconstituted as new goodwill and amortized over a forty-year period ($45 million / 40 = $1.125 million). Accordingly, the pro forma incremental charge to goodwill is $22.2 million ($24.975 million + $1.125 million - $3.9 million). The pro forma adjustment for the 26-week period ended August 31, 1996 represents one-half of the annualized pro forma adjustment amount.

  (b) Reflects pro forma amortization of estimated financing fees for the Credit Facility, based upon estimated fees of $0.2 million for a 364-day Credit Facility, and debt issuance costs for $600 million in new senior debt of approximately $4.8 million amortized over the estimated ten- and thirty-year lives of the respective debt issuances ($2.1 million / 10 years) plus ($2.7 million / 30 years). Rite Aid anticipates refinancing approximately $600 million of the Credit Facility with long-term fixed interest rate senior debt following consummation of the Merger. The pro forma adjustments for the 26-weeks ended August 31, 1996 represents one-half of the annualized pro forma adjustment amount.

  (c) Reflects the net pro forma additional interest expense on Rite Aid's total borrowings and the reversal of Thrifty PayLess' historical debt discount and fee amortization. It is assumed that, after completion of the Merger, Rite Aid will refinance or retire substantially all of Thrifty PayLess' outstanding debt to the extent practicable. See "The Merger--Refinancing of Certain Thrifty PayLess Indebtedness." The components of Rite Aid's total pro forma combined debt after Thrifty PayLess' debt is refinanced or retired are as follows:

      $200 million of Rite Aid senior 7.625% debt;

      $200 million of Rite Aid senior 6.875% debt;
      $300 million of new Rite Aid senior 7.85% debt;
      $300 million of new Rite Aid senior 7.3% debt;
      $70.6 million of Rite Aid 6.2% other debt;
      $193 million of Rite Aid zero coupon bonds accreting interest at 6.75%;
      and
      Rite Aid's commercial paper indebtedness totalling $1.104 billion with a 5.5% weighted average interest rate.

    The pro forma combined interest expense reflects the difference between the interest rates currently available to Rite Aid and the historical rates of interest paid by Thrifty PayLess.

  (d) Income taxes have been calculated based on Rite Aid's effective statutory rate for the respective periods. Amortization of goodwill is not deductible for tax purposes.

  (e) Reflects the pro forma adjustment of LIFO inventories to value the inventory at fair market value. Rite Aid believes the adjusted carrying values represent estimated selling prices of merchandise inventories less the sum of costs of disposal and a reasonable profit allowance. This value is subject to revisions pending completion of physical inventories.

  (f) Records pro forma purchase price allocation to goodwill for excess of purchase price over net assets and direct costs of the transaction, primarily financial advisory and legal fees. Based on the purchase of all of the outstanding shares of Thrifty PayLess Common Stock (approximately 59,502,000 shares) converted into Rite Aid Common Stock at an Exchange Ratio of 0.65 (approximately 38,676,000 shares) valued at an assumed Rite Aid market price of $33.75.

  (g) Records the estimated $5 million in financing fees for the Credit Facility and issuance of $600 million of new senior debt (see Note (b)) and removes Thrifty PayLess' unamortized debt issue costs of $18 million.

  (h) Reclassifies the Thrifty PayLess historical net deferred tax assets and records the deferred tax impact of the fair value adjustment to inventory.

  (i) See "The Merger--Refinancing of Certain Thrifty PayLess Indebtedness" for a discussion of certain Thrifty PayLess indebtedness.

  (j) Records pro forma premium on assumed purchase of TPI Sub Debt. See "The Merger--Refinancing of Certain Thrifty PayLess Indebtedness."

  (k) Records the issuance of 38,676,000 shares of Rite Aid Common Stock at $33.75 per share at the 0.65 Exchange Ratio and the elimination of Thrifty PayLess' equity accounts.

  (l) Records the fair value adjustments for Thrifty PayLess fixed assets.

  (m) Rite Aid estimates that expenses associated with closing Thrifty PayLess' corporate headquarters, severance and retention costs of employees, and other Merger costs will be $105 million. These costs will be recorded as a liability assumed in the Merger. There can be no assurance, however, that the amount of such charges will not increase as Rite Aid's integration plan is further developed and more accurate estimates become available.

  (n) The pro forma adjustments for the Southeast Dispositions and Bi-Mart represent the reclassification of the Rite Aid stores being divested in Alabama, Georgia, Florida, North Carolina and South Carolina, and the proposed divestiture of the Thrifty PayLess' Bi-Mart stores. The table below presents the balances for the respective dispositions. Rite Aid estimates that it will receive approximately $200 million from the sale of stores in the Southeast Dispositions and between $50 to $80 million from the sale of Thrifty PayLess' Bi-Mart stores.

                                                       RITE AID  BI-MART   TOTAL
                                                       --------  -------  -------
                          ASSETS
     Cash............................................. $  (2.0)  $  --    $  (2.0)
     Accounts receivable..............................   (13.1)    (6.3)    (19.4)
     Inventories......................................   (83.8)   (75.8)   (159.6)
     Other current assets.............................    (1.3)    (1.2)     (2.5)
                                                       -------   ------   -------
       Total current assets........................... $(100.2)  $(83.3)  $(183.5)
                                                       =======   ======   =======
     Property and equipment, net...................... $ (53.2)  $ (8.5)  $ (61.7)
     Intangible assets, net...........................    (6.6)     --       (6.6)
     Other noncurrent assets..........................     --      (2.9)     (2.9)
                                                       -------   ------   -------
       Total noncurrent assets........................ $ (59.8)  $(11.4)  $ (71.2)
                                                       =======   ======   =======
                        LIABILITIES
     Accounts payable................................. $  (3.3)  $(28.1)  $ (31.4)
     Other current liabilities and deferred taxes.....    (4.0)   (21.2)    (25.2)
                                                       -------   ------   -------
       Total current liabilities...................... $  (7.3)  $(49.3)  $ (56.6)
                                                       =======   ======   =======
     Long term debt................................... $   (.6)  $ (4.9)  $  (5.5)
     Deferred taxes...................................   (21.3)     7.6     (13.7)
                                                       -------   ------   -------
       Total noncurrent liabilities................... $ (21.9)  $  2.7   $ (19.2)
                                                       =======   ======   =======

                     DESCRIPTION OF RITE AID CAPITAL STOCK

  The statements set forth under this heading with respect to the DGCL, Rite Aid's Certificate of Incorporation (the "Rite Aid Charter") and Rite Aid's By-laws are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of the DGCL, the Rite Aid Charter and the Rite Aid By-laws. See "Available Information."

  Under Rite Aid's Charter, Rite Aid's authorized capital stock consists of 240,000,000 shares of Rite Aid Common Stock and 20,000,000 shares of Rite Aid preferred stock, par value $1.00 per share (the "Rite Aid Preferred Stock"). Pursuant to the Merger Agreement, Rite Aid will amend the Rite Aid Charter to, among other things, (i) change the authorized capital stock from 240,000,000 shares of Common Stock to 300,000,000 shares of Common Stock, (ii) simplify the purpose of Rite Aid to be to engage in any lawful act or activity for which corporations may be organized under the DGCL, (iii) remove provisions regarding indemnification that were superseded by the 1987 amendment to the Rite Aid Charter, and (iv) make certain other minor technical corrections. See "The Merger--Amendment of Rite Aid Certificate of Incorporation." The complete text of the Rite Aid Charter as it is being amended pursuant to the Merger Agreement is included herein as Exhibit C to Annex A of this Joint Proxy Statement/Prospectus.

RITE AID PREFERRED STOCK

  No shares of Rite Aid Preferred Stock are issued or outstanding. The Rite Aid Board is authorized to issue Rite Aid Preferred Stock in one or more series and to determine liquidation preferences, voting rights, dividend rights, conversion rights and redemption rights. The ability of the Rite Aid Board to issue and set the terms of Rite Aid Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Rite Aid.

RITE AID COMMON STOCK

  Assuming that issuance of an estimated 38,676,000 shares of Rite Aid Common Stock issuable to stockholders of Thrifty PayLess in the Merger occurred as of the Rite Aid Record Date, 122,604,120 shares of Rite Aid Common Stock would have been issued and outstanding as of the Rite Aid Record Date. An additional 6,532,169 shares of Rite Aid Common Stock were issued and held in the treasury of Rite Aid, 5,953,266 shares were reserved for issuance pursuant to the terms of Rite Aid's convertible debt and 6,419,037 shares of Rite Aid Common Stock were reserved for issuance under Rite Aid's 1990 Omnibus Stock Incentive Plan.

  The holders of Rite Aid Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Rite Aid Board, subject to any preferential dividend rights granted to the holders of any outstanding Rite Aid Preferred Stock.

  Each holder of Rite Aid Common Stock is entitled to one vote in respect of each share of such stock. The holders of Rite Aid Common Stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of Rite Aid Common Stock are, and the shares of Rite Aid Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and the outstanding shares of Rite Aid Common Stock are, and the shares of Rite Aid Common Stock issued pursuant to the Merger upon notice of issuance will be, listed on the NYSE and the PSE.

CHANGE OF CONTROL

  Section 203 of the DGCL prohibits generally a public Delaware corporation, including Rite Aid, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors.

CHARTER PROVISIONS

  The Rite Aid Charter specifies that the Rite Aid Board shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three year staggered terms. The Rite Aid By-laws provide that the number of directors on the Rite Aid Board may be fixed by the Rite Aid Board only, or if the number is not fixed, the number will be seven. The number of directors may be increased or decreased by the Rite Aid Board only. In the interim period between annual meetings of stockholders or of special meetings of stockholders, vacancies and newly created directorships may be filled by the Rite Aid Board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. The Rite Aid Board currently consists of 10 directors. The Merger Agreement provides that, in accordance with Thrifty PayLess' request, Rite Aid will take such action as may be required so that Leonard I. Green, the Chairman of the Thrifty PayLess Board, will be elected to the Rite Aid Board as of the Effective Time. See "The Merger--Interests of Certain Persons and Employee Matters."

  The Rite Aid Charter requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of 10% or more of the voting power of the then outstanding classes of stock entitled to vote in the election of directors (the "Voting Stock") be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the Voting Stock. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to the stockholders of Rite Aid meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Directors" as defined in the Rite Aid Charter means a member of the Rite Aid Board who was not affiliated with a Related Person (as defined below) and was a member of the Rite Aid Board prior to the time that the Related Person acquired the last shares of Rite Aid Common Stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of Voting Stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person" as defined in the Rite Aid Charter means any Person, affiliate or associate of such Person, which has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of Voting Stock.

  The Rite Aid Charter also provides that any corporate action either (i) taken at a special meeting of stockholders called by the Rite Aid Board, a majority of whose members are not Continuing Directors or (ii) approved by written consent of stockholders, shall require the approval of not less than 75% of the then outstanding Voting Stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

  Upon consummation of the Merger, the stockholders of Thrifty PayLess, a Delaware corporation, will become stockholders of Rite Aid, a Delaware corporation. Differences between Thrifty PayLess's Restated Certificate of Incorporation (the "Thrifty PayLess Charter") and the Rite Aid Charter to be in effect as of the Effective Time (the "Rite Aid Restated Charter"), will result in changes in the rights of stockholders of Thrifty PayLess when they become stockholders of Rite Aid. The following is a description of certain of such differences, based on the DGCL as in effect on the date hereof and the respective charters of Thrifty PayLess and Rite Aid. Certain provisions of the DGCL and of the Rite Aid Restated Charter could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Rite Aid without the approval of the Rite Aid Board.

  The provisions in the Rite Aid Restated Charter relating to the issuance of preferred stock, dividend rights and the lack of preemptive, subscription or redemption rights will be substantially similar to the provisions in the Thrifty PayLess Charter and the existing Rite Aid Charter. See "Description of Rite Aid Capital Stock--Right Aid Preferred Stock" and "--Rite Aid Common Stock."

  In addition, as Delaware corporations, both Rite Aid and Thrifty PayLess are subject to the provisions of DGCL Section 203. See "Description of Rite Aid Capital Stock--Change of Control."

VOTING RIGHTS

  The Thrifty PayLess Charter currently authorizes A Common Stock, B Common Stock and preferred stock. Under certain circumstances (as set forth below), the A Common Stock and B Common Stock will automatically convert into a single class with identical rights and privileges (a "Conversion"). Pursuant to the Thrifty PayLess Charter, the Thrifty PayLess Board is comprised of seven directors. Prior to any Conversion, five of Thrifty PayLess' directors are elected by the holders of A Common Stock and two are elected by the holders of B Common Stock (the "Special Voting Rights"). The Rite Aid Restated Charter has no provision comparable to the Special Voting Rights. Accordingly, the holders of A Common Stock and B Common Stock who become stockholders of Rite Aid will no longer have the Special Voting Rights and will be entitled to voting rights on the same basis as Rite Aid's other stockholders (i.e., one vote in respect of each share of such stock).

  Pursuant to the terms of the Thrifty PayLess Charter, a Conversion will occur in the event that (i) no "person" (as defined under Rule 13d-3 of the Exchange Act) owns that number of shares of B Common Stock constituting at least 75% of the number of shares of A Common Stock owned by GEI, (ii) GEI's ownership of A Common Stock decreases by more than 50% from 14,139,600 shares (the number it currently owns), or (iii) the outstanding shares of A Common Stock represent less than 25% of the outstanding shares of all classes of Thrifty PayLess Common Stock. In addition, pursuant to the Thrifty PayLess Charter, shares of A Common Stock may be converted at the option of the holder thereof into shares of B Common Stock in connection with a sale of such stock, provided such holder of A Common Stock makes certain required representations to Thrifty PayLess.

OTHER CHARTER PROVISIONS

  The Thrifty PayLess Charter does not contain any provisions comparable to those of the Rite Aid Restated Charter or the existing Rite Aid Charter relating to the classification of Rite Aid's Board. See "Description of Rite Aid Capital Stock--Charter Provisions."

  In addition, the Rite Aid Charter contains, and the Rite Aid Restated Charter will contain, provisions that, in certain circumstances, require the affirmative vote of the holders of shares representing not less than 75% of the Rite Aid Voting Stock (as defined above). The Thrifty PayLess Charter has no comparable provision. See "Description of Rite Aid Capital Stock--Charter Provisions."

  The Thrifty PayLess Charter provides that, prior to any Conversion, an affirmative vote of the holders of a majority of the outstanding shares of B Common Stock is generally required to approve a sale of substantially all of Thrifty PayLess' assets, a statutory exchange, or a merger or consolidation following which the holders of A Common Stock and B Common Stock together do not have the power to elect a majority of Thrifty PayLess' directors or in which holders of B Common Stock receive consideration with materially different rights from those of A Common Stock holders (each a "Sale Transaction"), provided that no separate class vote of B Common Stock holders is required if the consideration received by A Common Stock holders and B Common Stock holders in such transaction is the same (such as in the case of the Merger, in which holders of A Common Stock and B Common Stock will vote together as a single class). In addition, the Thrifty PayLess Charter provides that, prior to any Conversion, the affirmative vote of at least one director elected by the B Common Stock holders is required to approve dividend declarations, certain stock redemptions, certain affiliated transactions, dissolution or liquidation plans, the election to enter into a line of business other than retail merchandising, certain private placements of additional shares of Thrifty PayLess Common Stock, issuance of additional shares of A Common Stock, approval of a Sale Transaction or certain amendments to Thrifty PayLess' Charter. The Rite Aid Charter does not, and the Rite Aid Restated Charter will not, contain any comparable provisions.

  In addition, pursuant to the Thrifty PayLess Charter and Bylaws, (i) any action required or permitted to be taken by Thrifty PayLess' stockholders may be taken only at a duly called annual or special meeting of Thrifty PayLess stockholders, rather than by written consent of Thrifty PayLess stockholders,
(ii) a special meeting of Thrifty PayLess' stockholders may only be called by the Thrifty PayLess Board or Thrifty PayLess' Chief Executive Officer or President, and (iii) Thrifty PayLess' stockholders must comply with certain advance notice procedures with regard to the nomination of candidates for elections as directors or for stockholder proposals to be submitted at stockholder meetings. The Rite Aid Charter does not, and the Rite Aid Restated Charter will not, contain comparable provisions.

                                 LEGAL MATTERS

  The validity of the Rite Aid Common Stock to be issued to Thrifty PayLess stockholders pursuant to the Merger will be passed upon by Elliot S. Gerson, Esq., Senior Vice President and Assistant Chief Legal Counsel of Rite Aid. Mr. Gerson is the beneficial owner of 13,500 shares of Rite Aid Common Stock. It is a condition to the consummation of the Merger that Thrifty PayLess and Rite Aid receive an opinion of Jones Day, counsel to Rite Aid, or Irell & Manella LLP, counsel to Thrifty PayLess, to the effect that, among other things, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. Partners of the law firm of Irell & Manella LLP own 60,180 shares of the A Common Stock and 1,007 shares of the B Common Stock of Thrifty PayLess.

                                    EXPERTS

  The consolidated financial statements and schedule of Rite Aid Corporation and subsidiaries as of March 2, 1996 and March 4, 1995, and for each of the years in the three-year period ended March 2, 1996, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the March 4, 1995, consolidated financial statements refers to a change in the method of accounting for investments.

  With respect to the unaudited interim financial information of Rite Aid Corporation and subsidiaries for the periods ended June 1, 1996 and August 31, 1996, incorporated by reference herein, KPMG Peat Marwick LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Rite Aid's quarterly reports on Form 10-Q for the quarters ended June 1, 1996 and August 31, 1996, and incorporated by reference herein, states that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Joint Proxy Statement/Prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements and schedule of Thrifty PayLess Holdings, Inc. and subsidiaries as of October 1, 1995 and October 2, 1994 and for each of the years in the three-year period ended October 1, 1995, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            STOCKHOLDERS' PROPOSALS

  Any stockholder wishing to submit a proposal to Rite Aid for consideration for inclusion in its proxy statement relating to its 1997 Annual Meeting of Stockholders must have delivered such proposal to Rite Aid by January 7, 1997.

  Thrifty PayLess will hold its 1997 Annual Meeting of Stockholders only if the Merger has not been consummated. In the event that Thrifty PayLess holds a 1997 Annual Meeting of Stockholders, such meeting will be held during the spring of 1997, and any proposals from Thrifty PayLess stockholders intended to be presented thereat and included in Thrifty PayLess' proxy statement relating thereto must meet the eligibility and other requirements (including timely submission) of the Commission's rules governing stockholder proposals and the requirements imposed by Thrifty PayLess' Charter and By-laws.

                                                                        ANNEX A

                       AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of October 13, 1996, by and between Rite Aid Corporation, a Delaware corporation ("Parent"), and Thrifty PayLess Holdings, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  A. The Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

  B. It is intended that the acquisition be accomplished by a merger of the Company with and into Parent (the "Merger"), with Parent being the surviving corporation (as such, the "Surviving Corporation");

  C. As a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, immediately following the execution and delivery of this Agreement, (i) Kmart Corporation, a Delaware corporation, is entering into an agreement with Parent in the form of Exhibit A hereto (the "Stockholder No. 1 Agreement"), pursuant to which, among other things, such stockholder has agreed to vote the shares of Company Common Stock beneficially owned by it in favor of the adoption of the Merger Agreement as provided for therein and (ii) simultaneously with the Stockholder No. 1 Agreement, Green Equity Investors, L.P., a Delaware limited partnership, is entering into an agreement with Parent in the form of Exhibit B hereto (the "Stockholder No. 2 Agreement"), pursuant to which, among other things, such stockholder has agreed to vote the shares of Company Common Stock beneficially owned by it in favor of the adoption of the Merger Agreement as provided for therein;

  D. The Board of Directors of the Company (the "Company Board") has approved the transactions contemplated by this Agreement, the Stockholder No. 1 Agreement and the Stockholder No. 2 Agreement (together with the Stockholder No. 1 Agreement, the "Stockholder Agreements") in accordance with the provisions of Section 203(a)(1) of the Delaware General Corporation Law (the "DGCL") and has resolved to recommend the adoption of the Merger Agreement by the holders of Company Common Stock; and

  E. The Board of Directors of Parent (the "Parent Board") has resolved to recommend adoption of this Agreement and the issuance of Parent Common Stock as provided herein by the holders of Parent Common Stock.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants set forth herein and in the Stockholder Agreements, the parties hereto agree as follows:

                                 I. THE MERGER

  1.1. THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Parent will consummate a merger (the "Merger") pursuant to which (a) the Company will be merged with and into Parent and the separate corporate existence of the Company will thereupon cease and (b) Parent will be the surviving corporation in the Merger and will continue to be governed by the laws of the State of Delaware. Pursuant to the Merger, (i) the Certificate of Incorporation of Parent will be amended at the Effective Time to read in its entirety as set forth on Exhibit C hereto and will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the By-laws of Parent, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. The Merger will have the effects set forth in the DGCL.

  1.2. EFFECTIVE TIME. Parent and the Company will cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger will become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is referred to herein as the "Effective Time".

  1.3. CLOSING. The closing (the "Closing") of the transactions contemplated hereby will take place at 1:00 p.m., New York City time, on the date of the last to occur of the Special Meetings or, if all of the conditions to the Closing set forth herein have not then been satisfied, on the business day on which all of the conditions set forth in Article VI hereof have been satisfied or waived as herein provided, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereafter referred to as the "Closing Date."

  1.4. DIRECTORS AND OFFICERS. Subject to Section 5.18, the directors and officers of Parent will, at, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors will have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

  1.5. STOCKHOLDERS' MEETINGS. (a) In order to consummate the Merger, the Company will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting"), as soon as practicable after the registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto) to be filed by Parent in connection with the registration of the Parent Common Stock to be issued by Parent in the Merger (the "Registration Statement") is declared effective, for the purpose of considering and taking action on this Agreement. The Company will include in the joint proxy statement/prospectus forming a part of the Registration Statement (the "Proxy Statement/Prospectus") the recommendation of the Company Board that stockholders of the Company vote in favor of the adoption of this Agreement.

  (b) In order to consummate the Merger, Parent will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Special Meeting" and together with the Company Special Meeting, the "Special Meetings"), as soon as practicable after the Registration Statement is declared effective, for the purpose of considering the adoption of this Agreement and authorizing the issuance of shares of Parent Common Stock pursuant to the Merger. Parent will include in the Proxy Statement/Prospectus the recommendation of the Parent Board that stockholders of Parent vote in favor of the adoption of this Agreement and the issuance of shares of Parent Common Stock, par value $1.00 per share ("Parent Common Stock"), in the Merger.

  (c) Nothing in this Section 1.5 is intended to impair compliance with the fiduciary duties of the Company Board or the Parent Board in respect of any recommendation to the stockholders of the Company or Parent, as the case may be, in respect of this Agreement or the transactions contemplated hereby, provided, however, that nothing in this Article I will limit the respective rights or obligations of the parties under any other Article hereof.

                           II. CONVERSION OF SHARES

  2.1. CONVERSION OF SHARES. (a) Subject to Section 2.1(d), each share (other than shares to be cancelled pursuant to Section 2.1(b) hereof) of Class A Common Stock, par value $.01 per share, of the Company ("A Common Stock"), and each share of Class B Common Stock, par value $.01 per share, of the Company ("B Common Stock" and, together with the A Common Stock, the "Company Common Stock") will, at the

Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.65 duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Exchange Ratio").

  (b) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company will, at the Effective Time, be cancelled and retired and will cease to exist and no Parent Common Stock will be delivered in exchange therefor.

  (c) Subject to Section 2.1(d), on and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") will cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article II (the "Merger Consideration") for each share of Company Common Stock held by them.

  (d) Notwithstanding anything in this Agreement to the contrary, no such share of A Common Stock, the holder of which shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (a "Dissenting Share"), will be deemed to be converted into and to represent the right to receive Parent Common Stock hereunder and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by the DGCL, affirmatively withdraws his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such
Section 262 and, as of the later of the Effective Time or the occurrence of such event, such holder's Certificate formerly representing shares of A Common Stock will automatically be converted into and represent only the right to receive shares of Parent Common Stock pursuant to Section 2.1(a), without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of A Common Stock. The Company agrees to give Parent
(A) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders' rights of appraisal, (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, and (C) the sole right to determine whether to settle any such demand.

  2.2. ISSUANCE OF PARENT COMMON STOCK. (a) The manner in which each share of Company Common Stock (other than shares to be cancelled as set forth in Section 2.1(c) and other than Dissenting Shares, if any) will be converted into Parent Common Stock will be as set forth in this Section 2.2.

  (b) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates representing Company Common Stock, no dividend or distribution with respect to shares of Company Common Stock will be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent will pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Parent Share Price by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled. For purposes hereof, "Parent Share Price" means the closing sales price per share of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported on the NYSE Composite Tape for the date on which the Effective Time occurs.

  (c) Parent will designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the shares of Parent Common Stock and the cash in lieu of fractional shares of Parent Common Stock to which holders of shares of Company Common Stock shall become entitled pursuant to this Article II.

  (d) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose shares were converted pursuant to this Article II into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered will forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

  (e) Immediately following the Effective Time, Parent will deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, certificates representing an aggregate number of shares of Parent Common Stock as nearly as practicable equal to the product of the Exchange Ratio and the number of shares of Company Common Stock to be converted into Parent Common Stock as determined by this Article II and, from time to time after the Effective Time, an amount of cash sufficient to fund the payment of cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.2(b). As soon as practicable after the Effective Time, each holder of shares of Company Common Stock converted into Parent Common Stock, upon surrender to the Exchange Agent of one or more Certificates for such shares for cancellation, will be entitled to receive certificates representing the number of shares of Parent Common Stock into which such shares shall have been converted in the Merger and the amount, if any, of cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled under Section 2.2(b) (such amount, the "Fractional Cash Amount"). No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Parent Common Stock until such persons surrender their Certificates for shares of Company Common Stock, at which time all such dividends will be paid. In no event will the persons entitled to receive such dividends, or any Fractional Cash Amount, be entitled to receive interest on such dividends or such Fractional Cash Amount. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to a holder of shares for any Parent Common Stock, dividends thereon or Fractional Cash Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f) At any time following six months after the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock or funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, without any interest thereon.

  2.3. TREATMENT OF STOCK OPTIONS. (a) Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, the Company hereby covenants to take all actions necessary so that, effective as of the Effective Time, each option or warrant granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior thereto (the "Company Stock Options"), whether or not then exercisable, will be disposed of to the Company and will cease to represent a right to acquire shares of Company Common Stock and will be converted automatically into a right to receive an amount of cash equal to (i) 65% of the Parent Share Price minus the exercise price per share under the applicable Company Stock Options, times (ii) the number of shares of Company Common Stock purchasable upon exercise of such Company Stock Options.

  (b) Except as specifically set forth in Section 2.3(b) of the Company Disclosure Schedule, the Company covenants to take all actions necessary so that, effective as of the Effective Time, the Company's 1992 Management Equity Plan, its 1994 Management Equity Plan, its Non-Employee Director Stock Option Plan and its Deferred Compensation Plan for Non-Management Directors (collectively, the "Option Plans") terminate and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries are deleted. Furthermore, except as specifically set forth in Sections 2.3(a) and (b) of the Company Disclosure Schedule, the Company will take all actions necessary to ensure that, following the Effective Time, no holder of Company Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements will have any right thereunder to acquire any equity securities of Parent, the Company, the Surviving Corporation or any Subsidiary of any of the foregoing.

  2.4. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they will be cancelled and exchanged for cash or certificates representing Parent Common Stock pursuant to this Article II.

              III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent as follows (which representations and warranties are qualified in their entirety by the Company Disclosure Schedule, whether or not the specific representation or warranty is so qualified):

  3.1. ORGANIZATION. (a) The Company and each of its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on the Company and its Subsidiaries. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities) means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, business, results of operations, assets, liabilities, properties or prospects of such entity or group of entities, taken as a whole, or materially impairs the ability of such entity or group of entities, taken as a whole, to perform its obligations hereunder or the Stockholder Agreements or the transactions contemplated hereby or thereby. If "material adverse effect" is used with respect to more than one entity, it will mean such events, changes or effects with respect to all such entities taken as a whole. If "material adverse effect" is used with respect to the Company or Parent, it will mean such events, changes or effects with respect to the Company or Parent, as the case may be, and its respective consolidated Subsidiaries, taken as a whole. Section 3.1 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule") sets forth a complete list of the Company's Subsidiaries.

  (b) The Company is a holding company which owns no material assets (other than capital stock of its Subsidiaries) and has no material liabilities except as disclosed in the Company Filed SEC Documents and except as set forth in
Section 3.1(b) of the Company Disclosure Schedule.

  3.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 22,000,000 shares of A Common Stock, 90,000,000 shares of B Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on October 10, 1996, the number of issued and outstanding, treasury and reserved shares of capital stock of the Company and shares of capital stock subject to Company Stock Options was as set forth in Section 3.2 of the Company Disclosure Schedule. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as set forth in Section 3.2 of the Company Disclosure Schedule, (A) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of any class of capital stock of the Company or any Subsidiary or Affiliate (as defined in Section 8.4) of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity and (B) following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

  (b) Except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially and of record solely by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are so owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

  (c) Except as disclosed in Section 3.2(c) of the Company Disclosure Schedule and except for the Stockholder Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. The Company agrees that, upon the consummation of the Merger, the stockholder agreement disclosed in Section 3.2(c) of the Company Disclosure Schedule (the "Existing Stockholder Agreement") will, without further action, terminate. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

  (d) At the Effective Time, the number of shares of Company Common Stock outstanding will not exceed the number set forth in Section 3.2 of the Company Disclosure Schedule.

  3.3. CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by the Company Board and, except in the case of this Agreement for obtaining the Company Stockholder Approval, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) The Company Board has duly and validly approved and taken all corporate action required to be taken by the Company Board for the consummation of the transactions as contemplated by this Agreement (including the Merger, the transactions contemplated by the Stockholder Agreements and the termination of the Existing Stockholder Agreement), including all actions necessary to approve such transactions as contemplated by the provisions of Section 203(a)(1) of the DGCL.

  3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed in Section
3.4 of the Company Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the DGCL and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except for the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL, none of the execution, delivery or performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (each a "Company Agreement"), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clause (iii) or (iv) for such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

  3.5. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company or any of its Subsidiaries since January 1, 1993 under the Exchange Act or the Securities Act of 1933 (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company SEC Documents, including any financial statements or schedules included therein
(a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents has been prepared from, and is in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

  3.6. ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Company SEC Documents filed prior to October 10, 1996 (the "Company Filed SEC Documents") or as otherwise disclosed to Parent in Section 3.6 of the Company Disclosure Schedule, from July 1, 1996 (the "Company Strike Date") through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. From the Company Strike Date through the date of this Agreement, there have not occurred (a) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries, or (c) any material change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, from the Company Strike Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions that would have been prohibited by Section 5.1(a)-(c) had Section 5.1(a)-(c) applied to the Company and its Subsidiaries from and after the Company Strike Date.

  3.7. NO UNDISCLOSED LIABILITIES. Except (a) to the extent disclosed in the Company Filed SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the Company Strike Date, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of the Company Strike Date. Section 3.7 of the Company Disclosure Schedule sets forth each instrument evidencing indebtedness or other obligations of the Company or any of its Subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness or other obligations, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger, the Stockholder Agreements or the other transactions contemplated hereby or thereby.

  3.8. INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders, on the date filed with the SEC and at the time of the Special Meetings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or any party to the Stockholder Agreements specifically for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it becomes effective and at the time of the Special Meetings contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Subject to the proviso set forth in the second preceding sentence, the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  3.9. EMPLOYEE BENEFIT PLANS; ERISA. (a) As of the date of this Agreement, except as set forth in Section 3.9(a) of the Company Disclosure Schedule, there are no material employee benefit plans, arrangements, practices, contracts or agreements (including employment agreements, change-in-control employment or severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which the Company or any of its Subsidiaries has a liability (collectively, the "Benefit Plans"). Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule (or as otherwise expressly permitted by Section 5.4), (i) neither the Company nor any ERISA Affiliate has any plan or commitment, whether or not legally binding, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate and (ii) since the Company Strike Date, there has been no change, amendment, modification to or adoption of any Benefit Plan. Section 3.9(a) of the Company Disclosure Schedule contains a list of each material employment, termination, severance, incentive and deferred compensation agreement or arrangement that is a Benefit Plan.

  (b) Except as disclosed in Section 3.9(b) of the Company Disclosure Schedule, with respect to any Benefit Plan, there are no material amounts accrued, or which should be accrued, as of the most recent balance sheet date included in the Company Filed SEC Documents that are not reflected on that balance sheet prepared in accordance with GAAP. All such amounts have been or will be paid when due.

  (c) With respect to each Benefit Plan, except as disclosed on Schedule 3.9(c) of the Company Disclosure Schedule or as would not have a material adverse effect on the Company and its Subsidiaries, (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, to the Company's knowledge such plan so qualifies and its trust is exempt from taxation under Section 501(a) of the Code; (ii) to the Company's knowledge such plan has been administered in accordance with its terms and applicable law; (iii) to the Company's knowledge no breaches of fiduciary duty have occurred; (iv) no disputes are pending, or, to the knowledge of the Company, threatened; (v) neither the Company nor, to the Company's knowledge, any party-in-interest, has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA) with respect to any Benefit Plan; (vi) no lien imposed under the Code or ERISA exists; and (vii) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

  (d) Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, none of the Benefit Plans has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived.

  (e) Except as disclosed in Section 3.9(e) of the Company Disclosure Schedule, (i) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full except as would not have or would not reasonably be likely to have a material adverse effect on the Company and its Subsidiaries (including Sections 4063-4064 and 4069 of ERISA); (ii) neither the Company nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA; and (iii) there is no pending dispute involving the Company or any ERISA Affiliate concerning payment of contributions or payment of withdrawal liability payments.

  (f) With respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), except as specifically disclosed in Section 3.9(f) of the Company Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis, and each such welfare plan may be amended or terminated by the Company or any of its Subsidiaries at any time with respect to such former or current employees.

  (g) With respect to each Benefit Plan that is intended to provide special tax treatment to participants (including Sections 79, 105, 106, 125, 127 and 129 of the Code), to the Company's knowledge, such Benefit Plan has satisfied all of the material requirements for the receipt of such special tax treatment since September 29, 1992.

  (h) Except as specifically set forth in Section 3.9(h) of the Company Disclosure Schedule or Section 2.3 hereof, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, other benefits or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan or (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Benefit Plan.

  (i) Except as disclosed on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor, to the Company's knowledge, any ERISA Affiliate nor any "administrator" as that term is defined in Section 3(16) of ERISA, has any material liability with respect to or connected with any Benefit Plan for excise taxes payable under the Code or civil penalties payable under ERISA and, to the Company's knowledge, no basis for any such liability exists.

  (j) Except as disclosed on Schedule 3.9(j) of the Company Disclosure Schedule, there is no Benefit Plan that is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

  (k) With respect to each Benefit Plan except Plans in which employees of Parent or its Affiliates do not participate and except Multiemployer Plans from which the Company has withdrawn, the Company has delivered or made available to Parent accurate and complete (with de minimis omissions) copies of all plan texts, summary plan descriptions, summaries of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the "Service"); and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

  (l) With respect to each Benefit Plan that is a "group health plan" as such term is defined in Section 5000(b) of the Code, except as specifically set forth in Section 3.9(l) of the Company Disclosure Schedule, each such Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code except where the failure to so comply would not have a material adverse effect on the Company and its Subsidiaries.

  (m) There are no material plans, arrangements, practices, contracts or agreements (including change of control agreements, severance agreements, retirement agreements, stock option or purchase agreements, medical or death benefit agreements) maintained by the Company or an ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has a material liability to a director or former director (as a director) of the Company or an ERISA Affiliate other than those listed on Section 3.9(m) of the Company Disclosure Schedule or disclosed in the Company's most recent proxy statement (the "Director Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether or not legally binding, to create any Director Plan or modify or change any existing Director Plan that would affect any director or former director of the Company or any ERISA Affiliate.

  3.10. LITIGATION. Except to the extent disclosed in the Company Filed SEC Documents or in Section 3.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, overtly threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, or would, or would be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or thereby.

  3.11. NO DEFAULT. The business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, (b) except as set forth in Section 3.11 of the Company Disclosure Schedule, any Company Agreement, and (c) except as disclosed in Section 3.11 of the Company Disclosure Schedule, each federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (b) and (c), defaults or violations that would not have a material adverse effect on the Company and its Subsidiaries. Except as set forth in Section 3.11 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries (other than routine investigations made in connection with applications for regulatory licenses, permits and approvals filed in the ordinary course of business) is pending or, to the knowledge of the Company, overtly threatened, nor to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

  3.12. TAXES. (a) As of the date of this Agreement, except as set forth in
Section 3.12 of the Company Disclosure Schedule and except that no representation or warranty is made herein with respect to any Tax or Tax Return of the Company or any Subsidiary or any deemed Subsidiary of the Company as to which the Company, such Subsidiary or such deemed Subsidiary is a party to an agreement providing for indemnity from an entity which, to the Company's knowledge, is able to honor such indemnity:

    (i) the Company and each company or entity that, at any time, would have been deemed a Subsidiary of the Company have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them and such Tax Returns are true, correct and complete in all material respects and (B) duly paid in full or made adequate provision in accordance with GAAP (or there has been paid or adequate provision has been made on their behalf) for the payment of all Taxes for all periods ending through the date hereof;

    (ii) the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

    (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any pending audits or proceedings; and

    (iv) neither the Service nor any other taxing authority (whether domestic or foreign) has asserted, or to the knowledge of the Company, is threatening to assert, against the Company or any of its Subsidiaries any deficiency or claim for Taxes.

  (b) As of the date of this Agreement, except as set forth in Section 3.12 of the Company Disclosure Schedule:

    (i) there are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings;

    (ii) neither the Company nor any of its Subsidiaries has agreed to or is required to make any material adjustment under Section 481(a) of the Code;

    (iii) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods as set forth on Section 3.12 of the Company Disclosure Schedule;

    (iv) neither the Company nor any of its Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes; and

    (v) neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

  (c) For purposes of this Agreement, (i) "Taxes" means any and all taxes, charges, fees, levies or other assessments, including without limitation income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign, including without limitation any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term will include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including without limitation information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

  3.13. CONTRACTS. Except as set forth in Section 3.13 of the Company Disclosure Schedule, each Company Agreement is a valid, binding and enforceable obligation of the Company or, as applicable, its Subsidiary and, to the Company's knowledge, the other parties thereto and is in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries, and except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no defaults thereunder by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto that would have a material adverse effect on the Company and its Subsidiaries. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement that expressly limits in any material respect the ability of the Company or any Subsidiary or Affiliate to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time.

  3.14. ASSETS; REAL PROPERTY. The assets, properties, rights and contracts, including (as applicable) title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their respective businesses as currently being conducted with only such exceptions as would not have a material adverse effect on the Company and its Subsidiaries. All real property owned by the Company or any of its Subsidiaries (the "Real Property") is so owned free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, easements, rights-of-way or other encumbrances and restrictions of any nature whatsoever, except as described in Section 3.14 of the Company Disclosure Schedule or those that do not have a material adverse effect on the Company and its Subsidiaries.

  3.15. ENVIRONMENTAL MATTERS. (a) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, as of the date of this Agreement, the Company is in material compliance with all applicable Environmental Laws and there are no Environmental Liabilities and Costs of the Company and its Subsidiaries that would have or are reasonably likely to have a material adverse effect on the Company and its Subsidiaries.

  (b) For purposes of this Agreement, the following definitions apply: (i) "Environmental Laws" means all applicable federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of health, safety or the environment and (ii) "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, known or unknown, absolute or contingent, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from environmental, health or safety conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be.

  3.16. REIMBURSEMENT. A list of all agreements to which the Company or its Subsidiaries, as the case may be, are parties with third-party payors, including Medicaid, health maintenance organizations, preferred provider organizations, insurance companies and other payment sources, as of the date of this Agreement has been provided by the Company to Parent. To the knowledge of the Company, the Company and each of its Subsidiaries which participates in a Medicaid reimbursement program are eligible so to participate and, except for routine audits, no Governmental Entity has made any claim (which has not been withdrawn or settled prior to the date hereof) to the contrary, except for such of the foregoing as would not have a material adverse effect on the Company and its Subsidiaries.

  3.17. LABOR RELATIONS. Except as set forth in Section 3.17 of the Company Disclosure Schedule, there is no labor strike, slowdown or work stoppage or lockout against the Company or any of its Subsidiaries, there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board which if decided adversely could have a material adverse effect on the Company and its Subsidiaries and there is no representation claim or petition pending before the NLRB and no question concerning representation has been raised with respect to the employees of the Company or its Subsidiaries, in each case except for such of the foregoing as would not have a material adverse effect on the Company and its Subsidiaries.

  3.18. INSURANCE. As of the date hereof, the Company and each of its Subsidiaries are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are respectively engaged. All material policies of insurance and fidelity or surety bonds are in full force and effect. Descriptions of these policies and related liability coverage have been previously provided to Parent. These claims, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries. All necessary notifications of claims have been made to insurance carriers other than those which will not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

  3.19. TRANSACTIONS WITH AFFILIATES. Except as disclosed in Section 3.19 of the Company Disclosure Schedule or except to the extent disclosed in the Company Filed SEC Documents, since January 1, 1993, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

  3.20. COMPLIANCE WITH LAW. Except as disclosed in the Company Filed SEC Documents, the Company and its Subsidiaries have complied in all material respects with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including equal employment opportunity, discrimination, occupational safety and health, interstate commerce and antitrust laws, except where the failure to so comply would not have a material adverse effect on the Company and its Subsidiaries. The Company, with respect to each Company store location, has all permits and licenses (including, without limitation, pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not have a material adverse effect on the Company and its Subsidiaries.

  3.21. VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of A Common Stock and B Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger ("Company Stockholder Approval").

  3.22. BROKERS. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. ("GS") and Leonard Green & Partners, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stockholder Agreements based upon arrangements made by or on behalf of the Company or any Subsidiary thereof. The Company has furnished or made available to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

  3.23. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of GS, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders, a copy of which opinion has been delivered to Parent.

                 IV. REPRESENTATIONS AND WARRANTIES OF PARENT

  Parent represents and warrants to the Company as follows:

  4.1. ORGANIZATION. Parent and each Significant Parent Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Parent and its Subsidiaries. Exhibit 21.1 to Parent's last Annual Report on Form 10-K filed with the SEC includes all the subsidiaries of Parent which as of the date of this Agreement are "significant subsidiaries" within the meaning of Rule 1-02 of Regulation S-X of the SEC (such Parent Subsidiaries, "Significant Parent Subs").

  4.2. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and (b) 20,000,000 preferred shares, par value $1.00 per share (the "Parent Preferred Stock"). As of October 10, 1996 (the "Parent Measurement Date"), (i) 90,441,000 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 6,532,169 shares of Parent Common Stock were issued and held in the treasury of Parent, and (iv) 13,397,200 shares of Parent Common Stock were reserved for issuance under Parent's 1990 Omnibus Stock Incentive Plan (the "Parent Plan") and Parent's 6.75% Zero Coupon Convertible Subordinated Notes due July 24, 2006 ("Parent's Zero Coupon Notes"). All of the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to the exercise of outstanding options or pursuant to the Parent Plan or Parent's Zero Coupon Notes will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for Parent's Zero Coupon Notes, there are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any of its Subsidiaries issued and outstanding. Except as set forth above, and except as set forth in Section 4.2 of the Disclosure Schedule delivered to the Company on or prior to the date hereof (the "Parent Disclosure Schedule") and except for transactions contemplated by this Agreement, as of the Parent Measurement Date, (i) there are no shares of capital stock of Parent authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any other class of the capital stock of Parent or any Subsidiary or Affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

  (b) All of the outstanding shares of capital stock of each of the Parent Significant Subs are owned beneficially and of record solely by Parent, directly or indirectly, and all such shares have been validly issued and are fully paid.

  (c) Except for the Stockholder Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or its Subsidiaries. None of Parent or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Parent, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

  4.3. CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY
ACTION. (a) Parent has full corporate power and authority to execute and deliver this Agreement and the Stockholder Agreements and, subject in the case of this Agreement to obtaining any necessary approval of Parent's stockholders as contemplated by Section 1.5(b) hereof with respect to the adoption of this Agreement and the issuance of Parent Common Stock pursuant to the Merger ("Parent Stockholder Approval"), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and the Stockholder Agreements and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Board and, except for the Parent Stockholder Approval, no other corporate action or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement and the Stockholder Agreements and the consummation by Parent of the transactions contemplated hereby and thereby. This Agreement and the Stockholder Agreements have been duly executed and delivered by Parent and, assuming this Agreement and the Stockholder Agreements constitute the valid and binding obligation of the Company, constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with their terms, except (i) as may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The shares of Parent Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  (b) The Parent Board has duly and validly approved and taken all corporate action required to be taken by the Parent Board for the consummation by Parent of the transactions contemplated by this Agreement (including without limitation the Merger and the Stockholder Agreements).

  4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, state blue sky laws and any applicable state takeover laws and the approval by Parent's stockholders of the issuance of Parent Common Stock in the Merger, none of the execution, delivery or performance of this Agreement and the Stockholder Agreements by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (each a "Parent Agreement"), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

  4.5. SEC REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1993, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Parent SEC Documents, including without limitation any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents has been prepared from, and are in accordance with, the books and records of Parent and/or its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

  4.6. ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Parent SEC Documents filed prior to October 10, 1996 (the "Parent Filed SEC Documents"), from August 1, 1996 (the "Parent Strike Date") through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice. From the Parent Strike Date through the date of this Agreement, there have not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries, or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. No indebtedness or other obligations of Parent or any of its Subsidiaries will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness or other obligations, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger, the Stockholder Agreements or the other transactions contemplated hereby or thereby, except for such of the foregoing as would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

  4.7. NO UNDISCLOSED LIABILITIES. Except (a) to the extent disclosed in the Parent Filed SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, during the period from the Parent Strike Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, including any Environmental Liabilities and Costs or liabilities under any employee retirement benefit plan or welfare benefit plan (as those terms are used in ERISA) of Parent or any Subsidiary of Parent, that have, or would be reasonably likely to have, a material adverse effect on Parent and its Subsidiaries or would be required to be reflected or reserved against on a consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Parent and its Subsidiaries as of the Parent Strike Date.

  4.8. INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Registration Statement (or any amendment thereof or supplement thereto) will, at the date it is filed with the SEC and as of the date it becomes effective, and the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) at the date mailed to Parent's and the Company's stockholders and at the time of the Special Meetings will, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company or any party to the Stockholder Agreements other than Parent and the Individual Stockholders (as defined therein) specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus. None of the information supplied by Parent or such Individual Stockholders specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to the Company's and Parent's stockholders or at the time of the Special Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Registration Statement and the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder.

  4.9. LITIGATION. Except to the extent disclosed in the Parent Filed SEC Documents, as of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, overtly threatened against or affecting, Parent or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent and its Subsidiaries or would, or would be reasonably likely to, materially impair the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

  4.10. TAXES. (a) As of the date of this Agreement:

    (i) Parent and each company or entity that, at any time, would have been deemed a Subsidiary of Parent have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects and (B) duly paid in full or made adequate provision in accordance with GAAP (or there has been paid or adequate provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof;

    (ii) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

    (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent or its Subsidiaries and neither Parent nor its Subsidiaries has received a written notice of any pending audits or proceedings; and

    (iv) neither the Service nor any other taxing authority (whether domestic or foreign) has asserted, or to the knowledge of Parent, is threatening to assert, against Parent or any of its Subsidiaries any deficiency or claim for Taxes, provided, however, that no representation or warranty is made herein with respect to any such assertion against any entity with which Parent or any Subsidiary of Parent was previously a member of an affiliated group within the meaning of Section 1504 of the Code as to which Parent or such Subsidiary is a party to an agreement providing for indemnity by an entity which, to the knowledge of Parent, is able to honor such indemnity.

  (b) As of the date of this Agreement:

    (i) there are no material liens for Taxes upon any property or assets of Parent or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings;

    (ii) neither Parent nor any of its Subsidiaries has agreed to or is required to make any material adjustment under Section 481(a) of the Code;

    (iii) the federal income Tax Returns of Parent and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including February 27, 1993 for Parent and October 31, 1991 for Perry Drug Stores, Inc., provided, however, that no representation or warranty is made herein with respect to any such examination pertaining to any entity with which Parent or any Subsidiary of Parent was previously a member of an affiliated group within the meaning of
  Section 1504 of the Code as to which Parent or such Subsidiary is a party to an agreement providing for indemnity by an entity which, to the knowledge of Parent, is able to honor such indemnity;

    (iv) neither Parent nor any of its Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes; and

    (v) neither Parent nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

  4.11. COMPLIANCE WITH LAW. Except as disclosed in the Parent Filed SEC Documents, Parent and its Subsidiaries have complied in all material respects with all laws, statutes, regulations, rules, ordinances, including Environmental Laws and ERISA, and judgments, decrees, orders, writs and injunctions, of any court or other Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their respective businesses, including equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce, antitrust laws, ERISA and laws relating to Taxes, except where the failure to so comply would not have a material adverse effect on Parent and its Subsidiaries. Parent, with respect to each Parent store location, has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each such store location, except where the failure to have such permit or license would not have a material adverse effect on Parent and its Subsidiaries.

  4.12. NO DEFAULT. The business of Parent and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of
(a) its respective certificate of incorporation or by-laws or similar organizational documents, (b) any lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (each a "Parent Agreement"), or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Parent or any of its Subsidiaries, excluding from the foregoing clauses (b) and (c), defaults or violations that would not have a material adverse effect on Parent and its Subsidiaries. Except as set forth in Schedule
4.12 of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries (other than routine investigations made in connection with applications for regulatory licenses, permits and approvals filed in the ordinary course of business) is pending or, to the knowledge of Parent, overtly threatened, nor to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same.

  4.13. VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding as of the record date for the Parent Special Meeting and entitled to vote thereat is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the adoption of this Agreement and the issuance of Parent Common Stock pursuant to the Merger Agreement.

  4.14. OPINION OF FINANCIAL ADVISOR. Parent has received a written opinion from Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), dated as of a date which is on or prior to the date of this Agreement to the effect that, as of such date, the consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view (the "Parent Fairness Opinion"). Parent has delivered to the Company a copy of the Parent Fairness Opinion.

  4.15. CONTRACTS. Each Parent Agreement is a valid, binding and enforceable obligation of Parent or, as applicable, its Subsidiaries and, to Parent's knowledge, the other parties thereto and is in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on Parent and its Subsidiaries, and there are no defaults thereunder by Parent or its Subsidiaries or, to the knowledge of Parent, by any other party thereto that would have a material adverse effect on Parent and its Subsidiaries. Neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary or Affiliate of Parent to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time which would have a material adverse effect on Parent or its Subsidiaries.

  4.16. ASSETS; REAL PROPERTY. The assets, properties, rights and contracts, including (as applicable) title or leaseholds thereto, of Parent and its Subsidiaries, taken as a whole, are sufficient to permit Parent and its Subsidiaries to conduct their respective businesses as currently being conducted with only such exceptions as would not have a material adverse effect on Parent and its Subsidiaries. All real property owned by Parent or any of its Subsidiaries is so owned free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, easements, rights-of-way or other encumbrances and restrictions of any nature whatsoever, except as described in the Parent Filed SEC Documents or those that do not have a material adverse effect on Parent and its Subsidiaries.

  4.17. REIMBURSEMENT. To the knowledge of Parent, Parent and each of its Subsidiaries which participates in Medicaid reimbursements is eligible so to participate and, except for routine audits, no Governmental Entity has made any claim (which has not been withdrawn or settled prior to the date hereof) to the contrary, except for such of the foregoing as would not have a material adverse effect on Parent and its Subsidiaries.

  4.18. LABOR RELATIONS. There is no labor strike, slowdown or work stoppage or lockout against Parent or any of its Subsidiaries, there is no unfair labor practice charge or complaint against or pending before the NLRB which if decided adversely could have a material adverse effect on Parent and its Subsidiaries and there is no representation claim or petition pending before the NLRB and no question concerning representation has been raised with respect to the employees of Parent or its Subsidiaries, except for such of the foregoing as would not have a material adverse effect on Parent and its Subsidiaries.

  4.19. INSURANCE. As of the date hereof, Parent and each of its Subsidiaries are insured by insurers, reasonably believed by Parent to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are respectively engaged. All material policies of insurance and fidelity or surety bonds are in full force and effect.

  4.20. TRANSACTIONS WITH AFFILIATES. Except as disclosed in the Parent Filed SEC Documents, since January 1, 1993, there have been no transactions, agreements, arrangements or understandings between Parent or its Subsidiaries, on the one hand, and Parent's Affiliates (other than wholly owned Subsidiaries of Parent) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

  4.21. BROKERS. No broker, investment banker, financial advisor or other person, other than DLJ, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stockholder Agreements based upon arrangements made by or on behalf of Parent or any Subsidiary thereof. Parent has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                                 V. COVENANTS

  5.1. INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except as expressly provided in this Agreement, during the term of this Agreement, without the prior written consent of Parent:

    (a) the business of the Company and its Subsidiaries will be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries will use reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

    (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

    (c) neither the Company nor any of its Subsidiaries will (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's Subsidiaries to the Company or its Subsidiaries; (iii) except as set forth in Section 5.1(c) of the Company Disclosure Schedule, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercise of stock-based awards or options outstanding on the date hereof as disclosed in Section
  3.2 or in Section 5.1(c) of the Company Disclosure Schedule; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than (A) in the ordinary course of business consistent with past practice or (B) pursuant to existing agreements disclosed in Section 5.1(c) of the Company Disclosure Schedule; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock (except as expressly contemplated by Sections 2.3 or 5.4);

    (d) except as disclosed in Section 5.1(d) of the Company Disclosure Schedule or as provided in Sections 2.3 or 5.4, neither the Company nor any of its Subsidiaries will (i) except for normal, regularly scheduled increases for non-officer employees consistent with past practice or pursuant to the terms of existing collective bargaining agreements, grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any officer or employee (including through any new award made under, or the exercise of any discretion under, any Benefit Plan); (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment or severance agreement with or, grant any severance or termination pay to any officer, director, employee or consultant of the Company or any of its Subsidiaries; (iv) make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any Subsidiary which does not have a severance program as of the date of this Agreement;

    (e) neither the Company nor any of its Subsidiaries may modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

    (f) neither the Company nor any of its Subsidiaries may permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business consistent with past practice;

    (g) except as set forth in Section 5.1(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries may (i) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) enter into any material commitment (including without limitation any leases, capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice or the Company's existing expansion plans previously disclosed in the Company Filed SEC Documents;

    (h) neither the Company nor any of its Subsidiaries may change any of the accounting principles used by it unless required by GAAP;

    (i) neither the Company nor any of its Subsidiaries may pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (A) reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (B) incurred in the ordinary course of business consistent with past practice, or (C) which are legally required to be paid, discharged or satisfied;

    (j) neither the Company nor any of its Subsidiaries may adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries or any agreement relating to a Takeover Proposal (other than the Merger and other than as provided in Section 5.5);

    (k) neither the Company nor any of its Subsidiaries may take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except as otherwise provided in Section 5.5);

    (l) neither the Company nor any of its Subsidiaries may engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company's Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements or understandings existing on the date of this Agreement (which are set forth on Section 5.1(l) of the Company Disclosure Schedule);

    (m) neither the Company nor any of its Subsidiaries may close, shut down, or otherwise eliminate any of the Company's stores other than in the ordinary course of business consistent with past practice;

    (n) neither the Company nor any of its Subsidiaries may change the name of or signage at any of the Company's stores other than in the ordinary course of business;

    (o) neither the Company nor any of its Subsidiaries may close, shut down, or otherwise eliminate any of the Company's distribution centers;

    (p) neither the Company nor any of its Subsidiaries may move the location, close, shut down or otherwise eliminate the Company's headquarters, or effect a general staff reduction at such headquarters;

    (q) neither the Company nor any of its Subsidiaries may change or modify in any material respect the Company's existing advertising program and policies other than in the ordinary course of business;

    (r) except as set forth in Section 5.1(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries may enter into any new lease (other than renewals of existing leases after consultation with Parent) other than in the ordinary course of business or purchase or acquire or enter into any agreement to purchase or acquire any real estate;

    (s) neither the Company nor any of its Subsidiaries may take or omit to take any action that may result in the incurrence of any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries; and

    (t) neither the Company nor any of its Subsidiaries may enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  5.2. ACCESS TO INFORMATION. (a) Except to the extent that such party determines in good faith that so doing would constitute a breach of contract (other than an Acquisition Agreement) or a violation of law, each of the Company and Parent will (and will cause each of its respective Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the other, access, during normal business hours, during the period prior to the Effective Time, to all of its and its respective Subsidiaries' properties, books, contracts, commitments, records (including any Tax Returns or other Tax related information pertaining to Parent, the Company or their respective Subsidiaries) and executive, management and operational employees, and, during such period, each of the Company and Parent will (and will cause each of its Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to it and its Subsidiaries). Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated as of October 3, 1996 (the "Company Confidentiality Agreement"). The Company will hold such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated as of October 3, 1996 (the "Parent Confidentiality Agreement" and, together with the Company Confidentiality Agreement, the "Confidentiality Agreements").

  (b) Without limiting the generality or effect of the foregoing, in anticipation of the Closing, at the request of Parent, the Company will afford Parent and its representatives access, during normal business hours and without undue disruption to the Company's and its Subsidiaries' operations, to Company's and its Subsidiaries' stores and other facilities to permit Parent to install wiring, satellite dishes and other equipment thereat designed to permit Parent to integrate the operations of the Company and its Subsidiaries into the operations of Parent and its Subsidiaries after the Merger. All such actions will be at the sole cost and expense of Parent and, if this Agreement is terminated, Parent will remove any equipment so installed and repair any damage which may be incurred therein and otherwise restore the Company's properties to their condition prior to such installations. Parent will indemnify, defend and hold harmless the Company and each of its Subsidiaries from and against any and all loss, cost, damage, expense (including attorneys' costs and expenses) in respect of any third-party claim arising out of any of the activities of Parent referred to in this Section 5.2(b).

  5.3. CONSENTS AND APPROVALS. (a) Each of the Company and Parent will take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

  (b) Each of Parent and the Company will, and each will cause each of its respective Subsidiaries to, (i) cooperate with one another to prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval from a Governmental Entity, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement, (ii) prosecute such filings and other presentations with diligence,
(iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not party to this Agreement,
(iv) diligently defend any action, suit or proceeding seeking equitable or monetary relief in respect of this Agreement or the Stockholder Agreements or any of the transactions contemplated hereby or thereby, and (v) take all such further action as in Parent's and the Company's respective judgment reasonably may facilitate obtaining any final order or orders approving such transactions consistent with this Agreement, provided, however, that nothing in this
Section 5.3 or any other provision of this Agreement will require Parent or any Subsidiary of Parent to agree to any divestiture, hold-separate or other limitation in connection with the Merger or any other transaction contemplated hereby. Subject to the proviso to the immediately preceding sentence, each of the Company and Parent will and will cause its respective Subsidiaries to (A) take all reasonable actions necessary to comply promptly with all legal requirements (which actions will include without limitation furnishing all information in connection with approvals of or filings with any Governmental Entity including without limitation any schedule or report required to be filed with the SEC), and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby and (B) take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Stockholder Agreements.

  5.4. EMPLOYEE BENEFITS. Effective from and after the Effective Time, the Surviving Corporation and its Subsidiaries will provide to employees of the Company the severance and other benefits set forth in Section 5.4 of the Company Disclosure Schedule.

  5.5. NO SOLICITATION. (a) The Company (and its Subsidiaries and Affiliates over which it exercises control) will not, and the Company (and its Subsidiaries and Affiliates over which it exercises control) will cause their respective officers, directors, investment bankers, attorneys, accountants and other agents not to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information), or take any other similar action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to, any Takeover Proposal or an inquiry with respect thereto or (ii) in the event of an unsolicited Takeover Proposal for the Company or any Subsidiary or Affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its Affiliates or representatives) relating to any Takeover Proposal; provided, however, that if the Company Board determines in good faith, having received and considered the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 5.5, and subject to compliance with all other provisions of this Section 5.5, (x) furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 14.9% or more of the assets of the Company and its Subsidiaries or 14.9% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 14.9% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

  (b) Except as expressly permitted by this Section 5.5, neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Company Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (other than the Merger), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of the Company Common Stock, the Company Board determines in good faith, after it has received a Superior Proposal and having received and considered advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company Board may (subject to this and the other provisions hereof) withdraw or modify its approval or recommendation of the Merger or this Agreement, but in any such case only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (having received and considered the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

  (c) In addition to the obligations of the Company set forth in Section 5.5
(a) and (b), the Company will immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal that comes to the attention of any of its officers or directors, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

  (d) Nothing contained in this Section 5.5 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure that the Company's Board, having received and considered the advice of outside counsel, determines in good faith that the failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as permitted by Section 5.5(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

  5.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided (including without limitation Section 5.3), each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent will use their reasonable efforts to take, or cause to be taken, all such necessary actions.

  5.7. PUBLICITY. So long as this Agreement is in effect, neither the Company nor Parent nor Affiliates which either of them control may issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the Stockholder Agreements or the transactions contemplated hereby or thereby without the prior consultation of the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, in which case each party will use reasonable efforts to consult with the other party prior to any such issuance.

  5.8. NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of the occurrence or non-occurrence of any event known to the Company or Parent, respectively, the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time or would result in noncompliance with or non-satisfaction of any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  5.9. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the Certificate of Incorporation or By-Laws of the Company, or any agreement with the Company in each case as in effect immediately prior to the execution of this Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state law. The Surviving Corporation will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage, a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The Surviving Corporation will pay in advance all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.9. The rights under this Section 5.9 are in addition to rights that an Indemnified Party may have under the Certificate of Incorporation, By-laws, other similar organizational documents of the Company or any of its Subsidiaries or the DGCL. The rights under this Section 5.9 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party.

  5.10. RULE 145 AFFILIATES. Not later than the record date for the Company Special Meeting, the Company will deliver to Parent a letter identifying, to the Company's knowledge, all persons who are, at the time of the Company Special Meeting, or may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Company Affiliates") and thereafter will promptly update such letter if, to the Company's knowledge, any other person becomes a Company Affiliate. The Company will use its best efforts to cause each Person who is identified as a Company Affiliate to deliver to Parent at least 30 days prior to the Closing Date an agreement substantially in the form of Exhibit D to this Agreement.

  5.11. COOPERATION. Parent and the Company will together, or pursuant to an allocation of responsibility to be agreed upon between them, coordinate and cooperate (a) with respect to the timing of the Special Meetings, (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. As soon as possible following the execution of this Agreement, the Company will cooperate with Parent in the preparation and filing of the Proxy Statement/Prospectus with the SEC, including providing legal, financial and accounting information concerning the Company and assisting in the preparation of all financial and pro forma financial information required to be included in such Proxy Statement/Prospectus. Subject to the terms and conditions of this Agreement, Parent and the Company will each use reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company will, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

  5.12. PROXY STATEMENT/PROSPECTUS. As soon as practicable, Parent and the Company will prepare and file with the SEC the Proxy Statement/Prospectus and each will use reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable. As soon as practicable following such clearance Parent will prepare and file with the SEC the Registration Statement, of which the Proxy Statement/Prospectus will form a part, and will use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement/Prospectus, and each will provide to the other promptly copies of all correspondence between it or any of its representatives and the SEC. Each of the Company and Parent will furnish all information concerning it required to be included in the Registration Statement and the Proxy Statement/Prospectus, and as promptly as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus will be mailed to the stockholders of the Company and Parent. No amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus will be made without the approval of each of the Company and Parent, which approval will not be unreasonably withheld or delayed. Each of the Company and Parent will advise the other promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the Proxy Statement/Prospectus has been filed, or the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock to be issued in the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the NYSE for amendment of the Registration Statement or the Proxy Statement/Prospectus.

  5.13. COMPANY CONFIDENTIALITY AGREEMENT. The parties hereto agree that the Company Confidentiality Agreement is hereby amended to provide that any provision therein which in any manner limits, restricts or prohibits any of the following will terminate as of the date hereof: the voting or acquisition of beneficial ownership of shares of Common Stock by Parent or any of its Affiliates pursuant to this Agreement or the Stockholder Agreements; the transactions contemplated hereby and thereby; or the acquisition by Parent or any of its Affiliates of beneficial ownership, whether pursuant to open-market or privately negotiated purchases or other transactions otherwise than pursuant to this Agreement or the Stockholder Agreements but in accordance with applicable law, of Company Common Stock which, when added to the shares of Common Stock subject to Section 3 of the Stockholder Agreements as of the time of such acquisition, does not exceed 55% of the Company Common Stock outstanding on a fully diluted basis. Except as otherwise provided in Section 5.5, the Company agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Parent's rights under this Agreement or the Stockholder Agreements, or voting or other rights in respect of any shares of Company Common Stock acquired by Parent or any of its Subsidiaries pursuant to this Agreement or any so-called "poison pill" or other device which would dilute Parent's or any such Subsidiary's rights in respect of any of the foregoing. The provisions of this Section 5.13 will survive any termination of this Agreement; provided, however, that nothing in this Agreement precludes the Company from implementing any measure (including, without limitation, a so-called "poison pill" and amendments to its Certificate of Incorporation and Bylaws) at any time that (i) is not inconsistent with Parent's right to acquire shares of Company Common Stock under the foregoing provisions of this Section 5.13 or with the exception to
Section 5.17(a) contained in the proviso thereto and (ii) is determined by the Company Board to be appropriate to protect the interests of all stockholders.

  5.14. STOCK EXCHANGE LISTING. Parent will use reasonable efforts to list prior to the Effective Time on the NYSE and the Pacific Stock Exchange, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

  5.15. REVISIONS OF SCHEDULES. At any time following the date hereof and prior to October 23, 1996, to the extent any information in the Company Disclosure Schedule shall be inaccurate, untrue or incomplete in any material respect, the Company may, at its option, revise such information and provide written notice of such revision to Parent, referencing this Section 5.15 in such written notice, provided, however, that no such revision may be made in respect of Section 3.3(b). In the event that Parent, after receiving such written notice, fails to give notice of termination of this Agreement in accordance with Section 7.1(c) within five business days of receipt thereof, such revision will be deemed to be a part of the Company Disclosure Schedule as if it had been included therein as of the date hereof.

  5.16. CERTAIN INTERIM OPERATIONS OF PARENT. Parent covenants and agrees that, except as expressly provided in this Agreement, during the term of this Agreement, without the prior written consent of the Company:

    (a) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock;

    (b) Neither Parent nor any of its Subsidiaries will declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) dividends paid by Parent's Subsidiaries to Parent or its Subsidiaries and (ii) cash dividends on Parent Common Stock at Parent's current dividend rate or as such rate may be increased (provided that any such increase is not higher, on a percentage basis, after rounding up to avoid fractions, than Parent's most recent dividend rate increase prior to the date hereof); and Parent acknowledges that its current intention is to continue to pay cash dividends at a rate no less than the most recent dividend prior to the date hereof;

    (c) Parent may not adopt a plan of complete or partial liquidation or dissolution;

    (d) Neither Parent nor any of its Subsidiaries may take, or agree to commit to take, any action that would make any representation or warranty of Parent contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

    (e) Neither Parent nor any of its Subsidiaries may enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  5.17. CERTAIN ADDITIONAL COVENANTS. (a) If this Agreement is terminated in accordance with Section 7.1, for a period of four years from the date hereof, except (i) within the terms of a specific written request from the Company, or
(ii) as contemplated by Section 5.13 prior to the termination of this Agreement, Parent will not, and will use its best efforts to cause each of its Affiliates controlled by it not to, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (a) any form of business combination, acquisition or other similar transaction relating to the Company or any subsidiary of the Company, (b) any form of restructuring, recapitalization or similar transaction with respect to Company or any such subsidiary, or (c) any demand, request or proposal to amend, waive or terminate any provision of this Section 5.17, and except as aforesaid during such period Parent will not, and will use its best efforts to cause each of its Affiliates or any of its representatives as a principal not to, (A) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any additional voting securities of Company, (B) make, or in any way participate in, any solicitation of proxies with respect to any such voting securities (including by the execution of action by written consent), become a participant in any election contest with respect to Company, seek to influence any person with respect to any such voting securities or demand a copy of the list of the stockholders or other books and records of Company, (C) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such voting securities or which seeks to affect control of Company or has the purpose of circumventing any provision of this Agreement, (D) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of Company, or (E) make any proposal or other communication designed to compel Company to make a public announcement thereof in respect of any matter referred to in this Section 5.17; provided, however, that (x) if the Company initiates a process of soliciting bids for the acquisition of the Company, Parent will be permitted to participate in such process on the same basis, and subject to the same conditions and limitations, as are established by the Company for all bidders and (y) if the Company enters into an Acquisition Agreement with a party other than Parent and, as a result, the Company Board has a fiduciary obligation under applicable Delaware law to consider alternative Takeover Proposals, Parent will be permitted to make a Takeover Proposal.

  (b) At the request of the Company, Parent will refinance, as of the Closing, all of the Company's indebtedness and other obligations to the lenders under the Bank Credit Agreement (as defined in the Company Disclosure Schedule), subject to the occurrence of the Closing and provided that the terms thereof are not amended, waived or otherwise modified following the date hereof without Parent's consent.

  5.18. BOARD REPRESENTATION. If requested by the Company prior to the Effective Time, Parent will take such action as may be required so that Leonard Green, if he is then ready and willing so to serve, will be elected effective as of the Effective Time as a member of the Parent Board in the class of members thereof whose term expires at Parent's 1999 annual meeting of stockholders.

                                VI. CONDITIONS

  6.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, on the one hand, and Parent, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

    (a) this Agreement shall have been adopted by the stockholders of the Company and the adoption of this Agreement and the issuance of Parent Common Stock in exchange for Company Common Stock shall have been approved by Parent's stockholders, in each case as herein contemplated;

    (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger;

    (c) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose will have been initiated or threatened by the SEC;

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries following the Effective Time;

    (e) Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

    (f) Parent and the Company shall have received from either Irell & Manella LLP, counsel to the Company, or Jones, Day, Reavis & Pogue, counsel to Parent, on the date of the Proxy Statement/Prospectus and on the Closing Date, opinions, in either case dated as of such respective dates, and stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of the Company upon their exchange of Company Common Stock for Parent Common Stock under Section 354 of the Code (except to the extent such a stockholder receives cash in lieu of fractional shares). In rendering such opinions, such counsel shall be entitled to rely upon customary representations of officers of the Company, Parent and stockholders of the Company.

  6.2. CONDITIONS TO OBLIGATION OF COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

    (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and all of the representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and the Company shall have received a certificate of the Chairman, the President or a Vice President of Parent, dated the Closing Date, certifying to such effect;

    (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Parent excluding changes resulting from, arising out of or related to (i) the drug store or retail business in the United States generally or (ii) general economic or financial conditions; and

    (c) The average closing sales price of Parent Common Stock per share as reported on the NYSE Composite Tape for the five NYSE trading days immediately preceding the Closing Date (the "Five Day Measuring Period") shall be at least $30.75; provided, however, that this condition shall be deemed satisfied if such average closing sales price is less than $30.75 but at least $29.00, so long as such average closing sales price does not represent a diminution below $36.375 which, expressed as a percentage, exceeds the diminution (if any), also expressed as a percentage, of the average reporting closing Dow Jones Industrial Average during the Five Day Measuring Period below 5,934.

  6.3. CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the following additional conditions:

    (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects as of such date, and Parent shall have received a certificate of the Chairman, the President or a Vice President of the Company, dated the Closing Date, certifying to such effect;

    (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of the Company and its Subsidiaries excluding changes resulting from, arising out of or related to (i) the drug store or retail business in the United States generally, (ii) general economic or financial conditions, or (iii) costs incurred by reason of resignations of employees at the Company's headquarters; and

    (c) As of the Effective Time, except as specifically set forth in Section 2.3(a) and (b) of the Company Disclosure Schedule, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company of any of its Subsidiaries.

                               VII. TERMINATION

  7.1. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval hereof:

    (a) By the mutual consent of the Parent Board and the Company Board;

    (b) by either the Company or Parent:

      (i) if the Merger shall not have been consummated by April 30, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement is the cause of or results in the failure of the Merger to be consummated by such time;

      (ii) if, at a Company Special Meeting duly convened therefor and finally adjourned, the Company Stockholder Approval shall not have been obtained;

      (iii) if, at the Parent Special Meeting duly convened therefor and finally adjourned, the Parent Stockholder Approval shall not have been obtained; or

      (iv) if any Governmental Entity shall have issued an injunction, order or decree (a "Restraint") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreements and such Restraint or other action shall have become final and nonappealable;

    (c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (a "Company Material Breach") (provided that Parent is not then in Parent Material Breach (as defined in Section 7.1(f)) of any representation, warranty, covenant or other agreement contained in this Agreement);

    (d) by Parent if (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement or approved or recommended any Takeover Proposal or (ii) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) by Parent, if the Company or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 5.5 but for the exceptions therein allowing certain actions to be taken based upon the fiduciary obligations of the Company Board; and

    (f) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (a "Parent Material Breach") (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

  7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof will forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement will forthwith become null and void, and there will be no liability on the part of Parent or the Company except (a) for fraud or for intentional material breach of this Agreement and (b) as set forth in Sections 5.13, 5.17(a) and 7.3.

  7.3. FEES AND EXPENSES; TERMINATION FEE. (a) Except as set forth in this
Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent will bear and pay one-half of the costs and expenses incurred in connection with (i) the SEC filing fees and printing and mailing costs associated with the Registration Statement and the Joint Proxy Statement and (ii) the filing fees applicable to the premerger notification and report forms under the HSR Act.

  (b) In the event that (i) a Takeover Proposal shall have been made known to the Company or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter Company Stockholder Approval is not obtained or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d), then the Company will promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $37.5 million (the "Termination Fee"), payable by wire transfer of same day funds, plus upon Parent's request all reasonable and documented out-of-pocket expenses incurred by Parent in connection with this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby in an amount (as to such expenses) not to exceed $5 million, which payments will be in addition to any Termination Fee that may be payable. Notwithstanding any other provision herein, no Termination Fee or any out-of-pocket expenses will be payable under this Section 7.3(b) to Parent (i) if Parent shall have materially breached any representation, warranty or covenant applicable to it hereunder and such breach shall have given rise to a right of termination on the part of the Company pursuant to Section 7.1(f) (excluding for this purpose the proviso contained in the parenthetical at the end of Section 7.1(f)) or (ii) for any reason other than the specific circumstances set forth in Section 7.3(b). The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in
Section 7.3(b), the Company will pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

  (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) or 7.1(f), then Parent will promptly, but in no event later than two days after the date of such event, pay the Company a fee equal to $37.5 million (the "Company Termination Fee"), plus upon the Company's request all reasonable and documented out-of-pocket expenses incurred by the Company in connection with this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby in an amount (as to such expenses) not to exceed $5 million. Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 7.3(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 7.3(c), Parent will pay to the Company its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Notwithstanding any other provision herein, no Termination Fee or any out-of-pocket expenses will be payable under this Section 7.3(c) to the Company (i) if the Company shall have materially breached any representation, warranty or covenant applicable to it hereunder and such breach shall have given rise to a right of termination on the part of Parent pursuant to Section 7.1(c) (excluding for this purpose the proviso contained in the parenthetical at the end of Section 7.1(c)) or (ii) for any reason other than the specific circumstances set forth in this Section 7.3(c).

                              VIII. MISCELLANEOUS

  8.1. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of the adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplement will reduce or change the consideration to be received by the Company's stockholders in the Merger.

  8.2. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document (including the Stockholder Agreements) delivered pursuant to this Agreement will survive the Effective Time.

  8.3. NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):


    (a) if to Parent, to:

      Rite Aid Corporation
      30 Hunter Lane
      Camp Hill, Pennsylvania 17011
      Attention: Chief Executive Officer
      Telephone No.: (717) 761-2633
      Telecopy No.: (717) 975-5905

      with a copy to:

      Jones, Day, Reavis & Pogue
      599 Lexington Avenue
      New York, New York 10022
      Attention: Robert A. Profusek
      Telephone No.: (212) 326-3939
      Telecopy No.: (212) 755-7306

    (b) if to the Company, to:

      Thrifty Payless Holdings, Inc.
      9275 S.W. Peyton Lane
      Wilsonville, Oregon 97070
      Attention: Chief Executive Officer
      Telephone No.: (503) 682-4100
      Telecopy No.: (503) 682-1445

      with a copy to:

      Irell & Manella
      333 South Hope Street
      Los Angeles, California 90071
      Attention: Edmund M. Kaufman
      Telephone No.: (213) 620-1555
      Telecopy No.: (213) 229-0515


  8.4. INTERPRETATION. (a) In addition to the terms defined elsewhere herein, for purposes of this Agreement:

    (i) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (ii) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

    (iii) "knowledge" of any person which is not an individual means the actual knowledge of such person's executive officers after reasonable inquiry.

  (b) When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used herein or when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import will be deemed to refer to October 13, 1996.

  8.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.6. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF
OWNERSHIP. This Agreement, the Stockholder Agreements and the Confidentiality Agreements, as modified hereby (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 with respect to the obligations of the Company or the Surviving Corporation thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  8.7. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

  8.8. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

  8.9. GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

  8.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above and amended as of November 11, 1996.

                                          RITE AID CORPORATION

                                                /s/ Elliot S. Gerson
                                          By: _________________________________

                                             Elliot S. Gerson

                                             Senior Vice President

                                          THRIFTY PAYLESS HOLDINGS, INC.

                                                  /s/ Gordon D. Barker
                                          By: _________________________________
                                             Gordon D. Barker
                                             President and Chief Executive
                                             Officer

                                                           EXHIBIT C TO ANNEX A

                         CERTIFICATE OF INCORPORATION
                                      OF
                             RITE AID CORPORATION

  FIRST: The name of this Corporation (hereinafter called the "corporation") is RITE AID CORPORATION.

  SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law"):

  FOURTH: The total number of shares of stock which the corporation shall have authority to issue shall be three hundred twenty million (320,000,000) shares of which three hundred million (300,000,000) shares shall be Common Stock of the par value of $1.00 per share, and twenty million (20,000,000) shares shall be Preferred Stock of the par value of $1.00 per share.

  The designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each class of stock are as follows:

    A. The Preferred Stock may be issued in one or more series and may be with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be fixed by the Board of Directors pursuant to authority hereby expressly granted to it, and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by these provisions.

    B. Any Preferred Stock or series thereof may be made subject to redemption at such time or times and at such price or prices as shall be stated and expressed in the resolutions or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

    C. The holders of Preferred Stock or of any series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, or cumulative or non-cumulative as shall be so stated and expressed.

    D. The holders of Preferred Stock or of any class or of any series thereof, shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

    E. Any Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or of any other class or classes of stock of the corporation, or shares of any class or series of stock of any other corporation, at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed or provided for in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

    F. Except as otherwise by statute or by the resolutions providing for the issue of Preferred Stock specifically provided, the Preferred Stock and the Common Stock shall each have the right and power to vote on all matters on which a vote of stockholders is to be taken. Each holder of Preferred Stock and each holder of Common Stock of the corporation entitled to vote shall have one vote for each share thereof held.

  FIFTH: The name and the mailing address of the incorporator is as follows:
Lawrence P. Lavan, 61 Broadway, New York, New York 10006.

  SIXTH: The corporation is to have perpetual existence.

  SEVENTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation, or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

  EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, or any class thereof, as the case may be, it is further provided:

    1. The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of Directors of the corporation shall be fixed by the By-Laws of the corporation and may be altered from time to time as provided therein, but in no event shall the number of directors of the corporation be less than three nor more than fifteen. A director shall be elected to hold office until the expiration of the term for which such person is elected, and until such person's successor shall be duly elected and qualified. The directors of the corporation shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders to be held in 1977; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders to be held in 1978; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders to be held in 1979. At each annual meeting of stockholders commencing with the annual meeting to be held in 1977 for the purpose of electing a class of directors, persons shall be elected to hold office as such class of directors for a period of three years and until the third succeeding annual meeting of stockholders following the meeting at which they are elected. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as possible. Any vacancies created in the Board of Directors through increase in the number of directors or otherwise, may be filled in accordance with the By-Laws of the corporation and the applicable laws of the State of Delaware. Election of directors need not be by written ballot.

    2. The original By-Laws of the corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, except a By-Law classifying directors for election for staggered terms, shall be vested in the Board of Directors.

    3. Whenever the corporation shall be authorized to issue more than one class of stock, one or more of which is denied voting power, no outstanding share of any class of stock which is denied voting power under this Certificate of Incorporation shall entitle the holder thereof to notice of, and the right to vote, at any meeting of stockholders except as the provisions of paragraph (b)(2) of Section 242 of the General Corporation Law and of Section 251, 252, and 253 of the General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

    4. In lieu of taking any permissive or requisite action by vote at a meeting of stockholders, any such vote and any such meeting may be dispensed with if either all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken or if less then all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken; provided, that any such action taken upon less than the unanimous written consent of all stockholders entitled to vote upon any such action shall be by the written consent of the stockholders holding at least the minimum percentage of the votes required to be cast to authorize any such action under the provisions of the General Corporation Law or under the provisions of this Certificate of Incorporation or the By-Laws as permitted by the provisions of the General Corporation Law; and, provided, that prompt notice be given to all stockholders entitled to vote on any such action or the taking of such action without a meeting and by less than unanimous written consent.

  NINTH: No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

    (a) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

    (b) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

    (c) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

  Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

  TENTH:

  A. Modification of Certain Liability of Directors.

  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this Section A or B by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

  B. Indemnification and Insurance.

  (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

  (2) Right of Claimant to Bring Suit. If a claim under paragraph (1) of this Section B is not paid in full by the corporation within the thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (3) Non Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

  (4) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

  ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said law, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

  TWELFTH: A. As used in this Article TWELFTH:

    (1) "Affiliate" and "Associate" shall be determined pursuant to Rule 12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934;

    (2) "Beneficial Ownership" shall be determined pursuant to Rule 13d-3 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934 and shall include:

      (i) shares of stock which a Person has the right to acquire, hold or vote pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants, options or otherwise; and

      (ii) shares of stock which are beneficially owned, directly or indirectly (including shares deemed owned through application of the foregoing clause (i)), by any Person (a) with which it or its Affiliate or Associate has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of stock of the corporation or (b) which is its Affiliate or Associate;

    (3) "Business Combination" shall include:

      (i) any merger or consolidation of the corporation with or into any other Related Person; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person of any assets of the corporation or any subsidiary thereof having an aggregate fair market value of $15,000,000 or more;

      (iii) the issuance or transfer by the corporation or any subsidiary thereof (in one transaction or a series of transactions) of any securities of the corporation or any subsidiary thereof to any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $15,000,000 or more;

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Related Person; or

      (v) any reclassification or recapitalization of securities of the corporation if the effect, directly or indirectly, of such transaction is to increase the relative voting power of any Related Person;

    (4) "Continuing Director" shall mean a member of the Board of Directors of the corporation who was not affiliated with the Related Person and was a member of the Board of Directors prior to the time that the Related Person acquired the last shares of stock of the corporation entitling such Related Person to exercise, in the aggregate, in excess of ten percent (10%) of the total voting power of all classes of stock of the corporation entitled to vote in elections of directors, or a Person recommended to succeed a Continuing Director by a majority of Continuing Directors;

    (5) "Person" shall include any individual, corporation, partnership, person or other entity; and

    (6) "Related Person" shall mean any Person, together with any Affiliate or Associate of such Person, which has Beneficial Ownership, directly or indirectly, of shares of stock of the corporation entitling such Person to exercise more than ten percent (10%) of the total voting power of all classes of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article TWELFTH as one class, together with the successors and assigns of any such Person in any transaction or series of transactions not involving a public offering of the corporation's stock within the meaning of the Securities Act of 1933.

  B. Unless the conditions set forth in subparagraphs (1) or (2) of this paragraph B are satisfied, the affirmative vote of not less than seventy-five percent (75%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article TWELFTH as one class, shall be required for the adoption or authorization of a Business Combination with any Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote, or a lesser percentage, may be required by law or in any agreement with any national securities exchange or otherwise, but such vote shall not be applicable if:

    (1) The definitive agreement or other arrangements to effectuate a Business Combination with a Related Person are approved by a majority of the Continuing Directors; such determination shall be made by a majority of the Continuing Directors even if such majority does not constitute a quorum of the members of the Board of Directors then in office; or

    (2) All of the following conditions are satisfied:

      (i) The cash and fair market value of the property, securities or other consideration (including, without limitation, stock of the corporation retained by its existing public stockholders in the event of a Business Combination in which the corporation is the surviving corporation) to be received per share by the holders of each class or series of stock of the corporation in a Business Combination with a Related Person is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such Related Person in acquiring any shares of such class or series, respectively;

      (ii) The consideration to be received by holders of a particular class of securities shall be in cash or in the same form as the Related Person has previously paid for shares of such class of stock. If the Related Person has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class of stock previously acquired by it;

      (iii) After a Person has become a Related Person and prior to the consummation of a Business Combination, except as approved by a majority of the Continuing Directors, there shall have been no reduction in the annual rate of dividends paid on shares of stock of the corporation (except as necessary to reflect any subdivision of such shares);

      (iv) The Related Person shall not have (a) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or (b) made any major change in the corporation's business or equity capital structure without the approval of a majority of the Continuing Directors, in either case prior to the consummation of the Business Combination; and

      (v) A proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the corporation for the purpose of soliciting stockholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination, from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion).

  The provisions of this Article TWELFTH shall also apply to a Business Combination with any Person which at any time has been a Related Person, notwithstanding the fact that such Person is no longer a Related Person, if, at the time the definitive agreement or other arrangements relating to a Business Combination with such Person was entered into, it was a Related Person or if, as of the record date for the determination of stockholders entitled to notice of and to vote on the Business Combination, such Person is an Affiliate of the corporation.

  C. A majority of the Continuing Directors shall have the power and duty, consistent with their fiduciary obligations, to determine for the purposes of this Article TWELFTH, on the basis of information known to them,

    (1) whether any Person is a Related Person;

    (2) whether any Person is an Affiliate or Associate of another;

    (3) whether any Person has an agreement, arrangement, or understanding with another; or

    (4) the fair market value of property, securities or other consideration (other than cash) to be received by holders of shares of stock of the corporation.

  The good faith determination of a majority of the Continuing Directors on such matters shall be binding and conclusive for purposes of this Article TWELFTH.

  D. Any corporation action which may be taken by the written consent of stockholders entitled to vote upon such action pursuant to Article EIGHTH
Section 4 of this Certificate of Incorporation or pursuant to the General Corporation Law shall be only by the written consent of holders of not less than seventy-five percent (75%) of the shares of stock of the corporation entitled to vote thereon, notwithstanding the fact that a lesser percentage may be required by law or otherwise.

  E. Any corporate action which may be taken at a special meeting of stockholders called by the Board of Directors, a majority of which Board are not Continuing Directors, shall be only by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article TWELFTH as one class, notwithstanding the fact that a lesser percentage may be required by law or otherwise.

  F. Notwithstanding any other provision contained in this Certificate of Incorporation, any action by stockholders to amend this Certificate of Incorporation or the By-Laws of the corporation shall be made at a meeting of the stockholders called for that purpose and not by written consent.

  G. No amendments to this Certificate of Incorporation of the corporation shall amend, alter, change or repeal any of the provisions of this Article TWELFTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of not less than seventy-five percent (75%) of the shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article TWELFTH as one class; provided that this paragraph G shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by a majority of the Continuing Directors.

  H. Nothing contained in this Article TWELFTH shall be construed to relieve the Board of Directors or any Related Person from any fiduciary obligation imposed by law.

                                                                        ANNEX B

                 [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                          October 18, 1996

Board of Directors
Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the stockholders of Rite Aid Corporation (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger dated as of October 13, 1996 (the "Agreement"), between the Company and Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") pursuant to which Thrifty PayLess will be merged with and into the Company (the "Merger").

  Pursuant to the Agreement, each share of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Thrifty PayLess and each share of Class B Common Stock, par value $.01 per share ("Class B Common Stock") of Thrifty PayLess will be converted into the right to receive, subject to certain exceptions, 0.65 shares (the "Exchange Ratio") of Common Stock, par value $1.00 per share of the Company ("Rite Aid Common Stock").

  In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company and Thrifty PayLess including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial analyses and forecasts for the Company and Thirty PayLess prepared by their respective managements. In addition, we have compared certain financial and securities data of the Company and Thrifty PayLess with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Class B Common Stock and Rite Aid Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Thrifty PayLess or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies and interest expense savings achievable as a result of the Merger. With respect to the financial analyses and forecasts supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Thrifty PayLess as to the future operating and financial performance of the Company and Thrifty PayLess. We have not assumed any responsibility for making any independent evaluation of the assets or liabilities of Thrifty PayLess or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Rite Aid Common Stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder of the Company or Thrifty PayLess as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for both the Company and Thrifty PayLess in the past and has been compensated for such services. Over the past two years, DLJ has (i) lead managed a $200 million senior notes offering for the Company, (ii) advised the Company in the sale of four of its non-drugstore subsidiaries and (iii) advised the Company and acted as dealer manager for the Company with respect to its attempted acquisition of Revco D.S., Inc. DLJ has received customary compensation for the above-mentioned services. Over the past two years, DLJ has also (i) co-managed the $408.8 million initial public offering of Thrifty PayLess Class B Common Stock and
(ii) acted as financial advisor to Thrifty PayLess, Inc. and Thrifty PayLess and as dealer manager in conjunction with the tender offers for $249.6 million of 11 3/4% Senior Notes due 2003 and $12.7 million of 11 5/8% Senior Notes due 2006, respectively. DLJ has also received customary compensation for the abovementioned services. In addition, in connection with Green Equity Partners L.P's acquisition of Thrifty Corporation from Pacific Enterprises, DLJ and its affiliates currently own less than 6% of the Class A Common Stock and less than 1% of the Class B Common Stock.

  Based upon the foregoing and, other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION

                                                 /s/ Peter J. Nolan
                                          By:__________________________________
                                                     Peter J. Nolan
                                                    Managing Director

                                                                        ANNEX C

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

October 13, 1996

Board of Directors
Thrifty PayLess Holdings, Inc.
9275 Southwest Peyton Lane
Wilsonville, OR 97070

Gentlemen and Madame:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share (collectively, the "Common Stock"), of Thrifty PayLess Holdings, Inc. (the "Company") of the exchange ratio of .65 shares of Common Stock, par value $1.00 per share (the "Rite Aid Common Stock"), of Rite Aid Corporation ("Rite Aid") to be received for each share of Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of October 13, 1996 by and between Rite Aid and the Company (the "Agreement"). The Agreement provides for the Company to be merged with and into Rite Aid (the "Merger").
LOGO

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as the managing underwriter of the initial public offering of the Class B Common Stock of the Company in April 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to Rite Aid from time to time, including participation in its commercial paper program, and may provide services to Rite Aid in the future. In the course of the trading activities of Goldman, Sachs & Co., the Firm accumulated a short position of 102,852 shares of Rite Aid Common Stock, a long position of $7,159,000 of 0% convertible bonds of Rite Aid, a long position of $15,000,000 of commercial paper of Rite Aid, and a long position of $20,000,000 of the bank debt of the Company.

  In connection with this opinion, we have reviewed, among other things, the Agreement, the Company's Registration Statement on Form S-1 dated April 15, 1996; audited financial statements of the Company for the three fiscal years ended October 1, 1995; Annual Reports to Stockholders and Annual Reports on Form 10-K of

Rite Aid for the five fiscal years ended March 2, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Rite Aid; certain other communications from the Company and Rite Aid to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Rite Aid prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Rite Aid regarding the past and current business operations, financial condition and future prospects of their respective companies and with respect to the strategic and operational benefits projected to be derived from the Merger, including certain cost savings and operational synergies expected to the realized. In addition, we have reviewed the reported price and trading activity for the Common Stock and Rite Aid Common Stock, compared certain financial and stock market information for the Company and Rite Aid with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug store industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Rite Aid or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

  Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of Common Stock.

                                          Very truly yours,

                                              /s/ Goldman, Sachs & Co.
                                          _____________________________________
                                                 (GOLDMAN, SACHS & CO.)

                                                                        ANNEX D

(S) 262. APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of Section 251), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Rite Aid is a Delaware corporation. The Delaware General Corporation Law (the "DGCL") generally provides that a director, employee, officer or agent of a Delaware corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, may be indemnified against liability, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding (other than in a proceeding by or in the right of the corporation), provided such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. For actions or suits brought by or in the right of the corporation, the DGCL provides that a director, employee, officer or agent of a Delaware corporation may be indemnified against expenses (including attorneys' fees) as incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  In addition to the provisions of the DGCL described in the immediately preceding paragraph, the Rite Aid By-laws also provide that in the judgment of a majority of a disinterested quorum of the Board of Directors of Rite Aid (the "Rite Aid Board"), any director, officer or employee will be entitled to indemnification in such amounts as the Rite Aid Board deems necessary to cover the reasonable costs and expenses of such person to be indemnified.

  The DGCL provides that a corporation may include, in its articles or certificate of incorporation, a provision which limits or eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for such person's conduct as a director, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Rite Aid Certificate of Incorporation so limits the personal liability of directors to the fullest extent permitted under the DGCL. The DGCL further provides that where a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification is permissible, or in defense of any claim, issue or matter related thereto, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Pursuant to the Agreement and Plan of Merger, dated as of October 13, 1996, by and between Rite Aid and Thrifty PayLess (the "Merger Agreement"), Rite Aid agreed that at all times after the effective time of the Merger (the "Effective Time"), it will indemnify such person who is now, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of Thrifty PayLess or of any of Thrifty PayLess' subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the Certificate of Incorporation or By-Laws of Thrifty PayLess, or any agreement with Thrifty PayLess, in each case as in effect immediately prior to the execution of the Merger Agreement with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or state law. The Merger Agreement provides that Rite Aid will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Thrifty PayLess and its subsidiaries on the date of the Merger Agreement (provided that Rite Aid may substitute therefor policies having at least the same coverage, a comparatively rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Thrifty PayLess and its subsidiaries for such insurance on the date of the Merger Agreement, then Rite Aid will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The Merger Agreement provides that Rite Aid shall pay in advance all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this paragraph. The rights under this paragraph are in addition to rights that an Indemnified Party may have under the Certificate of Incorporation, By-laws, or other similar organizational documents of Thrifty PayLess or any of its subsidiaries or the DGCL. The Merger Agreement also provides that the rights under this paragraph shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

  (b) The financial statement schedules are incorporated by reference to Rite Aid's Annual Report on Form 10-K for the fiscal year ended March 2, 1996 and Thrifty PayLess' Annual Report on Form 10-K for the fiscal year ended October 1, 1995.

  (c) The opinion of Donaldson, Lufkin & Jenrette Securities Corporation is included in Part I as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement and is incorporated herein by reference. The opinion of Goldman, Sachs & Co. is included in Part I as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes as follows:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 12(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. That, prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMP HILL, COMMONWEALTH OF PENNSYLVANIA, ON NOVEMBER 12, 1996.

                                          RITE AID CORPORATION

                                                    /s/ Martin L. Grass
                                          By: _________________________________
                                                      MARTIN L. GRASS
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Martin L. Grass            Chairman of the          November 12,
-------------------------------------    Board and Chief          1996
           MARTIN L. GRASS               Executive Officer


               *                        President, Chief         November 12,
-------------------------------------    Operating Officer        1996
          TIMOTHY J. NOONAN              and Director


               *                        Executive Vice           November 12,
-------------------------------------    President and Chief      1996
          FRANK M. BERGONZI              Financial and
                                         Accounting Officer


               *                        Executive Vice           November 12,
-------------------------------------    President, Chief         1996
          FRANKLIN C. BROWN              Legal Counsel and
                                         Director



               *                        Director                November 12,
-------------------------------------                             1996
            LEONARD STERN


               *                        Director
-------------------------------------                            November 12,
         NANCY A. LIEBERMAN                                       1996


         /s/ Martin L. Grass
*By: ________________________________
          (MARTIN L. GRASS)
         ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                 DESCRIPTION
 -------                                -----------
   2.1     Agreement and Plan of Merger, dated as of October 13, 1996, as amended as of November 12, 1996, between Rite Aid and Thrifty
           PayLess (included as Annex A to the Joint Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4)
   2.2     Stockholder Agreement, dated as of October 13, 1996, between Rite
           Aid and Green Equity Investors, L.P.*
   2.3     Stockholder Agreement, dated as of October 13, 1996, between Rite
           Aid and Kmart Corporation*
   3.1     Certificate of Incorporation of Rite Aid, dated April 9, 1968, to-
           gether with amendments filed August 21, 1969, July 15, 1971, July
           20, 1976, July 8, 1981 and July 27, 1983 (incorporated by reference to Exhibit (3) to Rite Aid's Registration Statement on Form 8 filed
           July 2, 1984); amendment filed July 18, 1986 (incorporated by refer-
           ence to Rite Aid's Annual Report of Form 10-K dated May 26, 1987);
           amendment filed July 14, 1987 (incorporated by reference to Rite
           Aid's Annual Report on Form 10-K dated May 27, 1988) and amendment filed September 2, 1993 (incorporated by reference to Rite Aid's An-
           nual Report on Form 10-K dated May 31, 1995)
   3.1(a)  Certificate of Incorporation of Rite Aid to be in effect upon con-
           summation of the Merger (included as Exhibit C to Annex A to the
           Joint Proxy Statement/Prospectus which is part of this Registration
           Statement on Form S-4)
   3.2     By-laws of Rite Aid, dated April 6, 1983, as amended (incorporated by reference to Exhibit 3(a)
           to Rite Aid's Registration Statement on Form S-1)
   5.1     Opinion of Elliot S. Gerson, Esq., Senior Vice President and Assis-
           tant Chief Legal Counsel of Rite Aid regarding the legality of secu-
           rities being issued
   8.1     Opinion of Jones, Day, Reavis & Pogue as to tax matters*
  15.1     KPMG Peat Marwick LLP Awareness Letter with respect to Rite Aid*
  21.1     Rite Aid subsidiaries (incorporated by reference to Exhibit 21 to
           Rite Aid's Annual Report on Form 10-K for the year ended March 2,
           1996)
  23.1     Consent of KPMG Peat Marwick LLP with respect to Rite Aid
  23.2     Consent of KPMG Peat Marwick LLP with respect to Thrifty PayLess
  23.3     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1 here-
           to)
  23.4     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  23.5     Consent of Goldman, Sachs & Co.
  99.1     Consent of person named to be a director of Rite Aid who has not signed the Registration Statement
  99.2     Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (in-
           cluded as Annex B to the Joint Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4)
  99.3     Opinion of Goldman, Sachs & Co. (included as Annex C to the Joint
           Proxy Statement/Prospectus which is a part of this Registration
           Statement on Form S-4)
  99.4     Chairman's Letter to Stockholders of Rite Aid
  99.5     Notice of Special Meeting of Stockholders of Rite Aid
  99.6     Chairman's Letter to Stockholders of Thrifty PayLess
  99.7     Notice of Special Meeting of Stockholders of Thrifty PayLess
  99.8     Form of Proxy for the Special Meeting of Stockholders of Rite Aid
  99.9     Form of Proxy for the Special Meeting of Stockholders of Thrifty
           PayLess

--------

* Previously filed.